EXHIBIT A
SUBLEASE
THIS SUBLEASE (“Sublease”) is made as of the 1st day of February, 2016 (the “Sublease Effective Date”), by and between ENTROPIC COMMUNICATIONS, LLC, a Delaware limited liability company (“Sublandlord”), and DEXCOM, INC., a Delaware corporation (“Subtenant”). Sublandlord and Subtenant are each referred to herein as a “Party”, and collectively as the “Parties”.
RECITALS
A.    Sublandlord, as the successor-in-interest to ENTROPIC COMMUNICATIONS, INC., a Delaware corporation, is the “Tenant,” and JOHN HANCOCK LIFE INSURANCE COMPANY (U.S.A.), a Michigan corporation, as the successor-in-interest to KILROY REALTY, L.P., a Delaware partnership, is the “Landlord,” under that certain Office Lease dated August 31, 2007 (the “Original Lease”), as amended by that certain First Amendment to Office Lease dated July 24, 2012 (the “First Amendment”), and that certain Amended and Restated Second Amendment to Lease dated October 16, 2013 (the “Second Amendment”) and that certain Third Amendment to Office Lease dated July 31, 2014 (the “Third Amendment”, and collectively with the Original Lease and the First Amendment and the Second Amendment, referred to herein as the “Master Lease”).
B.    Pursuant to the Master Lease, Sublandlord currently holds a leasehold interest in the entirety of that certain building comprising 132,600 rentable square feet of space (the “Premises”) located at 6350 Sequence Drive, San Diego, California (the “Building”).
C.    As set forth in Section 4.1 of the Second Amendment, the Lease Expiration Date of the Master Lease is January 31, 2022. A copy of the Master Lease is attached hereto as Exhibit A.
D.    Sublandlord wishes to sublease to Subtenant, and Subtenant wishes to sublease from Sublandlord, the entirety of the Premises, subject to a phased rent schedule as further set forth in this Sublease, and otherwise upon the terms and conditions set forth in this Sublease.
AGREEMENT
In consideration of the mutual covenants contained herein, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows.
1.Sublease. Sublandlord hereby subleases and demises to Subtenant and Subtenant hereby hires and takes from Sublandlord the Premises.
2.    Term.
2.1.    Term. The term (“Term”) of this Sublease shall commence on the “Commencement Date”, which shall be the date that is the later to occur of (i) February 1, 2016, or (ii) fifteen (15) days following (a) the Landlord Consent Date (as defined below), and (b) Sublandlord’s delivery of possession of the Premises to Subtenant. The Term shall expire on January 31, 2022 (the

“Expiration Date”), which date the expiration of the Master Lease; provided, however, Subtenant and Sublandlord shall coordinate their respective efforts during the final thirty (30) days of the Term so that Sublandlord may have access to perform Sublandlord’s restoration obligations pursuant to the Master Lease, concurrently with Subtenant performing any of Subtenant’s restoration obligations pursuant to this Sublease, if any.
2.2.    Consent. The “Landlord Consent Date” shall be the date on which Subtenant receives from Sublandlord written evidence of Landlord’s consent to this Sublease (the “Landlord Consent”). The Parties hereby acknowledge and agree that the effectiveness of this Sublease is contingent upon Sublandlord obtaining the Landlord Consent no later than sixty (60) days after the Sublease Effective Date (the “Consent Deadline”). In the event Landlord has not provided the Landlord Consent to Sublandlord and Subtenant on or before the Consent Deadline, each of Sublandlord and Subtenant shall have the right to deliver notice to the other terminating this Sublease due to the failure of Landlord Consent being timely obtained.
2.3.    Possession. Pursuant to the Early Access Period (defined below), Sublandlord shall deliver possession of the Premises to Subtenant on the Landlord Consent Date.
2.4.    Early Access. Notwithstanding the foregoing, Sublandlord shall provide Subtenant with early access to the Premises from and after the Landlord Consent Date though the Commencement Date (the “Early Access Period”). During the Early Access Period, Subtenant may use the Premises for purposes of establishing telecommunications connectivity, installing furniture, fixtures and equipment, and otherwise preparing the Premises for Subtenant’s use and occupancy. During the Early Access Period, Subtenant shall not unreasonably interfere with any work being performed within the Building by Sublandlord pursuant to the terms of this Sublease. All provisions of this Sublease shall apply during the Early Access Period, except that Tenant shall have no obligation to pay Base Rent or Direct Expense Share (defined below) until the Commencement Date. During the Early Access Period, Subtenant shall pay the costs for utilities to the Premises, which shall be paid by Subtenant directly to the respective utility providers. Notwithstanding anything to the contrary herein, if Subtenant commences business operations in the Premises during the Early Access Period (as opposed to using the Early Access Period to prepare the Premises for Subtenant’s use and occupancy), the Commencement Date shall occur and all of the terms and conditions of this Sublease shall apply including the obligation to pay all Rent.
2.5.    Telecommunications. Sublandlord hereby agrees to use commercially reasonable efforts to facilitate Subtenant receiving the cooperation of Landlord in allowing Subtenant and Subtenant’s vendors to have access to the Premises to assist in establishing telecommunications connectivity for telephone and internet service, prior to, during and following the Early Access Period, as may be requested by Subtenant; provided, however, Subtenant shall pay any charges associated with initiating such service, as well as any invoices from vendors for such services once established.

3.    Rent.
3.1.    Base Rent. Commencing on the Commencement Date and continuing through the Expiration Date, Subtenant shall pay to Sublandlord as rent for the Premises (“Base Rent”) the following amounts:

Period	Portion of Premises for Calculations	% of Premises	Monthly Base Rent/SF	Total Monthly Base Rent
Commencement Date - January 31, 2016	40,000 RSF	30.17%	$1.80	$72,000.00
February 1, 2016 - January 31, 2017	40,000 RSF	30.17%	$1.86	$74,520.00
February 1, 2017 - January 31, 2018	65,000 RSF	49.02%	$1.93	$125,333.32
February 1, 2018 - January 31, 2019	94,000 RSF	70.89%	$2.00	$187,595.06
February 1, 2019 - February 28, 2019	132,600 RSF	100.00%	Free	$0.00
March 1, 2019 - January 31, 2020	132,600 RSF	100.00%	$2.07	$273,890.79
February 1, 2020 - January 31, 2021	132,600 RSF	100.00%	$2.14	$283,476.97
February 1, 2021 - January 31, 2022	132,600 RSF	100.00%	$2.21	$293,398.66
Notwithstanding the fact that Sublandlord shall deliver possession of the entire Premises to Subtenant at the beginning of the Early Access Period, for Subtenant’s exclusive use through the Expiration Date, the Base Rent to be paid by Subtenant shall be phased-in as set forth above, using the stated “Portion of the Premises for Calculations” as the multiplier for the Monthly Base Rent rate applicable during each “Period” listed above.
3.2.    Additional Rent. Subtenant shall pay to Sublandlord, as additional rent during the Term, the percentage of the Direct Expenses (as defined in the Master Lease) that correspond to the phased-in Portion of the Premises for Calculations for such period of the Term (the “Direct Expense

Share”). For clarity, during the applicable period of the Term, the Direct Expense Share to be paid by Subtenant shall be calculated as the Direct Expenses owed by Sublandlord pursuant to the Master Lease for such period, multiplied by the percentage of the Premises listed above in Section 3.1. Notwithstanding the foregoing, if, prior to January 31, 2019, Subtenant actually conducts business operations in a portion of the Premises that is greater than the specific portion of the Premises listed in Section 3.1 above for such specific Period, from and after such occupancy, the Portion of the Premises for Calculations used to calculate Subtenant’s Direct Expense Share shall automatically increase to include the larger portion of the Premises in which Subtenant is actually conducting business operations from and after the date of such conduct through the remainder of the Sublease Term. Sublandlord shall have the right to inspect the Premises for the purpose of verifying the portion of the Premises in which Subtenant is actually conducting business operations as set forth above. Subtenant shall pay the Direct Expense Share to Sublandlord monthly with Base Rent, and Sublandlord shall remain responsible for paying to Landlord the difference between the Direct Expenses owing under the Master Lease and the Direct Expense Share paid by Subtenant pursuant to the terms herein. Notwithstanding the foregoing, in the event any cost or expense is incurred under the Master Lease for Subtenant’s sole benefit (including the disproportionate use of utilities) or as a result of Subtenant’s request for certain services (such as after-hours HVAC charges), Subtenant shall pay the entire cost thereof. The Direct Expense Share payable by Subtenant shall not be subject to any surcharge or profit imposed by Sublandlord. The Direct Expenses under the Master Lease from which the Direct Expense Share is calculated shall be reflective of the actual expenses due by Sublandlord to Landlord pursuant to the Master Lease.
3.3.    Proration. In the event the Commencement Date does not fall on the first date of the month, the Monthly Base Rent and the Direct Expense Share for the second month of the Term shall be prorated for the partial month.
3.4.    First Month’s Rent. Concurrently with the execution and delivery of this Sublease, Subtenant shall pay to Sublandlord the sum of $90,558.37, representing the first full month of Base Rent of $72,000.00, and the first full month of the Direct Expense Share of $18,558.37.
3.5.    Security Deposit. Also concurrently with the execution and delivery of this Sublease, Subtenant shall pay to Sublandlord the sum of $293,398.66 as the “Security Deposit”. The Security Deposit shall be subject to the same terms and conditions set forth in Article 21 of the Master Lease, as incorporated herein.
4.    Use; Parking; Signage. Subtenant covenants and agrees to use the Premises for the Permitted Use under the Master Lease, in conformance with all applicable zoning ordinances, and all other applicable rules and regulations, and subject to the Master Lease. Subtenant shall have access to and use of all parking stalls associated with the Building to which Sublandlord has such right under and in accordance with the Master Lease, for the entire Term of this Sublease and at no additional charge imposed by Sublandlord on Subtenant. Subject to approval of Landlord in accordance with the Master Lease, and subject to Section 8 of the Second Amendment, Subtenant shall have the right to all interior and exterior signage rights associated with the Building. All costs and expenses incurred in the design, permits, installation, maintenance and removal of such signage shall be the sole responsibility of Subtenant, but may be reimbursed as part of the Subtenant Improvement Allowance (as defined below). All signage installed at Subtenant’s request shall be subject to the restoration requirements specified in the Master Lease.

5.    Master Lease.
5.1.    Subtenant and this Sublease shall be subject in all respects to the terms of, and the rights of the Landlord under, the Master Lease. Except as otherwise expressly provided in Section 7 hereof, the covenants, agreements, terms, provisions and conditions of the Master Lease insofar as they are not inconsistent with the terms of this Sublease are made a part of and incorporated into this Sublease as if recited herein in full, and the rights and obligations of the Landlord and the Tenant under the Master Lease shall be deemed the rights and obligations of Sublandlord and Subtenant respectively hereunder and shall be binding upon and inure to the benefit of Sublandlord and Subtenant respectively. As between the parties hereto only, in the event of a conflict between the terms of the Master Lease and the terms of this Sublease, the terms of this Sublease shall control.
5.2.    Except as set forth below, the terms and conditions of this Sublease shall include all of the terms of the Master Lease and such terms are incorporated into this Sublease as if fully set forth herein, except that: (i) each reference in such incorporated sections to “Lease” shall be deemed a reference to “Sublease”; (ii) each reference to “Landlord” and “Tenant” shall be deemed a reference to “Sublandlord” and “Subtenant”, respectively, except as otherwise expressly set forth herein; (iii) with respect to work, services, repairs, restoration, insurance, indemnities, representations, warranties or the performance of any other obligation of Landlord under the Master Lease, the sole obligation of Sublandlord shall be to request the same in writing from Landlord as and when requested to do so by Subtenant, and to use Sublandlord’s reasonable efforts (without requiring Sublandlord to spend more than a nominal sum) to obtain Landlord’s performance; (iv) with respect to any obligation of Subtenant to be performed under this Sublease, wherever the Master Lease grants to Sublandlord a specified number of days to perform its obligations under the Master Lease, except as otherwise provided herein, Subtenant shall have three (3) fewer days to perform the obligation, including, without limitation, curing any defaults, if the specified number of days in the Master Lease is six (6) or more, and Subtenant shall have two (2) fewer days to perform the obligation, including, without limitation, curing any defaults, if the specified number of days in the Master Lease is five (5) or less; (v) with respect to any approval required to be obtained from the “Landlord” under the Master Lease, such consent must be obtained from both Landlord and Sublandlord, and the approval of Sublandlord may be withheld if Landlord’s consent is not obtained, but may not be unreasonably withheld, conditioned or delayed if Landlord’s consent is obtained; (vi) in any case where the “Landlord” reserves or is granted the right to manage, supervise, control, repair, alter, regulate the use of, enter or use the Premises or any areas beneath, above or adjacent thereto, such reservation or grant of right of entry shall be deemed to be for the benefit of both Landlord and Sublandlord; (vii) in any case where “Tenant” is to indemnify, release or waive claims against “Landlord”, such indemnity, release or waiver shall be deemed to run from Subtenant to both Landlord and Sublandlord; (viii) in any case where “Tenant” is to execute and deliver certain documents or notices to “Landlord”, such obligation shall be deemed to run from Subtenant to both Landlord and Sublandlord; (ix) all payments shall be made to Sublandlord; (xi) if a request for consent is initiated by Subtenant, Subtenant shall pay all consent and review fees set forth in the Master Lease to both Landlord and Sublandlord; (xii) Subtenant shall not have the right to terminate this Sublease due to casualty or condemnation unless Sublandlord has such right under the Master Lease; and (xiii) all “profit” under subleases and assignments shall be paid to Sublandlord, if applicable.
5.3.    This Sublease is and at all times shall be subject and subordinate to the Master Lease and the rights of Landlord thereunder. Except as otherwise expressly provided in Section 7 hereof, Subtenant hereby expressly assumes and agrees: (i) to comply with all provisions of the Master Lease which are incorporated hereunder; and (ii) to perform all the obligations on the part of the “Tenant” to be performed under the terms of the Master Lease during the Term of this Sublease which are incorporated hereunder. In the event the Master Lease is terminated for any reason whatsoever, this Sublease shall terminate simultaneously.
6.    Landlord’s Performance Under Master Lease.
6.1.    Subtenant recognizes that, notwithstanding that the obligations of the Landlord under the Master Lease shall be deemed the obligations of Sublandlord as set forth in Section 5 above, Sublandlord is not in a position to render services or to perform the obligations required of Landlord under the Master Lease (the “Landlord Exclusive Obligations”). Therefore, notwithstanding anything to the contrary contained in this Sublease, Subtenant agrees that performance by Sublandlord of any Landlord Exclusive Obligations hereunder is conditional upon due performance by the Landlord of its corresponding obligations under the Master Lease for such Landlord Exclusive Obligations, and Sublandlord shall not be liable to Subtenant for any default of the Landlord under the Master Lease with regard to the failure of Landlord to so perform any such Landlord Exclusive Obligations. Subtenant shall not have any claim against Sublandlord by reason of the Landlord’s failure or refusal to comply with any of the provisions of the Master Lease unless such failure or refusal is a result of Sublandlord’s act or failure to act.
6.2.    Whenever the consent of Landlord shall be required by, or Landlord shall fail to perform its obligations under, the Master Lease, Sublandlord agrees to use its commercially reasonable efforts to obtain, without requiring Sublandlord to spend more than a nominal sum, but at Subtenant’s sole cost and expense as to any charges from Landlord, such consent and/or performance on behalf of Subtenant. Sublandlord agrees to forward promptly to Subtenant, upon receipt thereof by Sublandlord, a copy of any written notice received by Sublandlord from Landlord or from any governmental authorities, mortgagees or ground lessors, as and to the extent any of the foregoing relates to the Premises. Notwithstanding the foregoing, Sublandlord shall not be required to commence any action against Landlord or incur any liability in connection with its obligations under this paragraph; provided, however, Sublandlord shall not impeded Subtenant’s ability to commence any action against Landlord to enforce any rights under this Sublease or the Master Lease in the event Subtenant so desires to bring such action and Sublandlord declines to take such action on Subtenant’s behalf.
6.3.    Sublandlord represents and warrants to Subtenant that, to its current actual knowledge, (i) the Master Lease is in full force and effect, all obligations of both Landlord and Sublandlord thereunder have been satisfied and Sublandlord has neither given nor received a notice of default pursuant to the Master Lease, (ii) Sublandlord is the holder of the entire interest of the tenant under the Master Lease; (iii) the copy of the Master Lease attached hereto as Exhibit A is a true, correct, and complete copy of the Master Lease, and is in full force and effect in accordance with, and subject to all of the terms, covenants, conditions and agreements contained therein; (iv) the term of the Master Lease expires on January 31, 2022; (v) neither Sublandlord nor Landlord has any right or option to terminate the Master Lease during such term prior to the expiration thereof for any reason, other than as specifically set forth in the Master Lease; (vi) the Master Lease has not been modified, amended or supplemented except as set forth in Exhibit A; and (vii) subject to the consent of Landlord, Sublandlord has full right, power and authority to make and enter into this Sublease.

6.4.    Sublandlord covenants as follows: (i) not to voluntarily terminate the Master Lease except for the exercise of Sublandlord’s rights to terminate the Master Lease in the event of a casualty, condemnation or Landlord default (subject to the last sentence of this paragraph), and (ii) not to modify the Master Lease so as to materially and adversely affect Subtenant’s rights hereunder. Notwithstanding the foregoing, in the event circumstances arise that allow Sublandlord the opportunity to exercise Sublandlord’s right to terminate the Master Lease due to the event of a casualty, condemnation or Landlord default, Sublandlord shall notify Subtenant in writing of such opportunity. To the extent Sublandlord desires to exercise Sublandlord’s right to terminate the Master Lease, Sublandlord shall provide Subtenant the opportunity to mutually agree to the concurrent termination of this Sublease, and/or provide Subtenant the right to communicate directly with Landlord about Subtenant retaining possession of the Premises pursuant to a direct lease arrangement with Landlord, notwithstanding Sublandlord’s termination of the Master Lease; provided, that, the foregoing shall not impede Sublandlord’s ability to exercise its termination rights.
7.    Variations from Master Lease. The following covenants, agreements, terms, provisions and conditions of the Master Lease are hereby modified or not incorporated herein:
7.1.    Rent; Security Deposit. Notwithstanding anything to the contrary set forth in the Master Lease, the Term of this Sublease and Base Rent and Direct Expense Share payable under this Sublease, and the amount of the Security Deposit required of Subtenant, shall be as set forth in Section 3 above.
7.2.    Condition. Notwithstanding anything to the contrary set forth in the Master Lease, the Sublandlord shall deliver the Premises to Subtenant in its current “as is” condition, and Subtenant shall accept the Premises in “as-is” condition without representation or warranty of any kind.
7.3.    Subtenant Improvement Allowance. Sublandlord shall provide to Subtenant an improvement allowance in the amount of Three Hundred Ninety Seven Thousand Eight Hundred and No/100 Dollars ($397,800.00), based on $3.00 per rentable square foot (the “Subtenant Improvement Allowance”). The Subtenant Improvement Allowance may be used to reimburse Subtenant for costs and expenses incurred by Subtenant for improvements made to the Premises (including architectural, engineering and construction related costs), as well as movable furniture, and for all costs associated with Subtenant’s set up costs (e.g., furniture, fixtures, equipment, etc.). In the event that the Subtenant Improvement Allowance is not fully utilized by Subtenant within one (1) year after the Commencement Date, then such unused amounts shall revert to Sublandlord, and Subtenant shall have no further rights with respect thereto. Subtenant may request payments of the Subtenant Improvement Allowance as often as once per month (a “Payment Request”), and each Payment Request shall be paid by Sublandlord within thirty (30) days, pursuant to the following terms and conditions:
(a)    as of the date of any Payment Request, Subtenant shall not be in default of any term or condition of this Sublease beyond all applicable notice and cure periods;
(b)    as of the date of any Payment Request, the Premises shall be in lien-free condition (i.e. no lien has been filed against the Premises in connection with Subtenant’s Alterations);
(c)    if the Payment Request is for costs or expenses related to Alterations that require prior consent of Landlord under the Master Lease, such Alterations shall have previously been approved by both Sublandlord and Landlord in accordance with the Master Lease, and Subtenant shall include with the Payment Request copies of invoices or other reasonable evidence of the amount of such costs or expenses incurred, as well as any other items necessary to show compliance with any related obligations pertaining to such approved Alterations in accordance with the Master Lease; and
(d)    if the Payment Request is for costs or expenses unrelated to Alterations requiring prior consent of Landlord under the Master Lease, such Payment Request shall be accompanied by invoices or other reasonable evidence of the amount of such costs or expenses incurred by Subtenant.
7.4.    Restoration. Subtenant shall not be responsible for any restoration obligations existing pursuant to the Master Lease as of the Commencement Date, it being acknowledged and agreed by the Parties that such restoration obligations will remain obligations of Sublandlord. Subtenant shall be responsible for restoration for any Alterations (as defined in the Master Lease) made to the Premises by Subtenant or at Subtenant’s direction after the Sublease Effective Date, unless Subtenant receives prior written consent from Landlord waiving any and all applicable restoration requirements for such Alterations initiated by Subtenant.
7.5.    Brokers. The Parties hereto represent and warrant to each other that neither party dealt with any broker or finder in connection with the consummation of this Sublease except for (a) Darren Morgan and Greg Bisconti of Cushman & Wakefield of San Diego, Inc., representing Subtenant, and (b) Steve Center and Chris High of Cushman & Wakefield of San Diego, Inc., representing Sublandlord. Sublandlord shall pay a leasing commission, in accordance with a separate written commission agreement. Each Party agrees to indemnify, hold and save the other party harmless from and against any and all claims for brokerage commissions or finder’s fees arising out of either of their acts in connection with this Sublease. The provisions of this Section 7.2 shall survive the expiration or earlier termination of this Sublease.
7.6.    Insurance Proceeds; Condemnation Awards. Notwithstanding anything contained in the Master Lease to the contrary, as between Sublandlord and Subtenant only, all insurance proceeds or condemnation awards received by Sublandlord under the Master Lease shall be deemed to be the property of Sublandlord, except for separate awards obtained by and payable to Subtenant for moving and relocation expenses.
7.7.    Notices. All Notices (as defined in the Master Lease) shall be given in accordance with Section 29.18 of the Master Lease, except that Notice to Sublandlord or Subtenant must be sent, transmitted or delivered to the following addresses:

To Sublandlord:	Entropic Communications, LLC
c/o MaxLinear, Inc.
5966 La Place Court, Suite 100
Carlsbad, California 92008
Attn: General Counsel

With a copy to:	16275 Laguna Canyon Road, Suite 120
Irvine, CA 92618
Attn: Sameer V. Rao, Director Finance and Treasurer
Tel: (949) 333-0112
Email: srao@maxlinear.com

To Subtenant:	Dexcom, Inc.
6340 Sequence Drive
San Diego, California 92121
Attn: Chief Executive Officer

With a copy to:	Dexcom, Inc.
6340 Sequence Drive
San Diego, California 92121
Attn: Legal Department

7.8.
Payments. All amounts payable hereunder by Subtenant shall be payable directly to Sublandlord at 16275 Laguna Canyon Road, Suite 120, Irvine, CA 92618, Attn: Sameer V. Rao, Director Finance and Treasurer, Tel: (949) 333-0112, Email: srao@maxlinear.com; provided, however, at Subtenant’s request, Sublandlord shall provide payment information necessary for Subtenant to remit payment of sums under this Lease electronically or via ACH or wire transfer.

7.9.
(a)    Exclusions. The following provisions from the Master Lease shall not apply to this Sublease, or shall only apply as modified pursuant to the express terms and conditions of this Sublease and shall not be incorporated herein:

Original Lease
Article/Section	Title:
Preamble
Summary of Basic Lease Information – Sections 1, 2, 3, 4, 8, 10, 12, 13	Provisions are superseded by Second Amendment to Master Lease and/or this Sublease

Sections 1.1.1 (references to Work Letter Agreement and last sentence from “subject only to” on), 1.1.2	Superseded by Second Amendment
Section 2.1 (second sentence only)	Initial Lease Term.
Section 2.2	Option Term(s)
Section 2.3	Beneficial Occupancy
Section 4.7	Landlord’s Books and Records
Article 22	Letter of Credit
Section 23.4	Tenant’s Signage (Superseded by Second Amendment)
Article 28	Parking (Superseded by Second Amendment)
Section 29.18	Notices (see Section 7.7 above)
Section 29.24	Brokers (see Section 7.5 above)
Section 29.33.5	Indemnifications
Section 29.34	Communication Equipment
Exhibit A	Superseded by Second Amendment
Exhibit B	Work Letter Agreement (see Sections 7.3 and 7.4 above)
Exhibit G	Form of Letter of Credit
Exhibit H	Market Rent Determination Factors
Exhibit J	Prior Tenant Removal Items

First Amendment of Master Lease
Article/Section	Title:
All	First Amendment to Office Lease

Second Amendment of Master Lease
Article/Section	Title:
Article 3	Surrender of the 6290 Premises
Article 4	Lease Term
Article 5	Base Rent

Article 7	Improvements
Article 8	Signage
Article 9 (last paragraph)	Parking (N/A)
Article 10	Security Deposit
Article 11	Brokers (see Section 7.5 above)
Article 12	Notices
Section 13	Effectiveness of this Second Amendment
Exhibit B	Work Letter

Third Amendment of Master Lease
Article/Section	Title:
Article 2	Increased Improvement Allowance
(b)    Notwithstanding the foregoing, references in the following provisions to “Landlord” shall mean Landlord under the Master Lease only: Original Lease Sections 4.2.4, 4.3, 4.4.1, 4.4.2, 6.1, 6.2, 7.1 (first sentence and fifth sentence only), 7.2, 10.2, Articles 11, 13, 18, 24 (last two sentences only), Sections 29.5 and 29.33.2 (first sentence only) and Second Amendment Section 9, amending Section 28.1. In connection with the preceding sentence, Sublandlord agrees to forward to Subtenant all “Statements” and “Estimate Statements” provided by Landlord under Sections 4.4.1 or 4.4.2 of the Master Lease.
8.    FF&E. Sublandlord hereby grants to Subtenant, free of charge for the Term of this Sublease, the right to use those certain existing items of furniture, fixtures and equipment located within the Premises (the “Selected FF&E”) in an “as is, where is” condition and without representations or warranties of any kind which are identified on Exhibit B attached hereto. The Selected FF&E shall be maintained by Subtenant in the condition received, reasonable wear and tear excepted and Subtenant shall be responsible for any loss or damage to the same occurring during the Term. Subtenant shall insure the Selected FF&E under the property insurance policy required under the Master Lease, as incorporated herein. Subtenant shall surrender the Selected FF&E to Sublandlord upon the termination of this Sublease in the same condition as exists as of the Commencement Date, reasonable wear and tear excepted. Subtenant shall not remove any of the Selected FF&E from the Premises. Notwithstanding the foregoing, provided (i) Subtenant has not defaulted under this Sublease and no event has occurred that with the passing of time or the giving of notice, would constitute a default by Subtenant under this Sublease and (ii) this Sublease has not terminated prior to the Expiration Date, which conditions may be waived by Sublandlord in its sole discretion, then upon the termination of this Sublease, the Selected FF&E shall become the property of Subtenant, and Subtenant shall accept the same in its “AS IS, WHERE IS” condition, without representation or warranty whatsoever. Sublandlord shall have the right to enter the Premises and remove items of furniture, fixtures and equipment that are not included in the

Selected FF&E, at reasonable times to be coordinated with Subtenant, within sixty (60) days of the Commencement Date.
9.    Indemnity. Subtenant hereby agrees to indemnify and hold Sublandlord harmless from and against any and all claims, losses and damages, including, without limitation, reasonable attorneys’ fees and disbursements, which may at any time be asserted against Sublandlord by (a) the Landlord for failure of Subtenant to perform any of the covenants, agreements, terms, provisions or conditions contained in the Master Lease (solely with respect to the Premises),which by reason of the provisions of this Sublease Subtenant is obligated to perform, or (b) any person by reason of Subtenant’s use and/or occupancy of the Premises. The provisions of this Section 8 shall survive the expiration or earlier termination of the Master Lease and/or this Sublease, except to the extent any of the foregoing is caused or by the negligence or willful misconduct of Sublandlord, its employees, agents or contractors.
10.    Cancellation of Master Lease. In the event of the cancellation or termination of the Master Lease for any reason whatsoever or of the involuntary surrender of the Master Lease by operation of law prior to the Expiration Date of this Sublease, this Sublease shall terminate and be of no further force or effect, provided, however, that upon the election of Landlord under the Master Lease, Subtenant agrees to make full and complete attornment to the Landlord under the Master Lease for the balance of the term of this Sublease and upon the then executory terms hereof at the option of the Landlord at any time during Subtenant’s occupancy of the Premises, which attornment shall be evidenced by an agreement in form and substance reasonably satisfactory to the Landlord. Subtenant agrees to execute and deliver such an agreement at any time within ten (10) business days after request of the Landlord, and if Landlord so requests, Subtenant waives the provisions of any law now or hereafter in effect which may give Subtenant any right of election to terminate this Sublease or to surrender possession of the Premises in the event any proceeding is brought by the Landlord under the Master Lease to terminate the Master Lease.
10.1.    Notwithstanding anything to the contrary herein, Subtenant acknowledges that, under the Master Lease, both Landlord and Sublandlord have certain termination and recapture rights, including, without limitation, in Sections 11, 13 and 14.4. Nothing herein shall prohibit Landlord or Sublandlord from exercising any such rights and neither Landlord nor Sublandlord shall have any liability to Subtenant as a result thereof. To the extent Sublandlord desires to exercise any such rights, Sublandlord shall comply with the provisions of Section 6.4 above.
11.    Certificates. Each party hereto shall at any time and from time to time as requested by the other party upon not less than ten (10) business days prior written notice, execute, acknowledge and deliver to the other party, a commercially reasonable statement in writing certifying that this Sublease is unmodified and in full force and effect (or if there have been modifications that the same is in full force and effect as modified and stating the modifications, if any) certifying the dates to which rent and any other charges have been paid and stating whether or not, to the knowledge of the person signing the certificate, that the other party is not in default beyond any applicable grace period provided herein in performance of any of its obligations under this Sublease, and if so, specifying each such default of which the signer may have knowledge, it being intended that any such statement delivered pursuant hereto may be relied upon by others with whom the party requesting such certificate may be dealing.
12.    Assignment or Subletting. Subject further to all of the rights of the Landlord under the Master Lease and the restrictions contained in the Master Lease, Subtenant shall not be entitled to assign this Sublease or to sublet all or any portion of the Premises without the prior written consent of Sublandlord, which consent may be withheld by Sublandlord in its reasonable discretion.
13.    Repairs. Sublandlord shall have no obligation whatsoever to make or pay the cost of any alterations, improvements or repairs to the Premises, including, without limitation, any improvement or repair required to comply with any law, regulation, building code or ordinance (including the Americans with Disabilities Act of 1990). Landlord shall be solely responsible for performance of any repairs required to be performed by Landlord under the terms of the Master Lease.
14.    Severability. If any term or provision of this Sublease or the application thereof to any person or circumstances shall, to any extent, be invalid and unenforceable, the remainder of this Sublease or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term or provision of this Sublease shall be valid and be enforced to the fullest extent permitted by law.
15.    Entire Agreement; Waiver. This Sublease contains the entire agreement between the parties hereto and shall be binding upon and inure to the benefit of their respective heirs, representatives, successors and permitted assigns. Any agreement hereinafter made shall be ineffective to change, modify, waive, release, discharge, terminate or effect an abandonment hereof, in whole or in part, unless such agreement is in writing and signed by the parties hereto.
16.    Captions and Definitions. Captions to the Sections in this Sublease are included for convenience only and are not intended and shall not be deemed to modify or explain any of the terms of this Sublease.
17.    Further Assurances. The parties hereto agree that each of them, upon the request of the other party, shall execute and deliver, in recordable form if necessary, such further documents, instruments or agreements and shall take such further action that may be necessary or appropriate to effectuate the purposes of this Sublease.
18.    Governing Law. This Sublease shall be governed by and in all respects construed in accordance with the internal laws of the State of California.
19.    Hazardous Materials Indemnification. Sublandlord agrees to indemnify, defend, protect and hold harmless Subtenant from and against any liability, obligation, damage or costs, including, without limitation, attorneys’ fees and costs, resulting directly or indirectly from any use, presence, removal or disposal of any Hazardous Materials or breach of any provision of Section 29.33 of the Master Lease, to the extent such liability, obligation, damage or costs was a result of the actions caused or permitted by Sublandlord or a Sublandlord Party. Subtenant agrees to indemnify, defend, protect and hold harmless Sublandlord from and against any liability, obligation, damage or costs, including, without limitation, attorneys’ fees and costs, resulting directly or indirectly from any use, presence, removal or disposal of any Hazardous Materials or breach of any provision of Section 29.33 of the Master Lease, to the extent such liability, obligation, damage or costs was a result of the actions caused or permitted by Subtenant or a Subtenant Party.
[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Sublease to be executed as of the Sublease Effective Date.

Sublandlord:

ENTROPIC COMMUNICATIONS, LLC
a Delaware limited liability company

By:	/s/ Adam C. Spice
Name:	Adam C. Spice
Its:	Director and CFO

Subtenant:

ENTROPIC COMMUNICATIONS, LLC
a Delaware corporation

By:	/s/ Kevin Sun
Name:	Kevin Sun for Jess Roper
Its:	Senior Director of Finance

EXHIBIT A
to Sublease
MASTER LEASE

[attached]

OFFICE LEASE
KILROY REALTY
6290 SEQUENCE DRIVE
[Triple Net Lease]
KILROY REALTY, L.P.,
a Delaware limited partnership,
as Landlord,
and
ENTROPIC COMMUNICATIONS, INC.,
a Delaware corporation,
as Tenant.

ARTICLE 24	COMPLIANCE WITH LAW	53

ARTICLE 25	LATE CHARGES	53

ARTICLE 26	LANDLORD’S RIGHT TO CURE DEFAULT; PAYMENTS BY TENANT	54

ARTICLE 27	ENTRY BY LANDLORD	54

ARTICLE 28	TENANT PARKING	55

ARTICLE 29	MISCELLANEOUS PROVISIONS	56

EXHIBIT “A” – OUTLINE OF PREMISES

EXHIBIT “B” – WORK LETTER AGREEMENT

EXHIBIT “C” – NOTICE OF LEASE TERM DATES

EXHIBIT “D” – RULES AND REGULATIONS

EXHIBIT “E” – FORM OF TENANT’S ESTOPPEL CERTIFICATE

EXHIBIT “F” – RECOGNITION OF COVENANTS, CONDITIONS AND RESTRICTIONS

EXHIBIT “G” – FORM OF LETTER OF CREDIT

EXHIBIT “H” – MARKET RENT DETERMINATION FACTORS

EXHIBIT “I” – ORIGINAL IMPROVEMENT REMOVAL ITEMS

EXHIBIT “J” – PRIOR TENANT REMOVAL ITEMS

INDEX

Page(s)
Abatement Event	22
Accountant	19
Additional Notice	22
Additional Rent	10
Advocate Arbitrators	7
Alterations	25
Applicable Laws	53
Arbitration Agreement	8
Award	9
Bank Prime Loan	54
Base Building	26
Base Rent	10
Briefs	8
Brokers	60
BS Exception	23
Building	4
Building Structure	23
Building Systems	21
CC&Rs	20
Common Areas	5
Communication Equipment	65
Contemplated Effective Date	38
Contemplated Transfer	38
Control,	40
Cosmetic Alterations	26
Damage Termination Date	33
Damage Termination Notice	33
Direct Expenses	10
EBITDA	48
EBITDA Margin	48
Eligibility Period	22
Environmental Laws	63
Estimate	17
Estimate Statement	17
Estimated Direct Expenses	17
Excess	16
Exercise Conditions	6
Exercise Notice	6
Expense Year	10
First Rebuttals	8
Force Majeure	58
Free Cash Flow	48
Gross Profit	48
Gross Profit Margin	48

Page(s)
Hazardous Material(s)	63
HVAC	21
Identification Requirements	62
Initial Notice	22
Intent Notice	6
Intention to Transfer Notice	38
Interest Rate	54
Landlord	1
Landlord Parties	28
Landlord Response Date	6
Landlord Response Notice	6
Landlord’s Initial Statements	8
Landlord’s Option Rent Calculation	6
Landlord’s Rebuttal Statement	9
Lease	1
Lease Commencement Date	5
Lease Expiration Date	5
Lease Term	5
Lease Year	5
Lines	62
Mail	59
Net Revenues	48
Neutral Arbitrator	7
New Lease Notice	41
Nine Month Period	38
Nondisturbance Agreement	42
Notices	59
Objectionable Name	52
Operating Expenses	11
Option Rent	6
Option Term	6
Original Improvements	31
Original Tenant	5
Outside Agreement Date	7
Permitted Assignee	6
Permitted Chemicals	63
Permitted Transferee	40
Permitted Use	2
Premises	4
Proposition 13	15
Recapture Notice	38
Reestablishment Notice	48
Renovations	61
Rent	10
Required Thresholds	48

Page(s)
Re-Submittal Date	7
Review Period	18
Right Holders	6
Second Rebuttals	8
Security Deposit	46
Sign Specifications	51
Statement	17
Subject Space	36
Summary	1
Tax Expenses	15
Tenant	1
Tenant Parties	28
Tenant’s Initial Statements	8
Tenant’s Option Rent Calculation	6
Tenant’s Rebuttal Statement	9
Tenant’s Share	16
Tenant’s Signage	51
Transfer	39
Transfer Notice	36
Transfer Premium	38
Transferee	36
Transfers	36
Work Letter Agreement	4

6290 SEQUENCE DRIVE
OFFICE LEASE
This Office Lease (the “Lease”), dated as of the date set forth in Section 1 of the Summary of Basic Lease Information (the “ Summary ”), below, is made by and between KILROY REALTY, L.P., a Delaware limited partnership (“ Landlord ”), and ENTROPIC COMMUNICATIONS, INC., a Delaware corporation (“ Tenant ”).
SUMMARY OF BASIC LEASE INFORMATION

TERMS OF LEASE	DESCRIPTION

1. Date:	August 31, 2007.

2. Premises:

2.1 Building:
That certain single (1)-story building (the “Building”) located at 6290 Sequence Drive (Sorrento Mesa), San Diego, California 92121, which Building contains 90,000 rentable square feet of space (inclusive of a 30,000 rentable square foot mezzanine space).

2.2 Premises:	All of the 90,000 rentable square feet of space located in the Building, as further set forth in Exhibit A to the Office Lease.

2.3 Project:	The Building is the primary component part of a single-building office project known as “6290 Sequence Drive,” as further set forth in Section 1.1.2 of this Lease.

3. Lease Term (Article 2):

3.1 Length of Term:	Seven (7) years and zero (0) months.

3.2 Lease Commencement Date:
The earlier to occur of (i) the date upon which Tenant first commences to conduct business in the Premises (subject to the beneficial occupancy provisions set forth in  Section 2.3  of the Lease), and (ii) February 1, 2008 (subject to any Landlord Delays pursuant to  Section 5.5  of the Work Letter Agreement attached as Exhibit B  to the Lease).

3.3 Lease Expiration Date:
The last day of the calendar month in which the Seventh (7th) anniversary of the Lease Commencement Date occurs; provided, however, to the extent the Lease Commencement Date occurs on the first day of a calendar month, then the Lease Expiration Date shall be the day immediately preceding the Seventh (7 th ) anniversary of the Lease Commencement Date.

3.4 Option Term(s):	Two (2) five (5)-year options to renew, as more particularly set forth in Section 2.2 of this Lease.

4. Base Rent (Article 3):

Lease Year	Annual Base Rent*	Monthly Installment of Base Rent*	Monthly Rental Rate per Rentable Square Foot*
1	$1,890,000.00	$157,500.00	$1.75
2	$1,954,800.00	$162,900.00	$1.81
3	$2,019,600.00	$168,300.00	$1.87
4	$2,095,200.00	$174,600.00	$1.94
5	$2,160,000.00	$180,000.00	$2.00
6	$2,246,400.00	$187,200.00	$2.08
7	$2,322,000.00	$193,500.00	$2.15

5. Intentionally Omitted

6. Tenant’s Share (Article 4):	One hundred percent (100%) of the Building.

7. Permitted Use (Article 5):
Tenant shall use the Premises solely for general office use, data center use, electronics labs, research and development, engineering and light assembly and uses incidental thereto (collectively, the “ Permitted Use ”); provided, however, that notwithstanding anything to the contrary set forth herein above, and as more particularly set forth in the Lease, Tenant shall be responsible for operating and maintaining the Premises pursuant to, and in no event may Tenant’s Permitted Use violate, (A) Landlord’s “Rules and Regulations,” as that term is set forth in  Section 5.2  of this Lease, (B) all “Applicable Laws,” as that term is set forth in  Article 24  of this Lease, (C) all applicable zoning, building codes and the “CC&Rs,” as that term is set forth in  Section 5.3 of this Lease, and (D) the character of the Project as a first-class office building Project.

8. Security Deposit (Article 21):	$193,500.00.

9. Parking Pass (Article 28):
A total of two hundred fifty-five (255) parking passes to be used in the Project parking facility, which is inclusive of handicap parking spaces required to comply with applicable law, regulations, codes and ordinances as of the date of the Lease. As more particularly set forth in  Article 28 , Tenant’s right to use such parking passes shall be without charge during the Lease Term, including any extensions thereof.

10. Address of Tenant (Section 29.18):	Entropic Communications, Inc. 9276 Scranton Road, Suite 200 San Diego, California 92121 Attention: Kurt Noyes (Prior to Lease Commencement Date)

and	Entropic Communications, Inc. 6290 Sequence Drive (Sorrento Mesa)San Diego, California 92121 Attention: Kurt Noyes (After Lease Commencement Date)

11. Address of Landlord (Section 29.18):	See Section 29.18 of the Lease.

12. Broker(s) (Section 29.24):

Representing Tenant: Irving Hughes 655 W. Broadway, Suite 1650 San Diego, California 92101 Attention: Mr. David Marino	Representing Landlord: Burnham Real Estate 4435 Eastgate Mall, Suite 200 San Diego, California 92121 Attention: Mickey Morera James Duncan

13. Improvement Allowance (Section 2 of Exhibit B):	$2,250,000.00.

ARTICLE 1
PREMISES, BUILDING, PROJECT, AND COMMON AREAS
1.1Premises, Building, Project and Common Areas.
1.1.1The Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the premises set forth in Section 2.2 of the Summary (the “ Premises ”). The outline of the Premises is set forth in Exhibit A attached hereto and each floor or floors of the Premises has the number of rentable square feet as set forth in Section 2.2 of the Summary. The parties hereto agree that the lease of the Premises is upon and subject to the terms, covenants and conditions (the “ TCCs ”) herein set forth, and Landlord and Tenant each covenant as a material part of the consideration for this Lease to keep and perform each and all of such TCCs by it to be kept and performed and that this Lease is made upon the condition of such performance. The parties hereto hereby acknowledge that the purpose of Exhibit A is to show the approximate location of the Premises in the “ Building ,” as that term is defined in Section 1.1.2 , below, only, and such Exhibit is not meant to constitute an agreement, representation or warranty as to the construction of the Premises, the precise area thereof or the specific location of the “ Common Areas ,” as that term is defined in Section 1.1.3 , below, or the elements thereof or of the access ways to the Premises or the “ Project ,” as that term is defined in Section 1.1.2 , below. Except as specifically set forth in this Lease and/or in the Work Letter Agreement attached hereto as Exhibit B (the “ Work Letter Agreement ”), Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises. Tenant also acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Premises, the Building or the Project or with respect to the suitability of any of the foregoing for the conduct of Tenant’s business, except as specifically set forth in this Lease and the Work Letter Agreement. The taking of possession of the Premises by Tenant shall conclusively establish that the Premises and the Building were at such time in good and sanitary order, condition and repair, subject only to (i) punchlist items provided to Landlord in writing within thirty (30) days following Landlord’s delivery of the Premises to Tenant, (ii) latent defects to the extent identified and, thereafter, promptly communicated to Landlord, during the first twelve (12) months of the Lease Term, and (iii) Landlord’s ongoing obligations set forth in Sections 1.1.3 and  29.33 , and Articles 7 and  24 of this Lease.
1.1.2The Building and The Project. The Premises constitutes the entirety of the building set forth in Section 2.1 of the Summary (the “ Building ”). The Building is part of an office project known as “ 6290 Sequence Drive .” The term “ Project ,” as used in this Lease, shall mean (i) the Building and the Common Areas, and (ii) the land (which is improved with landscaping, parking facilities and other improvements) upon which the Building and the Common Areas are located.
1.1.3Common Areas. Tenant shall have the non-exclusive right to use in common with other tenants in the Project, and subject to the rules and regulations referred to in Article 5 of this Lease, those portions of the Project which are provided, from time to time, for use in common by Landlord, Tenant and any other tenants of the Project (such areas, together with such other portions of the Project designated by Landlord, in its discretion, including certain areas designated for the exclusive use of certain tenants, or to be shared by Landlord and certain tenants, are collectively referred to herein as the “Common Areas”). The manner in which the Common Areas are maintained and operated shall be at the reasonable discretion of Landlord (but at all times in a manner consistent with a first-class office project) and the use thereof shall be subject to such rules, regulations and restrictions as Landlord may make from time to time, provided that such rules, regulations and restrictions do not unreasonably interfere with the rights granted to Tenant under this Lease and the permitted use granted under Section 5.1 , below. Landlord reserves the right to close temporarily, make alterations or additions to, or change the location of elements of the Project and the Common Areas; provided that no such changes shall be permitted which materially reduce Tenant’s rights or access hereunder. Except when and where Tenant’s right of access is specifically excluded in this Lease, Tenant shall have the right of access to the Premises, the Building, and the Project parking facility twenty-four (24) hours per day, seven (7) days per week during the “Lease Term,” as that term is defined in Section 2.1 , below.
1.2Stipulation of Rentable Square Feet of Premises and Building. For purposes of this Lease, “rentable square feet” of the Premises and Building is hereby stipulated to be, and shall therefore be deemed, as set forth in Sections 2.1 and 2.2 of the Summary, and no re-measurement of the Premises or Building will occur at any time during the Lease Term or any extensions thereof.
ARTICLE 2
LEASE TERM; OPTION TERMS
2.1Initial Lease Term. The TCCs and provisions of this Lease shall be effective as of the date of this Lease. The term of this Lease (the “ Lease Term ”) shall be as set forth in Section 3.1 of the Summary, shall commence on the date set forth in Section 3.2 of the Summary (the “ Lease Commencement Date ”), and shall terminate on the date set forth in Section 3.3 of the Summary (the “ Lease Expiration Date ”) unless this Lease is sooner terminated as hereinafter provided. For purposes of this Lease, the term “ Lease Year ” shall mean each consecutive twelve (12) month period during the Lease Term; provided, however, that the first Lease Year shall commence on the Lease Commencement Date and end on the last day of the month in which the first anniversary of the Lease Commencement Date occurs and the second and each succeeding Lease Year shall commence on the first day of the next calendar month; and further provided that the last Lease Year shall end on the Lease Expiration Date. At any time during the Lease Term, Landlord may deliver to Tenant a notice in the form as set forth in Exhibit C , attached hereto, as a confirmation only of the information set forth therein, which Tenant shall execute and return to Landlord within ten (10) business days of receipt thereof.
2.2Option Term(s).
2.2.1Option Right. Landlord hereby grants the Tenant originally named in this Lease (the “Original Tenant”), any “Permitted Transferees,” as that term is set forth in Section 14.8 of this Lease, and to the extent approved by Landlord pursuant to the TCCs of Article 14 of the Lease, (x) any assignee, or (y) any subtenant of 100% of the Premises for all or substantial all of the Lease Term, in either such event approved by Landlord pursuant to the TCCs of Article 14 of this Lease (such approved assignee or subtenant, a “ Permitted Assignee ”) (the Original Tenant, Permitted Transferees and any Permitted Assignee are, collectively, the “ Right Holders ”), two   (2) options (each an “ Option ”) to extend the Lease Term for the entire Premises, each for a period of five (5) years (each, an “ Option Term ”). Each option shall be exercisable only by Notice delivered by Tenant to Landlord as provided below, provided that, as of the date of delivery of such Notice, (i) Tenant is not then in default under this Lease (beyond any applicable notice and cure periods), (ii) Tenant has not been in economic or material non-economic default under this Lease (beyond any applicable notice and cure periods) more than once during the prior twelve (12) month period, and (iii) Tenant has not been in economic or material non-economic default under this Lease (beyond any applicable notice and cure periods) more than two (2) times during the Lease Term (the foregoing items (i) through (iii) collectively constituting the “ Exercise Conditions ”). Upon the proper exercise of each such option to extend, and provided that, as of the end of the then-applicable Lease Term, there is no then-existing violation of the Exercise Conditions, the Lease Term, as it applies to the entire Premises, shall be extended for a period of five (5) years. The rights contained in this Section 2.2 shall only be exercised by the Right Holders (but not any other assignee, sublessee or other transferee of Tenant’s interest in this Lease) if such entities are in occupancy of no less than seventy-five percent (75%) of the Premises. If Tenant fails to exercise its first Option, the second Option shall no longer apply.
2.2.2Option Rent. The Rent payable by Tenant during each Option Term (the “Option Rent”) shall be equal to the “ Market Rent ,” as that term is defined in, and determined pursuant to, Exhibit H attached hereto. The calculation of the Market Rent shall be derived from a review of, and comparison to, the “ Net Equivalent Lease Rates ” of the “ Comparable Transactions ,” as provided for in Exhibit H .
2.2.3Exercise of Options. The options contained in this Section 2.2 shall be exercised by Tenant, if at all, only in the manner set forth in this Section 2.2.3 . Tenant shall deliver notice (the “ Intent Notice ”) to Landlord not more than twelve (12) months nor less than nine (9) months prior to the expiration of the then Lease Term, stating that Tenant intends to exercise its option. Concurrently with such Intent Notice, Tenant shall deliver to Landlord Tenant’s calculation of the Market Rent (the “ Tenant’s Option Rent Calculation ”). Landlord shall deliver notice (the “ Landlord Response Notice ”) to Tenant on or before the date which is thirty (30) days after Landlord’s receipt of the Intent Notice and Tenant’s Option Rent Calculation (the “ Landlord Response Date ”), stating that (A) Landlord is accepting Tenant’s Option Rent Calculation as the Market Rent, or (B) rejecting Tenant’s Option Rent Calculation and setting forth Landlord’s calculation of the Market Rent (the “ Landlord’s Option Rent Calculation ”). Within ten (10) business days of its receipt of the Landlord Response Notice, Tenant shall deliver written notice to Landlord (the “ Exercise Notice ”), which shall set forth Tenant election to either (i) rescind its Intent Notice, in which event the Lease Term shall expire as then-currently scheduled and the subject Option (and any remaining Option) shall terminate, (ii) accept the Market Rent contained in the Landlord’s Option Rent Calculation, or (iii) reject the Market Rent contained in the Landlord’s Option Rent Calculation, in which event the parties shall follow the procedure, and the Market Rent shall be determined as set forth in Section 2.2.4 . Tenant’s failure to timely deliver the Exercise Notice shall be conclusively deemed to constitute Tenant’s election to proceed pursuant to alternative (iii) from the immediately preceding sentence.

2.2.4Determination of Market Rent. In the event Tenant objects or is deemed to have objected to the Market Rent, Landlord and Tenant shall attempt to agree upon the Market Rent using reasonable good-faith efforts. If Landlord and Tenant fail to reach agreement within forty-five (45) days following Tenant’s objection or deemed objection to the Landlord’s Option Rent Calculation (the “ Re-Submittal Date ”), then Landlord and Tenant (i) shall each, within five (5) business days following such Re-Submittal Date, re-submit an updated Tenant’s Option Rent Calculation and Landlord’s Option Rent Calculation, respectively (provided that to the extent either Landlord or Tenant fail to so resubmit, they shall be deemed to have resubmitted, without change, the previously delivered Tenant’s Option Rent Calculation or Landlord’s Option Rent Calculation, as the case may be), and (ii) shall thereafter attempt to agree upon the Market Rent using reasonable good-faith efforts. If Landlord and Tenant fail to reach agreement within fifteen (15) days following the Re-Submittal Date (the “ Outside Agreement Date ”), then either (A) to the extent the then-applicable Landlord’s Option Rent Calculation is no more than one hundred two percent (102%) of the then-applicable Tenant’s Option Rent Calculation, then the average of the two shall be the Option Rent, or (B) Landlord’s Option Rent Calculation and Tenant’s Option Rent Calculation, each as most recently delivered to the other party, shall be submitted to the arbitrators pursuant to the TCCs of this Section 2.2.4 . The submittals shall be made concurrently with the selection of the arbitrators pursuant to this Section 2.2.4 and shall be submitted to arbitration in accordance with Section 2.2.4.1 through  2.2.4.7 of this Lease, but subject to the conditions, when appropriate, of Section 2.2.3 .
2.2.4.1 Landlord and Tenant shall each appoint one arbitrator who shall by profession be a commercial real estate lease broker or commercial real estate lease appraiser who shall have been active over the five (5) year period ending on the date of such appointment in the leasing (or appraisal, as the case may be) of the Comparable Buildings. The determination of the arbitrators shall be limited solely to the issue of whether Landlord’s or Tenant’s submitted Market Rent, is the closest to the actual Market Rent as determined by the arbitrators, taking into account the requirements of Section 2.2.2 of this Lease. Each such arbitrator shall be appointed within fifteen (15) days after the applicable Outside Agreement Date. Landlord and Tenant may consult with their selected arbitrators prior to appointment and may select an arbitrator who is favorable to their respective positions. The arbitrators so selected by Landlord and Tenant shall be deemed (“ Advocate Arbitrators ”).
2.2.4.2 The two Advocate Arbitrators so appointed shall be specifically required pursuant to an engagement letter within ten (10) days of the date of the appointment of the last appointed Advocate Arbitrator agree upon and appoint a third arbitrator (“ Neutral Arbitrator ”) who shall be a commercial real estate lease attorney who shall have been active over the five (5) year period ending on the date of such appointment in the leasing of Comparable Buildings, except that neither the Landlord or Tenant or either party’s Advocate Arbitrator may, directly or indirectly, consult with the Neutral Arbitrator prior to or subsequent to his or her appearance; provided, however, the Neutral Arbitrator shall retain an appraiser (the “ Neutral Appraiser ”) to assist such Neutral Arbitrator (which Neutral Appraiser shall be selected by the Advocates Arbitrators). The Neutral Appraiser shall be retained for the sole purpose of advising and assisting the Neutral Arbitrator, and such Neutral Appraiser shall not have an independent vote as the whether Landlord’s or Tenant’s submitted Market Rent is closest to the Market Rent. In no event shall either the Neutral Arbitrator or the Neutral Appraiser have represented (or have been engaged to represent) Landlord or Tenant during the five (5) year period preceding the Outside Agreement Date or have any business or ownership affiliation with either of the Advocate Arbitrators during such five (5) year period (as opposed to having had professional interaction with the same). The Neutral Arbitrator shall be retained via an engagement letter jointly prepared by Landlord’s counsel and Tenant’s counsel.
2.2.4.3 The parties shall, in connection with the determination of the Market Rent, enter into an arbitration agreement (the “ Arbitration Agreement ”) which shall set forth the following: (i) each party’s final and binding Market Rent determination, (ii) an agreement to be signed by the Neutral Arbitrator, the form of which agreement shall be attached as an Exhibit to the Arbitration Agreement, whereby the Neutral Arbitrator shall agree to undertake the arbitration and render a decision in accordance with the terms of this Lease, as modified by the Arbitration Agreement, (iii) instructions to be followed by the Neutral Arbitrator when conducting such arbitration, which instructions shall be mutually and reasonably prepared by Landlord and Tenant and which instructions shall be consistent with the terms and conditions of this Lease, (iv) that Landlord and Tenant shall each have the right to have its Advocate Arbitrator submit to the Neutral Arbitrator (with a copy to the other parties), on or before a date agreed upon by Landlord and Tenant, an advocate statement (and any other information such Advocate Arbitrator deems relevant), in support of Landlord’s or Tenant’s respective Market Rent determination (the “ Briefs ”), (v) that within three (3) business days following the exchange of Briefs by each of the Advocate Arbitrators, the Advocate Arbitrators representing Landlord and Tenant shall each have the right to provide the Neutral Arbitrator (with a copy to the other parties) with a written rebuttal to the other party’s Brief (the “ First Rebuttals ”); provided, however, such First Rebuttals shall be limited to the facts and arguments raised in the other party’s Brief and shall identify clearly which argument or fact of the other party’s Brief is intended to be rebutted, (vi) that within three (3) business days following Landlord’s and/or Tenant’s receipt of the other party’s First Rebuttal, the Advocate Arbitrators representing Landlord and Tenant, as applicable, shall have the right to provide the Neutral Arbitrator (with a copy to the other parties) with a written rebuttal to the other party’s First Rebuttal (the “ Second Rebuttals ”); provided, however, such Second Rebuttals shall be limited to the facts and arguments raised in the other party’s First Rebuttal and shall identify clearly which argument or fact of the other party’s First Rebuttal is intended to be rebutted, (vii) the date, time and location of the arbitration, which shall be mutually and reasonably agreed upon by the Advocate Arbitrators representing Landlord and Tenant, taking into consideration the schedules of the Landlord, the Tenant, the Neutral Arbitrator, and the Advocate Appraisers, which date shall in any event be within fifteen (15) business days following the appointment of the Neutral Arbitrator, (viii) that no discovery shall take place in connection with the arbitration, (ix) that the Neutral Arbitrator shall not be allowed to undertake an independent investigation or consider any factual information other than presented by the Advocate Arbitrators representing Landlord or Tenant (except that the Neutral Arbitrator, with representatives from each of Landlord and Tenant, shall have the right to visit the Comparable Buildings), (x) the specific persons that shall be allowed to attend the arbitration, (xi) the Advocate Arbitrator representing Tenant shall have the right to present oral arguments to the Neutral Arbitrator at the arbitration for a period of time not to exceed one (1) hour (“ Tenant’s Initial Statements ”), (xii) following Tenant’s Initial Statement, the Advocate Arbitrator representing Landlord shall have the right to present oral arguments to the Neutral Arbitrator at the arbitration for a period of time not to exceed one (1) hour (“ Landlord’s Initial Statements ”), (xiii) following

Landlord’s Initial Statements, the Advocate Arbitrator representing Tenant shall have up to thirty (30) minutes to present additional arguments and/or to rebut the arguments offered in Landlord’s Initial Statements (“ Tenant’s Rebuttal Statement ”), (xiv) following Tenant’s Rebuttal Statement, the Advocate Arbitrator representing Landlord shall have up to thirty (30) minutes to present additional arguments and/or to rebut the arguments offered in Tenant’s Initial Statements and Tenant’s Rebuttal Statement (“ Landlord’s Rebuttal Statement ”), (xv) that the Neutral Arbitrator shall render a decision (“ Award ”) indicating whether Landlord’s or Tenant’s submitted Market Rent is closest to the Market Rent as determined by the Neutral Arbitrator, (xvi) that following notification of the Award, the Landlord’s or Tenant’s submitted Market Rent determination, whichever is selected by the Neutral Arbitrator as being closest to the Market Rent, shall become the then applicable Market Rent, and (xvii) that the decision of the Neutral Arbitrator shall be binding on Landlord and Tenant.
2.2.4.4 If either Landlord or Tenant fail to appoint an Advocate Arbitrator within fifteen (15) days after the applicable Outside Agreement Date, either party may petition the presiding judge of the Superior Court of San Diego County to appoint such Advocate Arbitrator subject to the criteria in Section 2.2.4.1 of this Lease, or if he or she refuses to act, either party may petition any judge having jurisdiction over the parties to appoint such Advocate Arbitrator.
2.2.4.5 If the two Advocate Arbitrators fail to agree upon and appoint the Neutral Arbitrator, then either party may petition the presiding judge of the Superior Court of San Diego County to appoint the Neutral Arbitrator, subject to criteria in Section 2.2.4.1 of this Lease, or if he or she refuses to act, either party may petition any judge having jurisdiction over the parties to appoint such arbitrator.
2.2.4.6 The costs of the Neutral Arbitrator and Neutral Appraiser shall be shared by Landlord and Tenant equally. The costs of the Advocate Arbitrator representing the Tenant shall be borne by the Tenant. The Costs of the Advocate Arbitrator representing the Landlord shall be borne by the Landlord. The costs of petitioning any judge under Section 2.2.4.4 shall be borne by the party who failed to appoint its Advocate Arbitrator. The costs of petitioning any judge under Section 2.2.4.5 shall be shared equally by the parties.
2.3Beneficial Occupancy. Tenant shall have the right to occupy the Premises prior to January 31, 2008 provided that (A) Tenant shall give Landlord at least ten (10) days’ prior notice of any such occupancy of the Premises, (B) a temporary certificate of occupancy, or its equivalent, shall have been issued by the appropriate governmental authorities for each such portion to be occupied, and (C) all of the terms and conditions of the Lease shall apply as though the Lease Commencement Date had occurred (although the Lease Commencement Date shall occur as set forth in Section 3.1 of the Summary and Section 21 of this Lease; provided, however, (i) to the extent such early occupancy occurs on or following January 1, 2008, Tenant’s obligation to pay “Base Rent,” as that term is defined in Article 3 , below, shall not apply in advance of such Lease Commencement Date, and (ii) to the extent such early occupancy occurs on or before December 31, 2007, Tenant’s obligation to pay Base Rent shall not apply during, and the Lease Commencement Date shall not occur until after, the first thirty-one (31) days of such early occupancy. For purposes of example, if Tenant were to occupy the Premises pursuant to this Section 2.3 on December 15, 2007, then its Base Rent payment obligations would commence, and the Lease Commencement Date would occur, on January 15, 2008.

ARTICLE 3
BASE RENT
Tenant shall pay, without prior notice or demand, to Landlord or Landlord’s agent at the management office of the Project, or, at Landlord’s option, at such other place as Landlord may from time to time designate in writing, by a check for currency which, at the time of payment, is legal tender for private or public debts in the United States of America, base rent (“ Base Rent ”) as set forth in Section 4 of the Summary, payable in equal monthly installments as set forth in Section 4 of the Summary in advance on or before the first day of each and every calendar month during the Lease Term, without any setoff or deduction whatsoever. The Base Rent for the first full month of the Lease Term which occurs after the expiration of any free rent period shall be paid at the time of Tenant’s execution of this Lease. If any Rent payment date (including the Lease Commencement Date) falls on a day of the month other than the first day of such month or if any payment of Rent is for a period which is shorter than one month, the Rent for any such fractional month shall accrue on a daily basis during such fractional month and shall total an amount equal to the product of (i) a fraction, the numerator of which is the number of days in such fractional month and the denominator of which is the actual number of days occurring in such calendar month, and (ii) the then-applicable Monthly Installment of Base Rent. All other payments or adjustments required to be made under the TCCs of this Lease that require proration on a time basis shall be prorated on the same basis.
ARTICLE 4
ADDITIONAL RENT
4.1General Terms. In addition to paying the Base Rent specified in Article 3 of this Lease, Tenant shall pay “Tenant’s Share ” of the annual “ Direct Expenses ,” as those terms are defined in Sections 4.2.6 and 4.2.2 , respectively, of this Lease. Such payments by Tenant, together with any and all other amounts payable by Tenant to Landlord pursuant to the TCCs of this Lease, are hereinafter collectively referred to as the “ Additional Rent ,” and the Base Rent and the Additional Rent are herein collectively referred to as “ Rent .” All amounts due under this Article 4 as Additional Rent shall be payable for the same periods and in the same manner as the Base Rent. Without limitation on other obligations of Tenant which survive the expiration of the Lease Term, the obligations of Tenant to pay the Additional Rent provided for in this Article 4 shall survive the expiration of the Lease Term.
4.2Definitions of Key Terms Relating to Additional Rent. As used in this Article 4, the following terms shall have the meanings hereinafter set forth:
4.2.1 Intentionally Deleted.
4.2.2 “Direct Expenses” shall mean “Operating Expenses” and “Tax Expenses.”
4.2.3 “Expense Year” shall mean each calendar year in which any portion of the Lease Term falls, through and including the calendar year in which the Lease Term expires, provided that Landlord, upon notice to Tenant, may change the Expense Year from time to time to any other twelve (12) consecutive month period, and, in the event of any such change, Tenant’s Share of Direct Expenses shall be equitably adjusted for any Expense Year involved in any such change.

4.2.4 “Operating Expenses” shall mean all expenses, costs and amounts of every kind and nature which Landlord pays or accrues during any Expense Year because of or in connection with the ownership, management, maintenance, security, repair, replacement, restoration or operation of the Project, or any portion thereof, in accordance with sound real estate management and accounting principles, consistently applied. Without limiting the generality of the foregoing, Operating Expenses shall specifically include any and all of the following: (i) the cost of supplying all utilities, the cost of operating, repairing, maintaining, and renovating the utility, telephone, mechanical, sanitary, storm drainage, and elevator systems, and the cost of maintenance and service contracts in connection therewith; (ii) the cost of licenses, certificates, permits and inspections and the cost of contesting any governmental enactments which may affect Operating Expenses (to the extent of the reasonably anticipated savings), and the costs incurred in connection with a governmentally mandated transportation system management program or similar program; (iii) the cost of all insurance carried by Landlord in connection with the Project (provided that Landlord will not carry earthquake or flood insurance unless required by its lender); (iv) the cost of landscaping, relamping, and all supplies, tools, equipment and materials used in the operation, repair and maintenance of the Project, or any portion thereof; (v) costs incurred in connection with the parking areas servicing the Project; (vi) fees and other costs, including management fees (which management fees shall not exceed five percent (5%) of gross rents), consulting fees, legal fees and accounting fees, of all contractors and consultants in connection with the management, operation, maintenance and repair of the Project; (vii) payments under any equipment rental agreements and the fair rental value of any management office space which exclusively serves the Building (or a proportionate amount of such costs based upon the ratio of time actually spent on the management of the Building); (viii) wages, salaries and other compensation and benefits, including taxes levied thereon, of all persons (other than persons generally considered to be higher in rank than the position of “Property Manager”) engaged in the operation, maintenance and security of the Project; (ix) costs under any instrument pertaining to the sharing of costs by the Project such as the CC&Rs identified in Section 5.3 of this Lease, below; (x) operation, repair, maintenance and replacement (to the extent the repair cost exceeds replacement cost) of all systems and equipment and components thereof of the Building; (xi) the cost of janitorial, landscaping, alarm, security and other services to the Project common Areas, replacement of Common Area wall and floor coverings, ceiling tiles and fixtures in common areas, maintenance and replacement of curbs and walkways of the Project and repair to roofs and re-roofing (membrane only) of the Building; (xii) amortization of the cost of acquiring or the rental expense of personal property used in the maintenance, operation and repair of the Project, or any portion thereof (which amortization calculation shall include interest at the “Interest Rate,” as that term is set forth in Article 25 of this Lease); (xiii) the cost of capital improvements or other costs incurred in connection with the Project (A) which are intended to effect economies in the operation or maintenance of the Project, or any portion thereof, (B) that are required to comply with mandatory conservation programs, or (C) that are required under any governmental law or regulation by a federal, state or local governmental agency, except for capital repairs, replacements or other improvements to remedy a condition existing prior to the Lease Commencement Date which an applicable governmental authority, if it had knowledge of such condition prior to the Lease Commencement Date, would have then required to be remedied pursuant to then-current governmental laws or regulations in their form existing as of the Lease Commencement Date and pursuant to the then-current interpretation of such governmental laws or regulations by the applicable governmental authority as of the Lease Commencement Date; provided, however, that any capital expenditure (whether identified under this item (xiii) or another express provision of this Section 4.2.4 , above) shall be shall be amortized with interest at the Interest Rate over its useful life as Landlord shall reasonably determine in accordance with sound real estate management and accounting principles; and (xiv) costs, fees, charges or assessments imposed by, or resulting from any mandate imposed on Landlord by, any federal, state or local government for fire and police protection, trash removal, community services, or other services which do not constitute “Tax Expenses” as that term is defined in Section 4.2.5 , below. Notwithstanding the foregoing, for purposes of this Lease, Operating Expenses shall not, however, include:
(a) costs, including, without limitation, marketing costs, legal fees, space planners’ fees, advertising and promotional expenses, and brokerage fees incurred in connection with the original construction or development, or original or future leasing of the Project, and costs, including permit, license and inspection costs, incurred with respect to the installation of improvements made for new tenants initially occupying space in the Project after the Lease Commencement Date or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants or other occupants of the Project;
(b) except as set forth in items (xii), (xiii), and (xiv) above, depreciation, interest and principal payments on mortgages and other debt costs, if any, penalties and interest;
(c) costs for which the Landlord is reimbursed or entitled to reimbursement by any tenant or occupant of the Project or by insurance by its carrier or any tenant’s carrier or by anyone else, and electric power and other utility costs attributable to any Project Tenant’s premises (recognizing that Tenant is directly paying for all such electric power and other utilities attributable to the Premises pursuant to Article 6 of this Lease);
(d) any bad debt loss, rent loss, or reserves for bad debts or rent loss;
(e) costs associated with the operation of the business of the partnership or entity which constitutes the Landlord, as the same are distinguished from the costs of operation of the Project (which shall specifically include, but not be limited to, accounting costs associated with the operation of the Project). Costs associated with the operation of the business of the partnership or entity which constitutes the Landlord include costs of partnership accounting and legal matters, costs of defending any lawsuits with any mortgagee (except as the actions of the Tenant may be in issue), costs of selling, syndicating, financing, mortgaging or hypothecating any of the Landlord’s interest in the Project, and costs incurred in connection with any disputes between Landlord and its employees, between Landlord and Project management, or between Landlord and other tenants or occupants, and Landlord’s general corporate overhead and general and administrative expenses;

(f) the wages and benefits of any employee who does not devote substantially all of his or her employed time to the Project unless such wages and benefits are prorated to reflect time spent on operating and managing the Project vis-a-vis time spent on matters unrelated to operating and managing the Project; provided, that in no event shall Operating Expenses for purposes of this Lease include wages and/or benefits attributable to personnel above the level of Project manager;
(g) amount paid as ground rental for the Project by the Landlord;
(h) overhead and profit increment paid to the Landlord or to subsidiaries or affiliates of the Landlord for services in the Project to the extent the same exceeds the costs of such services rendered by qualified, first-class unaffiliated third parties on a competitive basis;
(i) any compensation paid to clerks, attendants or other persons in commercial concessions operated by the Landlord;
(j) rentals and other related expenses incurred in leasing air conditioning systems, elevators or other equipment which if purchased the cost of which would be excluded from Operating Expenses as a capital cost, except equipment not affixed to the Project which is used in providing janitorial or similar services and, further excepting from this exclusion such equipment rented or leased to remedy or ameliorate an emergency condition in the Project ;
(k) all items and services for which Tenant or any other tenant in the Project reimburses Landlord or which Landlord provides selectively to one or more tenants (other than Tenant) without reimbursement;
(l) costs, other than those incurred in ordinary maintenance and repair, for sculpture, paintings, fountains or other objects of art;
(m) any costs expressly excluded from Operating Expenses elsewhere in this Lease;
(n) rent for any office space occupied by Project management personnel to the extent the size or rental rate of such office space exceeds the size or fair market rental value of office space occupied by management personnel of the Comparable Buildings in the vicinity of the Building, with adjustment where appropriate for the size of the applicable project;
(o) costs to the extent arising from the gross negligence or willful misconduct of Landlord or its agents, employees, vendors, contractors, or providers of materials or services;
(p) costs incurred to comply with laws relating to the removal of hazardous material (as defined under applicable law) which was in existence in the Building or on the Project prior to the Lease Commencement Date; and costs incurred to remove, remedy, contain, or treat hazardous material, which hazardous material is brought into the Building or onto the Project after the date hereof by Landlord, any of Landlord’s agents, employees, contractors or licensees or any other tenant of the Project;

(q) tax penalties incurred as a result of Landlord’s negligence, inability or unwillingness to make payments when due or to file any income tax or informational returns when due
(r) costs incurred to comply with applicable laws with respect to the cleanup, removal, investigation and/or remediation of any Hazardous Materials (as such term is defined in Article 5 below) in, on or under the Project and/or the Buildings to the extent such Hazardous Materials are: (1) in existence as of the Lease Commencement Date; or (2) introduced onto the Project and/or the Buildings after the Lease Commencement Date by Landlord or any of Landlord’s agents, employees, contractors or other tenants in violation of applicable laws in effect at the date of introduction;
(s) any Tax Expenses;
(t) rentals for items (except when needed in connection with normal repairs and maintenance of permanent systems) which if purchased, rather than rented, would constitute a capital improvement specifically excluded above;
(u) costs (including, without limitation, fines, penalties, interest, and costs of repairs, replacements, alterations and/or improvements) incurred in bringing the Project into compliance with laws in effect as of the Lease Commencement Date and as interpreted by applicable governmental authorities as of such date, including, without limitation, any costs to correct building code violations pertaining to the initial design or construction of the Buildings or any other improvements to the Project, to the extent such violations exist as of the Lease Commencement Date under any applicable building codes in effect and as interpreted by applicable governmental authorities as of such date;
(v) costs for which Landlord has been compensated by a management fee, to the extent that the inclusion of such costs in Operating Expenses would result in a double charge to Tenant;
(w) costs for the initial development or future expansion of the Project; costs arising from Landlord’s charitable or political contributions;
(x) costs of any “tap fees” or any sewer or water connection fees for the benefit of any particular tenant of the Project;
(y) “in-house” legal and/or accounting fees any expenses incurred by Landlord for use of any portions of the Project to accommodate shows, promotions, kiosks, displays, filming, photography, private events or parties, ceremonies, and advertising beyond the normal expenses otherwise attributable to providing services, such as lighting and HVAC to such public portions of the Project in normal operations of the Project during standard hours of operation; and
(z) any balloons, flowers or other gifts provided to any entity whatsoever, to include, but not limited to, Tenant, other tenants, employees, vendors, contractors, prospective tenants and agents.

If Landlord is not furnishing any particular work or service (the cost of which, if performed by Landlord, would be included in Operating Expenses) to a tenant who has undertaken to perform such work or service in lieu of the performance thereof by Landlord, Operating Expenses shall be deemed to be increased by an amount equal to the additional Operating Expenses which would reasonably have been incurred during such period by Landlord if it had at its own expense furnished such work or service to such tenant.
It is understood that Landlord will reduce Operating Expenses by all cash discounts, trade discounts or quantity discounts actually received by Landlord in connection with the purchase of any goods, services or utilities in connection with the operation of the Project. Landlord will generally employ commercially reasonable efforts to minimize Operating Expenses, taking into consideration that the Project must be maintained and operated in a first class manner.
4.2.5Taxes.
4.2.5.1 “Tax Expenses” shall mean all federal, state, county, or local governmental or municipal taxes, fees, charges or other impositions of every kind and nature, whether general, special, ordinary or extraordinary, (including, without limitation, real estate taxes, general and special assessments, transit taxes, leasehold taxes or taxes based upon the receipt of rent, including gross receipts or sales taxes applicable to the receipt of rent, unless required to be paid by Tenant, personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, systems and equipment, appurtenances, furniture and other personal property used in connection with the Project, or any portion thereof), which shall be paid or accrued during any Expense Year (without regard to any different fiscal year used by such governmental or municipal authority) because of or in connection with the ownership, leasing and operation of the Project, or any portion thereof.
4.2.5.2 Tax Expenses shall include, without limitation: (i) Any tax on the rent, right to rent or other income from the Project, or any portion thereof, or as against the business of leasing the Project, or any portion thereof; (ii) Any assessment, tax, fee, levy or charge in addition to, or in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of real property tax, it being acknowledged by Tenant and Landlord that Proposition 13 was adopted by the voters of the State of California in the June 1978 election (“ Proposition 13 ”) and that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, refuse removal and for other governmental services formerly provided without charge to property owners or occupants, and, in further recognition of the decrease in the level and quality of governmental services and amenities as a result of Proposition 13, Tax Expenses shall also include any governmental or private assessments or the Project’s contribution towards a governmental or private cost-sharing agreement for the purpose of augmenting or improving the quality of services and amenities normally provided by governmental agencies; (iii) Any assessment, tax, fee, levy, or charge allocable to or measured by the area of the Premises or the Rent payable hereunder, including, without limitation, any business or gross income tax or excise tax with respect to the receipt of such rent, or upon or with respect to the possession, leasing, operating, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, or any portion thereof; and (iv) Any assessment, tax, fee, levy or charge, upon this transaction or any document to which Tenant is a party, creating or transferring an interest or an estate in the Premises.

4.2.5.3 Any costs and expenses (including, without limitation, reasonable attorneys’ fees) incurred in attempting to protest, reduce or minimize Tax Expenses shall be included in Tax Expenses in the Expense Year such expenses are paid, but only to the extent savings to Tax Expenses are reasonably anticipated to result from such attempts. Except as set forth in Section 4.2.5.4 , below, refunds of Tax Expenses shall be credited against Tax Expenses and refunded to Tenant regardless of when received, based on the Expense Year to which the refund is applicable, provided that in no event shall the amount to be refunded to Tenant for any such Expense Year exceed the total amount paid by Tenant as Additional Rent under this Article 4 for such Expense Year. If Tax Expenses for any period during the Lease Term or any extension thereof are increased after payment thereof for any reason, including, without limitation, error or reassessment by applicable governmental or municipal authorities, Tenant shall pay Landlord upon demand Tenant’s Share of any such increased Tax Expenses included by Landlord as Building Tax Expenses pursuant to the TCCs of this Lease. Notwithstanding anything to the contrary contained in this Section 4.2.8 (except as set forth in Section 4.2.8.1 , above), there shall be excluded from Tax Expenses (i) all excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal and state income taxes, and other taxes to the extent applicable to Landlord’s general or net income (as opposed to rents, receipts or income attributable to operations at the Project), (ii) any items included as Operating Expenses, (iii) any items paid by Tenant under Section 4.5 of this Lease, (iv) any Taxes for any time prior to the Commencement Date or after the later to occur of (A) the expiration date of this Lease, or (B) the date Tenant vacates the Premises pursuant to Articles 15 and 16 hereof, and (v) any special assessments or special taxes as a means of financing improvements to the Buildings or Project.
4.2.6 “Tenant’s Share” shall mean the percentage set forth in Section 6 of the Summary.
4.3Allocation of Direct Expenses. The parties acknowledge that in addition to the Building and Project, Landlord owns adjacent buildings and projects. Therefore, Landlord and Tenant acknowledge and agree that certain contracts and corresponding costs (the “ Multi-Project Costs ”), may apply to multiple projects (including the Project) and portions of such Multi-Project Costs should equitably be allocated to, and shared between, such projects and their tenants (including Tenant). Accordingly, as set forth in Section 4.2 above, Direct Expenses (which consist of Operating Expenses and Tax Expenses) shall also include a portion of the Multiple Project Costs, which portion shall be determined by Landlord on an equitable basis, and such portion shall be part of Direct Expenses for purposes of this Lease. In connection with the foregoing, Tenant acknowledges and agrees that the Project shares a common driveway with an adjacent project, which driveway serves both the Project and such adjacent project and their respective tenants.
4.4Calculation and Payment of Additional Rent. Tenant shall pay to Landlord, in the manner set forth in Section 4.4.1, below, and as Additional Rent, Tenant’s Share of Direct Expenses for each Expense Year an amount equal to the excess (the “ Excess ”).

4.4.1Statement of Actual Building Direct Expenses and Payment by Tenant. Landlord shall give to Tenant following the end of each Expense Year, a statement (the “ Statement ”) which shall state in general major categories the Building Direct Expenses incurred or accrued for such preceding Expense Year, and which shall indicate the amount of Tenant’s Share of Direct Expenses. Landlord shall use commercially reasonable efforts to deliver such Statement to Tenant on or before May 1 following the end of the Expense Year to which such Statement relates. Upon receipt of the Statement for each Expense Year commencing or ending during the Lease Term, Tenant shall pay, within thirty (30) days after receipt of the Statement, the full amount of Tenant’s Share of Direct Expenses for such Expense Year, less the amounts, if any, paid during such Expense Year as “Estimated Direct Expenses,” as that term is defined in Section 4.4.2 , below, and if Tenant paid more as Estimated Direct Expenses than the actual Tenant’s Share of Direct Expenses (an “ Excess ”), Tenant shall receive a credit in the amount of such Excess against Rent next due under this Lease. The failure of Landlord to timely furnish the Statement for any Expense Year shall not prejudice Landlord or Tenant from enforcing its rights under this Article 4 . Even though the Lease Term has expired and Tenant has vacated the Premises, when the final determination is made of Tenant’s Share of Direct Expenses for the Expense Year in which this Lease terminates, if Tenant’s Share of Direct Expenses is greater than the amount of Estimated Direct Expenses previously paid by Tenant to Landlord, Tenant shall, within thirty (30) days after receipt of the Statement, pay to Landlord such amount, and if Tenant paid more as Estimated Direct Expenses than the actual Tenant’s Share of Direct Expenses (again, an Excess), Landlord shall, within thirty (30) days, deliver a check payable to Tenant in the amount of such Excess. The provisions of this Section 4.4.1 shall survive the expiration or earlier termination of the Lease Term. Notwithstanding the immediately preceding sentence, Tenant shall not be responsible for Tenant’s Share of any Building Direct Expenses attributable to any Expense Year which are first billed to Tenant more than eighteen (18) months after the Lease Expiration Date, provided that in any event Tenant shall be responsible for Tenant’s Share of Direct Expenses levied by any governmental authority or by any public utility companies at any time following the Lease Expiration Date which are attributable to any Expense Year.
4.4.2Statement of Estimated Building Direct Expenses. In addition, Landlord shall give Tenant a yearly expense estimate statement (the “ Estimate Statement ”) which shall set forth in general major categories Landlord’s reasonable estimate (the “ Estimate ”) of what the total amount of Direct Expenses for the then-current Expense Year shall be and the estimated Tenant’s Share of Direct Expenses (the “ Estimated Direct Expenses ”). Landlord shall use commercially reasonable efforts to deliver such Estimate Statement to Tenant on or before May 1 following the end of the Expense Year to which such Estimate Statement relates. The failure of Landlord to timely furnish the Estimate Statement for any Expense Year shall not preclude Landlord from enforcing its rights to collect any Estimated Direct Expenses under this Article 4 , nor shall Landlord be prohibited from revising any Estimate Statement or Estimated Direct Expenses theretofore delivered to the extent necessary. Thereafter, Tenant shall pay, within thirty (30) days after receipt of the Estimate Statement, a fraction of the Estimated Direct Expenses for the then-current Expense Year (reduced by any amounts paid pursuant to the second to last sentence of this Section 4.4.2 ). Such fraction shall have as its numerator the number of months which have elapsed in such current Expense Year, including the month of such payment, and twelve (12) as its denominator. Until a new Estimate Statement is furnished (which Landlord shall have the right to deliver to Tenant at any time), Tenant shall pay monthly, with the monthly Base Rent installments, an amount equal to one-twelfth (1/12) of the total Estimated Direct Expenses set forth in the previous Estimate Statement delivered by Landlord to Tenant. Throughout the Lease Term Landlord shall maintain books and records with respect to Building Direct Expenses in accordance with generally accepted real estate accounting and management practices, consistently applied.
4.5Taxes and Other Charges for Which Tenant Is Directly Responsible.
4.5.1 Tenant shall be liable for and shall pay ten (10) days before delinquency, taxes levied against Tenant’s equipment, furniture, fixtures and any other personal property located in or about the Premises. If any such taxes on Tenant’s equipment, furniture, fixtures and any other personal property are levied against Landlord or Landlord’s property or if the assessed value of Landlord’s property is increased by the inclusion therein of a value placed upon such equipment, furniture, fixtures or any other personal property and if Landlord pays the taxes based upon such increased assessment, which Landlord shall have the right to do regardless of the validity thereof but only under proper protest if requested by Tenant, Tenant shall upon demand repay to Landlord the taxes so levied against Landlord or the proportion of such taxes resulting from such increase in the assessment, as the case may be.
4.5.2 If the improvements in the Premises, whether installed and/or paid for by Landlord or Tenant and whether or not affixed to the real property so as to become a part thereof, are assessed for real property tax purposes at a valuation higher than the valuation at which improvements conforming to Landlord’s “building standard” in other space in comparable buildings are assessed, then the Tax Expenses levied against Landlord or the property by reason of such excess assessed valuation shall be deemed to be taxes levied against personal property of Tenant and shall be governed by the provisions of Section 4.5.1 , above.
4.5.3 Notwithstanding any contrary provision herein, Tenant shall pay prior to delinquency any (i) rent tax or sales tax, service tax, transfer tax or value added tax, or any other applicable tax on the rent or services herein or otherwise respecting this Lease, (ii) taxes assessed upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion of the Project, including the Project parking facility; or (iii) taxes assessed upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises.
4.6 Intentionally deleted.
4.7Landlord’s Books and Records. Upon Tenant’s written request given not more than one hundred eighty (180) days after Tenant’s receipt of a Statement for a particular Expense Year, and provided that Tenant is not then in default under this Lease beyond the applicable cure period provided in this Lease, Landlord shall furnish Tenant with such reasonable supporting documentation in connection with said Building Direct Expenses as Tenant may reasonably request. Landlord shall provide said information to Tenant within sixty (60) days after Tenant’s written request therefor. Within one hundred eighty (180) days after receipt of a Statement by Tenant (the “ Review Period ”), if Tenant disputes the amount of Additional Rent set forth in the Statement, an independent certified public accountant (which accountant (A) is a member of a regionally recognized accounting firm, and (B) is not working on a contingency fee basis), designated and paid for by Tenant, may, after reasonable notice to Landlord and at reasonable times, inspect Landlord’s records with respect to the Statement at Landlord’s offices, provided that Tenant is not then in default under this Lease (beyond any applicable notice and cure periods) and Tenant has paid all amounts required to be paid under the applicable Estimate Statement and Statement, as the case may be. In connection with such inspection, Tenant and Tenant’s agents must agree in advance to follow Landlord’s reasonable rules and procedures regarding inspections of Landlord’s records, and shall execute a commercially reasonable confidentiality agreement regarding such inspection. Tenant’s failure to dispute the amount of Additional Rent set forth in any Statement within the Review Period shall be deemed to be Tenant’s approval of such Statement and Tenant, thereafter, waives the right or ability to dispute the amounts set forth in such Statement. If after such inspection, Tenant still disputes such Additional Rent, a determination as to the proper amount shall be made, at Tenant’s expense, by an independent certified public accountant (the “ Accountant ”) selected by Landlord and subject to Tenant’s reasonable approval; provided that if such determination by the Accountant proves that Direct Expenses were overstated by more than five percent (5%), then the cost of the Accountant and the cost of such determination shall be paid for by Landlord. Tenant hereby acknowledges that Tenant’s sole right to inspect Landlord’s books and records and to contest the amount of Direct Expenses payable by Tenant shall be as set forth in this Section 4.6 , and Tenant hereby waives any and all other rights pursuant to applicable law to inspect such books and records and/or to contest the amount of Direct Expenses payable by Tenant.
ARTICLE 5
USE OF PREMISES
5.1Permitted Use. Tenant shall use the Premises solely for the Permitted Use set forth in Section 7 of the Summary and Tenant shall not use or permit the Premises or the Project to be used for any other purpose or purposes whatsoever without the prior written consent of Landlord, which may be withheld in Landlord’s sole discretion.
5.2Prohibited Uses. The uses prohibited under this Lease shall include, without limitation, use of the Premises or a portion thereof for (i) offices of any agency or bureau of the United States or any state or political subdivision thereof; (ii) offices or agencies of any foreign governmental or political subdivision thereof; (iii) offices of any health care professionals or service organization; (iv) schools or other training facilities which are not ancillary to corporate, executive or professional office use; (v) retail or restaurant uses; or (vi) broadcast communications facilities such as radio and/or television stations, it being hereby acknowledged that Tenant’s use is related to communications and Tenant will be sending and receiving communications signals at and from the Premises. Tenant further covenants and agrees that Tenant shall not use, or suffer or permit any person or persons to use, the Premises or any part thereof for any use or purpose contrary to the provisions of the Rules and Regulations set forth in Exhibit D , attached hereto, or in violation of the laws of the United States of America, the State of California, or the ordinances, regulations or requirements of the local municipal or county governing body or other lawful authorities having jurisdiction over the Project) including, without limitation, any such laws, ordinances, regulations or requirements relating to hazardous materials or substances, as those terms are defined by applicable laws now or hereafter in effect; provided, however, Landlord shall not enforce, change or modify the Rules and Regulations in a discriminatory manner and Landlord agrees that the Rules and Regulations shall not be unreasonably modified or enforced in a manner which will unreasonably interfere with the normal and customary conduct of Tenant’s business. Tenant shall not use or allow the Premises to be used for any improper, unlawful or objectionable purpose, nor shall Tenant cause, maintain or permit any nuisance in, on or about the Premises.
5.3CC&Rs. Tenant shall comply with all recorded covenants, conditions, and restrictions (if any) currently affecting the Project. Additionally, Tenant acknowledges that the Project may be subject to any future covenants, conditions, and restrictions (the “ CC&Rs ”) which Landlord, in Landlord’s discretion, deems reasonably necessary or desirable, and Tenant agrees that this Lease shall be subject and subordinate to such CC&Rs. Landlord shall have the right to require Tenant to execute and acknowledge, within fifteen (15) business days of a request by Landlord, a “Recognition of Covenants, Conditions, and Restriction,” in a form substantially similar to that attached hereto as Exhibit F , agreeing to and acknowledging the CC&Rs; provided, however, (i) any such future CC&Rs shall be subject to Tenant’s reasonable review and prior approval, and (ii) no such future CC&Rs shall be permitted which materially diminish Tenant’s beneficial use or enjoyment or access, or materially increase Tenant’s obligation, hereunder.
ARTICLE 6
SERVICES AND UTILITIES
6.1Standard Tenant Services. Landlord shall maintain and operate the Building in a manner consistent with the Comparable Buildings, and shall keep the Building Structure and Building Systems in condition and repair consistent with the Comparable Buildings. In addition, Landlord shall provide, as part of the Building Structure, (i) adequate electrical wiring to subpanel facilities for the Building for Tenant’s connection with a minimum capacity of 3000 Amps at 277/480 Volts (three (3)-phase, four (4) wire), and (ii) city water and sewer stubbed to the Premises.
Notwithstanding the foregoing, Tenant shall pay for all utilities (including without limitation, electricity, gas, sewer and water) attributable to its use of the entire Premises and shall also provide its own janitorial and security services for the Building. Such utility use shall include electricity, water, and gas use for lighting, incidental use and “HVAC,” as that term is defined below. All such utility, janitorial and security payments shall be excluded from Operating Expenses and shall be paid directly by Tenant prior to the date on which the same are due to the utility provider janitorial company and/or security company, as applicable. The Premises are separately metered.
Landlord shall not be required to provide any services other than with regard to its maintenance and repair obligation relating to the Building Structure and the Common Areas.
6.2Tenant Maintained Building Systems; HVAC. Tenant shall, at Tenant’s sole cost and expense, (i) maintain the Building’s mechanical, electrical, life safety, plumbing, fire-sprinkler systems (except to the extent Landlord retains repair and maintenance responsibility for the portion of such fire-sprinkler system contained in the Building Structure), (ii) subject to limitations imposed by all governmental rules, regulations and guidelines applicable thereto, maintain (itself or through a service provider) heating and air conditioning to the Premises (“ HVAC ”) (items identified in (i) and (ii) collectively, the “ Building Systems ”), and (iii) maintain the remaining portions of the Premises which are not part of the “Building Structure,” as that term is set forth in Article 7 of this Lease to the extent such Building Structure is to be maintained and repaired by Landlord. Such repair and maintenance costs and expenses for the other building in the Project shall be the responsibility of Landlord or the tenants thereof and shall not be included in Direct Expenses payable by Tenant.
6.3Tenant Maintained Security. Tenant hereby acknowledges that Landlord shall have no obligation to provide guard service or other security measures for the benefit of the Premises, the Building or the Project. Any such security measures for the benefit of the Premises, the Building or the Project shall be provided by Tenant, at Tenant’s sole cost and expense. Tenant hereby assumes all responsibility for the protection of Tenant and its agents, employees, contractors, invitees and guests, and the property thereof, from acts of third parties, including keeping doors locked and other means of entry to the Premises closed. Tenant shall be entitled to install a separate security system for the Premises (“ Tenant’s Security System ”), either as an Alteration (pursuant to the TCCs of Article 8 ) or as a part of the initial Improvements being constructed by Tenant (pursuant to the TCCs of Exhibit B ); provided, however, that the plans and specifications for Tenant’s Security System shall be subject to Landlord’s reasonable approval, and the installation of Tenant’s Security System shall otherwise be subject to the terms and conditions of Article 8 of this Lease and/or the Tenant Work Letter, as applicable. Tenant shall at all times provide Landlord with a contact person who can disarm the security system and who is familiar with the functions of Tenant’s Security System in the event of a malfunction.
6.4Tenant Maintenance Standards. All Tenant maintained Building Systems, including HVAC, shall be maintained in accordance with manufacturer specifications by Tenant in a commercially reasonable condition. In addition, upon request from Landlord, Tenant shall provide to Landlord copies of any service contracts and records of Tenant’s maintenance of such Building Systems.
6.5Interruption of Use. Except as otherwise provided in Section 6.6 or elsewhere in this Lease, Tenant agrees that Landlord shall not be liable for damages, by abatement of Rent or otherwise, for failure to furnish or delay in furnishing any service (including telephone and telecommunication services), or for any diminution in the quality or quantity thereof, when such failure or delay or diminution is occasioned, in whole or in part, by breakage, repairs, replacements, or improvements, by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water, or other fuel at the Building or Project after reasonable effort to do so, by any riot or other dangerous condition, emergency, accident or casualty whatsoever, by act or default of Tenant or other parties, or by any other cause beyond Landlord’s reasonable control; and such failures or delays or diminution shall never be deemed to constitute an eviction or disturbance of Tenant’s use and possession of the Premises or relieve Tenant from paying Rent or performing any of its obligations under this Lease, except as otherwise provided in Section 6.6 or elsewhere in the Lease. Furthermore, Landlord shall not be liable under any circumstances for a loss of, or injury to, property or for injury to, or interference with, Tenant’s business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure to furnish any of the services or utilities as set forth in this Article 6 .

6.6Abatement Event. If (i) Landlord fails to perform the obligations required of Landlord under the TCCs of this Lease or to otherwise perform an act required by Landlord to avoid such interference, and (ii) such failure causes all or a portion of the Premises to be untenantable and unusable by Tenant, and (iii) such failure relates to (A) the nonfunctioning of any utility service to the Premises, or (B) a failure to provide access to the Premises, Tenant shall give Landlord notice (the “ Initial Notice ”), specifying such failure to perform by Landlord (the “ Abatement Event ”). If Landlord has not cured such Abatement Event within five (5) business days after the receipt of the Initial Notice (the “ Eligibility Period ”), Tenant may deliver an additional notice to Landlord (the “ Additional Notice ”), specifying such Abatement Event and Tenant’s intention to abate the payment of Rent under this Lease. If Landlord does not cure such Abatement Event within five (5) business days of receipt of the Additional Notice, Tenant may, upon written notice to Landlord, immediately abate Rent payable under this Lease for that portion of the Premises rendered untenantable and not used by Tenant, for the period beginning on the date five (5) business days after the Initial Notice to the earlier of the date Landlord cures such Abatement Event or the date Tenant recommences the use of such portion of the Premises (or as to all of the Premises if the portion which is untenantable materially impairs Tenant’s ability to conduct business from the Premises). Such right to abate Rent shall be Tenant’s sole and exclusive remedy at law or in equity for a Abatement Event. Except as provided in this Section 6.4 , nothing contained herein shall be interpreted to mean that Tenant is excused from paying Rent due hereunder.
6.7Heat Exhaust Venting Unit. Subject to the terms hereof, Tenant shall have the right to install (either as an Alteration or as part of the initial Improvements, pursuant to the TCCs of Article 8 or Exhibit B , as the case may be) and maintain, at Tenant’s sole cost and expense, a heat exhaust venting unit for the lab portions of the Premises (including duct work and other connections, as applicable) (“ Exhaust Venting Unit ”); provided: (i) Tenant obtains Landlord’s prior consent to such Exhaust Venting Unit and all plans and specifications therefor, which consent shall not be unreasonably withheld, conditioned or delayed; (ii) the location of such Exhaust Venting Unit shall be in a location to be approved by Landlord; (iii) Tenant shall be solely responsible and shall pay for all costs (or charge such costs against the Tenant Improvement Allowance) of and/or related to such Exhaust Venting Unit, including, without limitation, the cost of installation, operation and maintenance, removal, electricity and other utilities (if any) consumed thereby, and other similar charges, which costs shall be paid by Tenant to Landlord within thirty (30) days of demand therefor and (vi) Tenant obtains any necessary governmental approvals from the City of San Diego.
6.8Air Compressors. Subject to the terms hereof, Tenant shall have the right to install (either as an Alteration or as part of the initial Improvements, pursuant to the TCCs of Article 8 or Exhibit B , as the case may be) and maintain, at Tenant’s sole cost and expense, two (2) air compressors in a location in the Project adjacent to the Building designated by Landlord (including duct work and other connections, as applicable) (“ Compressors ”), provided: (i) Tenant obtains Landlord’s prior consent to such Compressors and all plans and specifications therefor, which consent shall not be unreasonably withheld, conditioned or delayed; (ii) the location of such Compressors shall be designated by Landlord after consultation with Tenant; (iii) Tenant shall be solely responsible and shall pay for all costs (or charge such costs against the Tenant Improvement Allowance) of and/or related to such Compressors, including, without limitation, the cost of installation, operation and maintenance, removal, electricity and other utilities (if any) consumed thereby, and other similar charges, which costs shall be paid by Tenant to Landlord within thirty (30) days of demand therefor and (vi) Tenant obtains any necessary governmental approvals from the City of San Diego.
6.9Overstandard Tenant Use. To the extent Tenant’s uses within the Premises are at a level above which (i) the presently existing HVAC system, together with (ii) any supplemental HVAC system installed by (or otherwise on behalf of) Tenant as part of the Improvements or subsequent Alterations, have the normal operating capacity to service (i.e., at a level which is anticipated to materially affect the temperature otherwise maintained by such HVAC systems) or which would increase the demand for water normally furnished for the Premises beyond the presently existing capacities therefore (to such extent, the “ Overstandard Tenant Use ”), then Landlord shall have the right to itself install, or cause Tenant to install (in accordance with the provisions of Article 8 relating to Alterations) supplementary air conditioning units or other facilities in the Premises, including supplementary or additional metering devices, and the cost thereof, including the cost of installation, operation and maintenance, increased wear and tear on existing equipment and other similar charges, shall be paid by Tenant (either to Landlord upon billing by Landlord, or directly, as the case may be).
ARTICLE 7
REPAIRS
7.1In General. Landlord shall maintain in first-class condition and operating order and keep in good repair and condition the structural portions of the Building, including the foundation, floor/ceiling slabs, exterior walls, roof structure (as opposed to roof membrane), curtain wall, exterior glass and mullions, columns, beams, shafts (including elevator shafts), stairs, stairwells, elevator cab, men’s and women’s washrooms, underground utilities, Building mechanical, electrical and telephone closets, and all common and public areas servicing the Building, including the parking areas, landscaping and exterior Project signage (collectively, “ Building Structure ”) and the Project Common Areas. Notwithstanding anything in this Lease to the contrary, Tenant shall be required to repair the Building Structure to the extent any damage thereto is caused due to Tenant’s use of the Premises for other than a normal and customary implementation of its Permitted Use, unless and to the extent such damage is covered by insurance carried or required to be carried by Landlord pursuant to Article 10 and to which the waiver of subrogation is applicable (such obligation to the extent applicable to Tenant as qualified and conditioned will hereinafter be defined as the “ BS

Exception ”). Tenant shall, at Tenant’s own expense, keep the Premises and Building Systems, including all improvements, fixtures and furnishings therein, and the floor or floors of the Building on which the Premises are located, in good order, repair and condition at all times during the Lease Term, but such obligation shall not extend to the Building Structure except pursuant to the BS Exception. In addition, Tenant shall, at Tenant’s own expense, but under the supervision and subject to the prior approval of Landlord, and within any reasonable period of time specified by Landlord, promptly and adequately repair all damage to the Premises and Building Systems and replace or repair all damaged, broken, or worn fixtures and appurtenances, but such obligation shall not extend to the Building Structure except pursuant to the BS Exception; provided however, that, at Landlord’s option, or if Tenant fails to make such repairs, Landlord may, after written notice to Tenant and Tenant’s failure to repair within five (5) days thereafter (unless more than five (5) days is required to effectuate such repair, in which case Tenant shall have the time reasonably required to complete the repair, so long as Tenant commences the repair during the five (5) day period and diligently completes such repair), but need not, make such repairs and replacements, and Tenant shall pay Landlord the cost thereof, including a percentage of the cost thereof (to be uniformly established for the Building and/or the Project), but not to exceed five percent (5%) of the cost of such work) sufficient to reimburse Landlord for all overhead, general conditions, fees and other costs or expenses arising from Landlord’s involvement with such repairs and replacements forthwith upon being billed for same. Notwithstanding that pursuant to the BS Exception Tenant may be responsible for certain repairs to the Base Building, Landlord shall nevertheless make such repairs at Tenant’s expense; provided, however, to the extent the same are covered by Landlord’s insurance, Tenant shall only be obligated to pay any deductible in connection therewith. Landlord may, but shall not be required to, enter the Premises at all reasonable times to make such repairs, alterations, improvements or additions to the Premises or to the Project or to any equipment located in the Project as Landlord shall desire or deem necessary or as Landlord may be required to do by governmental or quasi-governmental authority or court order or decree; provided, however, except for (i) emergencies, (ii) repairs, alterations, improvements or additions required by governmental or quasi-governmental authorities or court order or decree, or (iii) repairs which are the obligation of Tenant hereunder, any such entry into the Premises by Landlord shall be performed in a manner so as not to materially interfere with Tenant’s use of, or access to, the Premises; provided that, with respect to items (ii) and (iii) above, Landlord shall use commercially reasonable efforts to not materially interfere with Tenant’s use of, or access to, the Premises. Tenant hereby waives any and all rights under and benefits of subsection 1 of Section 1932 and Sections 1941 and 1942 of the California Civil Code or under any similar law, statute, or ordinance now or hereafter in effect.
7.2Tenant’s Self-Help Rights. Notwithstanding anything to the contrary set forth in this Article 7, if Tenant provides written notice to Landlord of the need for repairs and/or maintenance which are Landlord’s obligation to perform under Section 7.1 above, and Landlord fails to undertake such repairs and/or maintenance within a reasonable period of time, given the circumstances, after receipt of such notice (but in no event earlier than fifteen (15) days after receipt of such notice except in cases where there is an immediate threat of material and substantial property damage or immediate threat of bodily injury, in which case such shorter period of time as is reasonable under the circumstances), then Tenant may, at its option and without limiting all other available remedies, proceed to undertake such repairs and/or maintenance upon delivery of an additional three (3) business days’ notice to Landlord that Tenant is taking such required action (provided, however, that no additional notice shall be required in the event of an emergency which threatens life or where there is imminent danger to property). If such repairs and/or maintenance were required under the terms of this Lease to be performed by Landlord and are not performed by Landlord prior to the expiration of such three (3) business day period (or the initial notice and repair period set forth in the first sentence of this Section 7.2 in the event of emergencies where no second notice is required) (the “ Outside Repair Period ”), then Tenant shall be entitled to reimbursement by Landlord of Tenant’s actual, reasonable, and documented costs and expenses in performing such maintenance and/or repairs. Such reimbursement shall be made within thirty (30) days after Landlord’s receipt of Tenant’s invoice of such costs and expenses, and if Landlord fails to so reimburse Tenant within such 30-day period, then Tenant shall be entitled to offset against the Rent payable by Tenant under this Lease the amount of such invoice together with interest thereon at the Interest Rate, which shall have accrued on the amount of such invoice during the period from and after Tenant’s delivery of such invoice to Landlord through and including the earlier of the date Landlord delivers the payment to Tenant or the date Tenant offsets such amount against the Rent; provided, however, that notwithstanding the foregoing to the contrary, if (i) Landlord delivers to Tenant prior to the expiration of the Outside Repair Period described above, a written objection to Tenant’s right to receive any such reimbursement based upon Landlord’s good faith claim that such action did not have to be taken by Landlord pursuant to the terms of this Lease, or (ii) Landlord delivers to Tenant, within thirty (30) days after receipt of Tenant’s invoice, a written objection to the payment of such invoice based upon Landlord’s good faith claim that such charges are excessive (in which case, Landlord shall reimburse Tenant, within such 30-day period, the amount Landlord contends would not be excessive), then Tenant shall not be entitled to such reimbursement or offset against Rent, but Tenant, as its sole remedy, may proceed to claim a default by Landlord. In the event Tenant undertakes such repairs and/or maintenance, and such work will affect the Systems and Equipment, the Base, Shell and Core, any structural portions of the Building, any common areas or other areas outside the Building and/or the exterior appearance of the Building or Project (or any portion thereof), Tenant shall use only those unrelated third party contractors used by Landlord in the Buildings for such work unless such contractors are unwilling or unable to perform such work at competitive prices, in which event Tenant may utilize the services of any other qualified contractor which normally and regularly performs similar work in comparable first-class buildings in the Sorrento Mesa area of San Diego, California. Tenant shall comply with the other terms and conditions of this Lease if Tenant takes the required action, except that Tenant is not required to obtain Landlord’s consent for such repairs.
ARTICLE 8
ADDITIONS AND ALTERATIONS
8.1Landlord’s Consent to Alterations. Tenant may not make any improvements, alterations, additions or changes to the Premises or any mechanical, plumbing or HVAC facilities or systems pertaining to the Premises (collectively, the “ Alterations ”) without first procuring the prior written consent of Landlord to such Alterations, which consent shall be requested by Tenant not less than fifteen (15) business days prior to the commencement thereof, and which consent shall not be unreasonably withheld by Landlord, provided it shall be deemed reasonable for Landlord to withhold its consent to any Alteration which adversely affects the structural portions or the systems or equipment of the Building or is visible from the exterior of the Building (collectively, the “ Major Alterations ”). Notwithstanding the foregoing, Landlord’s prior consent shall not be required with respect to any interior Alterations to the Premises which (i) are not Major Alterations, (ii) cost less than Thirty Thousand Dollars ($30,000.00) for any one (1) job, (iii) do not adversely affect the value of the Premises or Building, and (iv) do not require a permit of any kind, as long as (A) Tenant delivers to Landlord notice and a copy of any final plans, specifications and working drawings for any such Alterations at least ten (10) days prior to commencement of the work thereof, and (B) the other conditions of this Article 8 are satisfied including, without limitation, conforming to Landlord’s rules, regulations and insurance requirements which govern contractors; provided, however, that with respect to Alterations consisting of solely painting and carpeting, such Thirty Thousand Dollar ($30,000.00) amount shall be deemed increased to One Hundred Thousand Dollars ($100,000.00) (the “ Cosmetic Alterations ”). The construction of the initial improvements to the Premises shall be governed by the terms of the Work Letter Agreement and not the terms of this Article 8.

8.2Manner of Construction. Landlord may impose, as a condition of its consent to any and all Alterations or repairs of the Premises or about the Premises, such requirements as Landlord in its reasonable discretion may deem desirable, including, but not limited to, the requirement that Tenant utilize for such purposes only contractors reasonably approved by Landlord, and the requirement that upon Landlord’s timely request (as more particularly set forth in Section 8.5 , below), Tenant shall, at Tenant’s expense, remove such Alterations upon the expiration or any early termination of the Lease Term and return the affected portion of the Premises to a building standard tenant improved condition as determined by Landlord. Tenant shall construct such Alterations and perform such repairs in a good and workmanlike manner, in conformance with any and all applicable federal, state, county or municipal laws, rules and regulations and pursuant to a valid building permit, issued by the City of San Diego all in conformance with Landlord’s construction rules and regulations; provided, however, that prior to commencing to construct any Alteration, Tenant shall meet with Landlord to discuss Landlord’s design parameters and code compliance issues. In the event Tenant performs any Alterations in the Premises which require or give rise to governmentally required changes to the “Base Building,” as that term is defined below, then Landlord shall, at Tenant’s expense, make such changes to the Base Building. The “ Base Building ” shall include the structural portions of the Building, and the public restrooms, elevators, exit stairwells and the systems and equipment located in the internal core of the Building on the floor or floors on which the Premises are located. In performing the work of any such Alterations, Tenant shall have the work performed in such manner so as not to obstruct access to the Project or any portion thereof, by any other tenant of the Project, and so as not to obstruct the business of Landlord or other tenants in the Project. Tenant shall not use (and upon notice from Landlord shall cease using) contractors, services, workmen, labor, materials or equipment that, in Landlord’s reasonable judgment, would disturb labor harmony with the workforce or trades engaged in performing other work, labor or services in or about the Building or the Common Areas. In addition to Tenant’s obligations under Article 9 of this Lease, upon completion of any Alterations, Tenant agrees to cause a Notice of Completion to be recorded in the office of the Recorder of the County of San Diego in accordance with Section 3093 of the Civil Code of the State of California or any successor statute, and Tenant shall deliver to the Project construction manager a reproducible copy of the “as built” drawings of the Alterations, to the extent applicable, as well as all permits, approvals and other documents issued by any governmental agency in connection with the Alterations.
8.3Payment for Improvements. If payment is made directly to contractors, Tenant shall (i) comply with Landlord’s requirements for final lien releases and waivers in connection with Tenant’s payment for work to contractors, and (ii) sign Landlord’s standard contractor’s rules and regulations. If Tenant orders any work directly from Landlord, Tenant shall pay to Landlord an amount equal to five percent of the cost of such work to compensate Landlord for all overhead, general conditions, fees and other costs and expenses arising from Landlord’s involvement with such work. If Tenant does not order any work directly from Landlord, Tenant shall reimburse Landlord for Landlord’s reasonable, actual, out-of-pocket costs and expenses actually incurred in connection with Landlord’s review of such work.

8.4Construction Insurance. In addition to the requirements of Article 10 of this Lease, in the event that Tenant makes any Alterations, prior to the commencement of such Alterations, Tenant shall provide Landlord with evidence that Tenant or its contractor carries “Builder’s All Risk” insurance in an amount reasonably approved by Landlord covering the construction of such Alterations, and such other insurance as Landlord may reasonably require, it being understood and agreed that all of such Alterations shall be insured by Tenant pursuant to Article 10 of this Lease immediately upon completion thereof. In addition, Landlord may, in its reasonable discretion, require Tenant to obtain a lien and completion bond or some alternate form of security satisfactory to Landlord in an amount sufficient to ensure the lien-free completion of any such Alterations costing in excess of One Hundred Thousand Dollars ($100,000.00) and naming Landlord as a co-obligee.
8.5Landlord’s Property. Landlord and Tenant hereby acknowledge and agree that (i) all Alterations, improvements, fixtures, equipment and/or appurtenances which may be installed or placed in or about the Premises, from time to time, shall be at the sole cost of Tenant and shall be and become part of the Premises and the property of Landlord, and (ii) the Improvements to be constructed in the Premises pursuant to the TCCs of the Work Letter Agreement shall, upon completion of the same, be and become a part of the Premises and the property of Landlord. Furthermore, Landlord may require Tenant, ( x ) with regard to Alterations, by written notice to Tenant at the time of Landlord’s consent to such items (or, with respect to Alterations not requiring Landlord’s consent, within three (3) business days after Tenant’s written notice to Landlord of such Alterations as provided in Section 8.1 above), ( y ) with regard to the Improvements constructed pursuant to Exhibit B , by notice that the same constitute “Removal Items” in accordance with the TCCs of Section 2.4 of such Exhibit B , and (z) with regard to the “Original Improvements,” as that term is set forth in Section 10.3.2 , by express inclusion on Exhibit I attached to this Lease (as so identified, the “ OI Removal Items ”), at Tenant’s expense, to remove any such timely identified Alterations, Removal Items or OI Removal Items in the Premises, and to repair any damage to the Premises and Building caused by such removal and return the affected portion of the Premises to a building standard tenant improved condition as determined by Landlord. If Tenant fails to complete such removal and/or to repair any damage caused by the removal of any Alterations or improvements in the Premises, and returns the affected portion of the Premises to a building standard tenant improved condition as determined by Landlord, then at Landlord’s option, either (A) Tenant shall be deemed to be holding over in the Premises and Rent shall continue to accrue in accordance with the terms of Article 16 , below, until such work shall be completed, or (B) Landlord may do so and may charge the cost thereof to Tenant. Tenant hereby protects, defends, indemnifies and holds Landlord harmless from any liability, cost, obligation, expense or claim of lien in any manner relating to the installation, placement, removal or financing of any such Alterations, improvements, fixtures and/or equipment in, on or about the Premises by or on behalf of Tenant, which obligations of Tenant shall survive the expiration or earlier termination of this Lease.

ARTICLE 9
COVENANT AGAINST LIENS
Tenant shall keep the Project and Premises free from any liens or encumbrances arising out of the work performed, materials furnished or obligations incurred by or on behalf of Tenant, and shall protect, defend, indemnify and hold Landlord harmless from and against any claims, liabilities, judgments or costs (including, without limitation, reasonable attorneys’ fees and costs) arising out of same or in connection therewith. Tenant shall give Landlord notice at least twenty (20) days prior to the commencement of any such work on the Premises (or such additional time as may be necessary under applicable laws) to afford Landlord the opportunity of posting and recording appropriate notices of non-responsibility. Tenant shall remove any such lien or encumbrance by bond or otherwise within twenty (20) days after notice by Landlord, and if Tenant shall fail to do so, Landlord may pay the amount necessary to remove such lien or encumbrance, without being responsible for investigating the validity thereof. The amount so paid shall be deemed Additional Rent under this Lease payable upon demand, without limitation as to other remedies available to Landlord under this Lease. Nothing contained in this Lease shall authorize Tenant to do any act which shall subject Landlord’s title to the Building or Premises to any liens or encumbrances whether claimed by operation of law or express or implied contract. Any claim to a lien or encumbrance upon the Building or Premises arising in connection with any such work or respecting the Premises not performed by or at the request of Landlord shall be null and void, or at Landlord’s option shall attach only against Tenant’s interest in the Premises and shall in all respects be subordinate to Landlord’s title to the Project, Building and Premises.
ARTICLE 10
INSURANCE
10.1Indemnification and Waiver. Except to the extent cause by the negligence or willful misconduct of the Landlord Parties (as defined below), Tenant hereby assumes all risk of damage to property or injury to persons in, upon or about the Premises from any cause whatsoever and agrees that Landlord, its partners, subpartners and their respective officers, agents, servants, employees, and independent contractors (collectively, “ Landlord Parties ”) shall not be liable for, and are hereby released from any responsibility for, any damage either to person or property or resulting from the loss of use thereof, which damage is sustained by

Tenant or by other persons claiming through Tenant. Tenant shall indemnify, defend, protect, and hold harmless the Landlord Parties from any and all loss, cost, damage, expense and liability (including without limitation court costs and reasonable attorneys’ fees) incurred in connection with or arising from any cause in, on or about the Premises, any negligence or willful misconduct of Tenant or of any person claiming by, through or under Tenant, or of the contractors, agents, servants, employees, invitees, guests or licensees of Tenant or any such person, in, on or about the Project or any breach of the TCCs of this Lease, either prior to, during, or after the expiration of the Lease Term, provided that the terms of the foregoing indemnity shall not apply to the negligence or willful misconduct of Landlord or the Landlord parties. Should Landlord be named as a defendant in any suit brought against Tenant in connection with or arising out of Tenant’s occupancy of the Premises, Tenant shall pay to Landlord its costs and expenses incurred in such suit, including without limitation, its actual professional fees such as appraisers’, accountants’ and attorneys’ fees. Subject to Tenant’s indemnity and the waiver of subrogation provided below, Landlord shall indemnify, defend, protect, and hold harmless Tenant, its partners, and their respective officers, agents, servants, employees, and independent contractors (collectively, “ Tenant Parties ”) from any and all loss, cost, damage, expense and liability (including without limitation court costs and reasonable attorneys’ fees) arising from the negligence or willful misconduct of Landlord or the Landlord Parties in, on or about the Project either prior to or during the Lease Term, and/or as a result of Landlord’s breach of this Lease, except to the extent caused by the negligence or willful misconduct of Tenant or the Tenant Parties. Further, Tenant’s agreement to indemnify Landlord, and Landlord’s agreement to indemnify Tenant, each pursuant to this Section 10.1 , is not intended and shall not relieve any insurance carrier of its obligations under policies required to be carried pursuant to the provisions of this Lease, to the extent such policies cover the matters subject to the parties’ respective indemnification obligations; nor shall they supersede any inconsistent agreement of the parties set forth in any other provision of this Lease. The provisions of this Section 10.1 shall survive the expiration or sooner termination of this Lease with respect to any claims or liability arising in connection with any event occurring prior to such expiration or termination. Notwithstanding anything to the contrary contained in this Lease, nothing in this Lease shall impose any obligations on Tenant or Landlord to be responsible or liable for, and each hereby releases the other from all liability for, consequential damages other than those consequential damages incurred by Landlord in connection with a holdover of the Premises by Tenant after the expiration or earlier termination of this Lease.
10.2Landlord’s Fire, Casualty and Liability Insurance.
10.2.1 Landlord shall maintain Commercial/Comprehensive General Liability Insurance of at least Five Million Dollars ($5,000,000.00) with respect to the Building during the Lease Term covering claims for bodily injury, personal injury and property damage in the Project Common Areas and with respect to Landlord’s activities in the Premises.
10.2.2 Landlord shall insure the Building and Landlord’s remaining interest in the Improvements and Alterations with a policy of Physical Damage Insurance including building ordinance coverage, written on a standard Causes of Loss – Special Form basis (against loss or damage due to fire and other casualties covered within the classification of fire and extended coverage, vandalism, and malicious mischief, sprinkler leakage, water damage and special extended coverage), covering the full replacement cost of the Base Building, Premises and other improvements (including coverages for enforcement of Applicable Laws requiring the upgrading, demolition, reconstruction and/or replacement of any portion of the Building as a result of a covered loss) without deduction for depreciation.
10.2.3 Landlord shall maintain Boiler and Machinery/Equipment Breakdown Insurance covering the Building against risks commonly insured against by a Boiler & Machinery/Equipment Breakdown policy and such policy shall cover the full replacement costs, without deduction for depreciation.
10.2.4 The foregoing coverages shall contain commercially reasonable deductible amounts from such companies, and on such other terms and conditions, as Landlord may from time to time reasonably determine.
10.2.5 Additionally, at the option of Landlord, such insurance coverage may include the risk of (i) earthquake, (ii) flood damage and additional hazards, (iii) a rental loss endorsement for a period of up to two (2) years, (iv) one or more loss payee endorsements in favor of holders of any mortgages or deeds of trust encumbering the interest of Landlord in the Building, or any portion thereof. As to items (i) and (ii) above, such coverage will be carried only if and to the extent required by the lender on the Building.

10.2.6 Notwithstanding the foregoing provisions of this Section 10.2, the coverage and amounts of insurance carried by Landlord in connection with the Building shall, at a minimum, be comparable to the coverage and amounts of insurance which are carried by reasonably prudent landlords of Comparable Buildings, and Worker’s Compensation and Employer’s Liability coverage as required by applicable law. Tenant shall, at Tenant’s expense, comply with all insurance company requirements pertaining to the use of the Premises of which Tenant has been notified. If Tenant’s conduct or use of the Premises causes any increase in the premium for such insurance policies then Tenant shall reimburse Landlord for any such increase. Tenant, at Tenant’s expense, shall comply with all rules, orders, regulations or requirements of the American Insurance Association (formerly the National Board of Fire Underwriters) and with any similar body.
10.3Tenant’s Insurance. Tenant shall maintain the following coverages in the following amounts.
10.3.1 Commercial General Liability Insurance covering the insured against claims of bodily injury, personal injury and property damage (including loss of use thereof) arising out of Tenant’s operations, and contractual liabilities (covering the performance by Tenant of its indemnity agreements) including a Broad Form endorsement covering the insuring provisions of this Lease. Landlord shall be named as an additional insured as their interests may appear using form CG2011 or its comparable. An endorsement showing that Tenant’s coverage is primary and any insurance carried by Landlord shall be excess and noncontributing. Such insurance shall (i) name Landlord, and any other party the Landlord so specifies that has a material financial interest in the Project as an additional insured, including Landlord’s managing agent, if any, and (ii) specifically cover the liability assumed by Tenant under this Lease, including, but not limited to, Tenant’s obligations under Section 10.1 of this Lease. Liability limits shall not be less than:

Bodily Injury and Property Damage Liability	$5,000,000 each occurrence $5,000,000 annual aggregate, or any combination of primary insurance and excess insurance

Personal Injury Liability	$5,000,000 each occurrence $5,000,000 annual aggregate, or any combination of primary insurance and excess insurance 0% Insured’s participation
10.3.2 Property Insurance covering (i) all office furniture, business and trade fixtures, office equipment, free-standing cabinet work, movable partitions, merchandise and all other items of Tenant’s property on the Premises installed by, for, or at the expense of Tenant, (ii) the “Improvements,” as that term is defined in Section 2.1 of the Work Letter Agreement, and any other improvements which exist in the Premises as of the Lease Commencement Date (excluding the Base Building) (the “Original Improvements”), and (iii) all other improvements, alterations and additions to the Premises installed by or on behalf of Tenant. Such insurance shall be written on an “all risks” of physical loss or damage basis, for the full replacement cost value (subject to reasonable deductible amounts) new without deduction for depreciation of the covered items and in amounts that meet any co-insurance clauses of the policies of insurance and shall include coverage for damage or other loss caused by fire or other peril including, but not limited to, vandalism and malicious mischief, theft, water damage of any type, including sprinkler leakage, bursting or stoppage of pipes, and explosion.
10.3.3 Worker’s Compensation or other similar insurance pursuant to all applicable state and local statutes and regulations, and Employer’s Liability Insurance or other similar insurance pursuant to all applicable state and local statutes and regulations, with minimum limits of One Million and No/100 Dollars ($1,000,000.00) per employee and One Million and No/100 Dollars ($1,000,000.00) per occurrence.
10.3.4 Commercial Automobile Liability Insurance covering all owned, hired, or non-owned vehicles with the following limits of liability: One Million Dollars ($1,000,000.00) combined single limit for bodily injury and property damage.
10.3.5 Business Interruption, loss of income and extra expense insurance in such amounts as will reimburse Tenant for actual direct or indirect loss of earnings for up to one (1) year attributable to the risks outlined in Section 10.3.2 , above.
10.4Form of Policies. The minimum limits of policies of insurance required of Tenant under this Lease shall in no event limit the liability of Tenant under this Lease. Such insurance shall (i) be issued by an insurance company having a rating of not less than A-:VIII in Best’s Insurance Guide or which is otherwise acceptable to Landlord and licensed to do business in the State of California; (ii) be in form and content reasonably acceptable to Landlord; (iii) provide that said insurance shall not be canceled or coverage changed unless thirty (30) days’ (10 days for nonpayment of premiums) prior written notice shall have been given to Landlord and any mortgagee of Landlord, the identity of whom has been provided to Tenant in writing, and (iv) with respect to the insurance required in Sections 10.3.1 and 10.3.2 above have deductible amounts not exceeding Fifty Thousand Dollars ($50,000.00). Any insurance required of Tenant under this Lease may be furnished by Tenant under a blanket policy so long as and provided such policy: (a) strictly complies with all other terms and conditions contained in this Lease; and (b) contains an endorsement that with respect to commercial general liability insurance, identifies with specificity the particular address of the Premises as being covered under the blanket policy provides a minimum guaranteed coverage amount of Five Million Dollars ($5,000,000.00) per occurrence for the Premises. Tenant shall deliver said policy or policies or certificates thereof to Landlord on or before the Lease Commencement Date and at least thirty (30) days before the expiration dates thereof. In the event Tenant shall fail to procure such insurance, or to deliver such policies or certificate, Landlord may, at its option, after written notice to Tenant and Tenant’s failure to obtain such insurance within five (5) days thereafter, procure such policies for the account of Tenant, and the cost thereof shall be paid to Landlord within thirty (30) days after delivery to Tenant of bills therefor.

10.5Subrogation. Landlord and Tenant intend that their respective property loss risks shall be borne by reasonable insurance carriers to the extent above provided, and Landlord and Tenant hereby agree to look solely to, and seek recovery only from, their respective insurance carriers in the event of a property loss to the extent that such coverage is agreed to be provided hereunder. The parties each hereby waive all rights and claims against each other for such losses, and waive all rights of subrogation of their respective insurers, provided such waiver of subrogation shall not affect the right to the insured to recover thereunder. The parties agree that their respective insurance policies are now, or shall be, endorsed such that the waiver of subrogation shall not affect the right of the insured to recover thereunder.
10.6Additional Insurance Obligations. Tenant shall carry and maintain during the entire Lease Term, at Tenant’s sole cost and expense, increased amounts of the insurance required to be carried by Tenant pursuant to this Article 10 and such other reasonable types of insurance coverage and in such reasonable amounts covering the Premises and Tenant’s operations therein, as may be reasonably requested by Landlord. Notwithstanding the foregoing, Landlord’s request shall only be considered reasonable if such increased coverage amounts and/or such new types of insurance are consistent with the requirements of a majority of Comparable Buildings, and Landlord shall not so increase the coverage amounts or require additional types of insurance during the first five (5) years of the Lease Term and thereafter no more often than one time in any five (5) year period.
ARTICLE 11
DAMAGE AND DESTRUCTION
11.1Repair of Damage to Premises by Landlord. Tenant shall promptly notify Landlord of any material damage to the Premises resulting from fire or any other casualty. If the Premises, the Building or any Common Areas serving or providing access to the Premises shall be damaged by fire or other casualty, Landlord shall use commercially reasonable efforts to promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord’s reasonable control, and subject to all other terms of this Article 11 , restore the Base Building and such Common Areas. Such restoration shall be to substantially the same condition of the Base Building and the Common Areas prior to the casualty, except for modifications required by zoning and building codes and other laws or by the holder of a mortgage on the Building or Project or any other modifications to the Common Areas deemed desirable by Landlord, which are consistent with the character of the Project, provided that access to the Premises and any common restrooms serving the Premises shall not be materially impaired. Upon the occurrence of any damage to the Premises, Tenant shall at Tenant’s sole cost and expense, in accordance with the terms and conditions of Article 8 above, promptly and diligently repair any injury or damage to the Improvements, Alterations and other any other improvements installed in the Premises and shall return such Improvements to the condition existing prior to such damage (subject to any required modifications or modifications reasonably approved by Landlord). Prior to the commencement of construction, Tenant shall submit to Landlord, for Landlord’s review and approval, all plans, specifications and working drawings relating thereto, and Tenant shall select the contractors to perform such improvement work (subject to Landlord’s reasonable approval). Landlord shall not be liable for any inconvenience or annoyance to Tenant or its visitors, or injury to Tenant’s business resulting in any way from such damage or the repair thereof; provided however, that if such fire or other casualty shall have damaged the Premises or Common Areas necessary to Tenant’s occupancy, and the Premises are not occupied by Tenant as a result thereof, then during the time and to the extent the Premises are unfit for occupancy, the Rent shall be abated in proportion to the ratio that the amount of rentable square feet of the Premises which is unfit for occupancy for the purposes permitted under this Lease bears to the total rentable square feet of the Premises (or if so much of the Premises are damaged that the remainder of the Premises is not usable by Tenant, then all of the rent shall abate during the repairs).
11.2Landlord’s Option to Repair. Notwithstanding the terms of Section 11.1 of this Lease, Landlord may elect not to rebuild and/or restore Building pertaining to Landlord’s Restoration Work, and instead terminate this Lease, by notifying Tenant in writing of such termination within forty-five (45) days after the date of discovery of the damage, such notice to include a termination date giving Tenant forty-five (45) days to vacate the Premises, but Landlord may so elect only if the Building or Project shall be damaged by fire or other casualty or cause, whether or not the Premises are affected, and one or more of the following conditions is present: (i) in Landlord’s reasonable judgment, repairs cannot reasonably be completed within one hundred eighty (180) days after the date of discovery of the damage (when such repairs are made without the payment of overtime or other premiums); (ii) the holder of any mortgage on the Building or Project or ground lessor with respect to the Building or Project shall require that the insurance proceeds or any portion thereof be used to retire the mortgage debt, or shall terminate the ground lease, as the case may be; (iii) the damage is not at least ninety percent (90%) covered by Landlord’s insurance policies; (iv) Landlord decides to rebuild the Building or Common Areas so that they will be substantially different structurally or architecturally; (v) the damage occurs during the last twelve (12) months of the Lease Term; or (vi) any owner of any other portion of the Project, other than Landlord, does not intend to repair the damage to such portion of the Project; provided, however, that if Landlord does not elect to terminate this Lease pursuant to Landlord’s termination right as provided above, and the repairs cannot, in the reasonable opinion of Landlord, be completed within one hundred eighty (180) days after being commenced, Tenant may elect, no earlier than sixty (60) days after the date of the damage and not later than ninety (90) days after the date of such damage, to terminate this Lease by written notice to Landlord effective as of the date specified in the notice, which date shall not be less than thirty (30) days nor more than sixty (60) days after the date such notice is given by Tenant. Furthermore, if neither Landlord nor Tenant has terminated this Lease, and the repairs are not actually completed within such 180-day period, Tenant shall have the right to terminate this Lease during the first five (5) business days of each calendar month following the end of such period until such time as the repairs are complete, by notice to Landlord (the “ Damage Termination Notice ”), effective as of a date set forth in the Damage Termination Notice (the “ Damage Termination Date ”), which Damage Termination Date shall not be less than ten (10) business days following the end of each such month. Notwithstanding the foregoing, if Tenant delivers a Damage Termination Notice to Landlord, then Landlord shall have the right to suspend the occurrence of the Damage Termination Date for a period ending thirty (30) days after the Damage Termination Date set forth in the Damage Termination Notice by delivering to Tenant, within five (5) business days of Landlord’s receipt of the Damage Termination Notice, a certificate of Landlord’s contractor responsible for the repair of the damage certifying that it is such contractor’s good faith judgment that the repairs shall be substantially completed within thirty (30) days after the Damage Termination Date. If repairs shall be substantially completed prior to the expiration of such thirty-day period, then the Damage Termination Notice shall be of no force or effect, but if the repairs shall not be substantially completed within such thirty-day period, then this Lease shall terminate upon the expiration of such thirty-day period. At any time, from time to time, after the date occurring sixty (60) days after the date of the damage, Tenant may request that Landlord inform Tenant of Landlord’s reasonable opinion of the date of completion of the repairs and Landlord shall respond to such request within five (5) business days. Notwithstanding the provisions of this Section 11.2 , Tenant shall have the right to terminate this Lease under this Section 11.2 only if each of the following conditions is satisfied: (a) the damage to the Project by fire or other casualty was not caused by the gross negligence or intentional act of Tenant or its partners or subpartners and their respective officers, agents, servants, employees, and independent contractors; (b) Tenant is not then in default under this Lease; and (c) as a result of the damage, Tenant cannot reasonably conduct business from the Premises. In the event this Lease is terminated in accordance with the terms of this Section 11.2 , Tenant shall assign to Landlord (or to any party designated by Landlord) all insurance proceeds payable to Tenant under Tenant’s insurance required under items (ii) and (iii) of Section 10.3.2 of this Lease.
11.3Waiver of Statutory Provisions. The provisions of this Lease, including this Article 11, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, the Building or the Project, and any statute or regulation of the State of California, including, without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other statute or regulation, now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises, the Building or the Project.
ARTICLE 12
NONWAIVER
No provision of this Lease shall be deemed waived by either party hereto unless expressly waived in a writing signed thereby. The waiver by either party hereto of any breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of any subsequent breach of same or any other term, covenant or condition herein contained. The subsequent acceptance of Rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular Rent so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such Rent. No acceptance of a lesser amount than the Rent herein stipulated shall be deemed a waiver of Landlord’s right to receive the full amount due, nor shall any endorsement or statement on any check or payment or any letter accompanying such check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the full amount due. No receipt of monies by Landlord from Tenant after the termination of this Lease shall in any way alter the length of the Lease Term or of Tenant’s right of possession hereunder, or after the giving of any notice shall reinstate, continue or extend the Lease Term or affect any notice given Tenant prior to the receipt of such monies, it being agreed that after the service of notice or the commencement of a suit, or after final judgment for possession of the Premises, Landlord may receive and collect any Rent due, and the payment of said Rent shall not waive or affect said notice, suit or judgment.

ARTICLE 13
CONDEMNATION
If the whole or any part of the Premises, Building or Project shall be taken by power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose, or if any adjacent property or street shall be so taken or condemned, or reconfigured or vacated by such authority in such manner as to require the use, reconstruction or remodeling of any part of the Premises, Building or Project, or if Landlord shall grant a deed or other instrument in lieu of such taking by eminent domain or condemnation, Landlord shall have the option to terminate this Lease effective as of the date possession is required to be surrendered to the authority. If more than ten percent (10%) of the rentable square feet of the Building and Tenant’s parking rights are taken, or if access to the Premises is substantially impaired, in each case for a period in excess of one hundred eighty (180) days, Tenant shall have the option to terminate this Lease effective as of the date possession is required to be surrendered to the authority. Tenant shall not because of such taking assert any claim against Landlord or the authority for any compensation because of such taking and Landlord shall be entitled to the entire award or payment in connection therewith, except that Tenant shall have the right to file any separate claim available to Tenant for any taking of Tenant’s personal property and fixtures belonging to Tenant and removable by Tenant upon expiration of the Lease Term pursuant to the terms of this Lease, and for moving expenses, so long as such claims do not diminish the award available to Landlord, its ground lessor with respect to the Building or Project or its mortgagee, and such claim is payable separately to Tenant. All Rent shall be apportioned as of the date of such termination. If any part of the Premises shall be taken, and this Lease shall not be so terminated, the Rent shall be proportionately abated. Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of The California Code of Civil Procedure. Notwithstanding anything to the contrary contained in this Article 13 , in the event of a temporary taking of all or any portion of the Premises for a period of one hundred and eighty (180) days or less, then this Lease shall not terminate but the Base Rent and the Additional Rent shall be abated for the period of such taking in proportion to the ratio that the amount of rentable square feet of the Premises taken bears to the total rentable square feet of the Premises (or if so much of the Premises are taken that the remainder of the Premises is not usable by Tenant, then all of the rent shall abate during the taking). Landlord shall be entitled to receive the entire award made in connection with any such temporary taking.
ARTICLE 14
ASSIGNMENT AND SUBLETTING
14.1Transfers. Tenant shall not, without the prior written consent of Landlord (which as more particularly set forth in Section 14.2, below, shall not be unreasonably withheld, conditioned or delayed), assign, mortgage, pledge, hypothecate, encumber, or permit any lien to attach to, or otherwise transfer, this Lease or any interest hereunder, permit any assignment, or other transfer of this Lease or any interest hereunder by operation of law, sublet the Premises or any part thereof, or enter into any license or concession agreements or otherwise permit the occupancy or use of the Premises or any part thereof by any persons other than Tenant and its employees and contractors (all of the foregoing are hereinafter sometimes referred to collectively as “ Transfers ” and any person to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a “ Transferee ”). If Tenant desires Landlord’s consent to any Transfer, Tenant shall notify Landlord in writing, which notice (the “ Transfer Notice ”) shall include (i) the proposed effective date of the Transfer, which shall not be less than thirty (30) days nor more than one hundred eighty (180) days after the date of delivery of the Transfer Notice, (ii) a description of the portion of the Premises to be transferred (the “ Subject Space ”), (iii) all of the terms of the proposed Transfer and the consideration therefor, including calculation of the “ Transfer Premium ”, as that term is defined in Section 14.3 below, in connection with such Transfer, the name and address of the proposed Transferee, and a copy of all existing executed and/or proposed documentation pertaining to the proposed Transfer, including all existing operative documents to be executed to evidence such Transfer or the agreements incidental or related to such Transfer, provided that Landlord shall have the right to require Tenant to utilize Landlord’s standard Transfer documents in connection with the documentation of such Transfer, (iv) current financial statements of the proposed Transferee certified by an officer, partner or owner thereof, business credit and personal references and history of the proposed Transferee and any other information reasonably required by Landlord which will enable Landlord to determine the financial responsibility, character, and reputation of the proposed Transferee, nature of such Transferee’s business and proposed use of the Subject Space and (v) an executed estoppel certificate from Tenant in the form attached hereto as Exhibit E . Any Transfer made without Landlord’s prior written consent shall, at Landlord’s option, be null, void and of no effect, and shall, at Landlord’s option, constitute a default by Tenant under this Lease. Whether or not Landlord consents to any proposed Transfer, Tenant shall pay Landlord’s review and processing fees, as well as any reasonable professional fees (including, without limitation, attorneys’, accountants’, architects’, engineers’ and consultants’ fees) incurred by Landlord, within thirty (30) days after written request by Landlord, in an amount not to exceed Two Thousand Five Hundred and No/100 Dollars ($2,500.00) in the aggregate, but such limitation of fees shall only apply to the extent such Transfer is in the ordinary course of business. Landlord and Tenant hereby agree that a proposed Transfer shall not be considered “in the ordinary course of business” if such Transfer involves the review of documentation by Landlord on more than two (2) occasions.
14.2Landlord’s Consent. Landlord shall not unreasonably withhold its consent to any proposed Transfer of the Subject Space to the Transferee on the terms specified in the Transfer Notice. Without limitation as to other reasonable grounds for withholding consent, the parties hereby agree that it shall be reasonable under this Lease and under any applicable law for Landlord to withhold consent to any proposed Transfer where one or more of the following apply:
14.2.1 The Transferee is of a character or reputation or engaged in a business which is not consistent with the quality of the Building or the Project, or would be a significantly less prestigious occupant of the Building than Tenant;

14.2.2 The Transferee intends to use the Subject Space for purposes which are not permitted under this Lease;
14.2.3 The Transferee is either a governmental agency or instrumentality thereof;
14.2.4 Intentionally deleted;
14.2.5 The Transferee is not a party of reasonable financial worth and/or financial stability in light of the responsibilities to be undertaken in connection with the Transfer on the date consent is requested;
14.2.6 The proposed Transfer would cause a violation of another lease for space in the Project, or would give an occupant of the Project a right to cancel its lease;
14.2.7 The terms of the proposed Transfer will allow the Transferee to exercise a right of renewal, right of expansion, right of first offer, or other similar right held by Tenant (or will allow the Transferee to occupy space leased by Tenant pursuant to any such right); or
14.2.8 Either the proposed Transferee, or any person or entity which directly or indirectly, controls, is controlled by, or is under common control with, the proposed Transferee, (i) occupies space in the Project at the time of the request for consent, or (ii) is negotiating with Landlord to lease space in the Project at such time, or (iii) has negotiated with Landlord during the six (6)-month period immediately preceding the Transfer Notice (and Landlord has available space in the Project meeting such proposed Transferee’s needs at the time of the request for consent); or
14.2.9 The Transferee does not intend to occupy the entire Premises and conduct its business therefrom for a substantial portion of the term of the Transfer.
If Landlord consents to any Transfer pursuant to the terms of this Section 14.2 (and does not exercise any recapture rights Landlord may have under Section 14.4 of this Lease), Tenant may within six (6) months after Landlord’s consent, but not later than the expiration of said six-month period, enter into such Transfer of the Premises or portion thereof, upon substantially the same terms and conditions as are set forth in the Transfer Notice furnished by Tenant to Landlord pursuant to Section 14.1 of this Lease, provided that if there are any changes in the terms and conditions from those specified in the Transfer Notice (i) such that Landlord would initially have been entitled to refuse its consent to such Transfer under this Section 14.2 , or (ii) which would cause the proposed Transfer to be at least five percent (5.0%) more favorable to the Transferee than the terms set forth in Tenant’s original Transfer Notice, Tenant shall again submit the Transfer to Landlord for its approval and other action under this Article 14 (including Landlord’s right of recapture, if any, under Section 14.4 of this Lease). Notwithstanding anything to the contrary in this Lease, if Tenant or any proposed Transferee claims that Landlord has unreasonably withheld or delayed its consent under Section 14.2 or otherwise has breached or acted unreasonably under this Article 14 , their sole remedies shall be a declaratory judgment and an injunction for the relief sought without any monetary damages, and Tenant hereby waives all other remedies, including, without limitation, any right at law or equity to terminate this Lease, on its own behalf and, to the extent permitted under all applicable laws, on behalf of the proposed Transferee.

14.3Transfer Premium. If Landlord consents to a Transfer, as a condition thereto which the parties hereby agree is reasonable, Tenant shall pay to Landlord fifty percent (50%) of any “Transfer Premium,” as that term is defined in this Section 14.3 , received by Tenant from such Transferee. “ Transfer Premium ” shall mean all rent, additional rent or other consideration payable by such Transferee in connection with the Transfer in excess of the Rent and Additional Rent payable by Tenant under this Lease during the term of the Transfer on a per rentable square foot basis if less than all of the Premises is transferred, after deducting the reasonable expenses incurred by Tenant for (i) any changes, alterations and improvements to the Premises in connection with the Transfer, (ii) any free base rent or other economic concessions reasonably provided to the Transferee, (iii) any brokerage commissions in connection with the Transfer, (iv) any attorneys’ fees incurred by Tenant in connection with the Transfer, (v) any lease takeover costs incurred by Tenant in connection with the Transfer, (vi) any costs of advertising the space which is the subject of the Transfer, and (vii) any review and processing fees paid to Landlord in connection with such Transfer (collectively, the “ Transfer Costs ”). “Transfer Premium” shall also include, but not be limited to, ( x ) key money, bonus money or other cash consideration paid by Transferee to Tenant in connection with such Transfer, and ( y ) any payment in excess of fair market value for (1) services rendered by Tenant to Transferee, or (2) for tangible assets (as opposed to intellectual property), fixtures, inventory, equipment, or furniture transferred by Tenant to Transferee in connection with such Transfer. In the calculations of the Rent (as it relates to the Transfer Premium calculated under this Section 14.3 ), the Rent paid during each annual period for the Subject Space shall be computed after adjusting such rent to the actual effective rent to be paid, taking into consideration any and all leasehold concessions granted in connection therewith, including, but not limited to, any rent credit and improvement allowance. For purposes of calculating any such effective rent all such concessions shall be amortized on a straight-line basis over the relevant term.

14.4Landlord’s Option as to Subject Space. Notwithstanding anything to the contrary contained in this Article 14, in the event that Tenant contemplates a Transfer (“ Contemplated Transfer ”), Tenant shall give Landlord notice (the “ Intention to Transfer Notice ”) of such contemplated Transfer (whether or not the contemplated Transferee or the terms of such contemplated Transfer have been determined); provided, however, that Landlord hereby acknowledges and agrees that Tenant shall have no obligation to deliver an Intention to Transfer Notice hereunder, and Landlord shall have no right to recapture space with respect to an assignment or sublease pursuant to the terms of Section 14.8 , below. The Intention to Transfer Notice shall specify the contemplated date of commencement of the Contemplated Transfer (the “ Contemplated Effective Date ”), and the contemplated length of the term of such contemplated Transfer, and shall specify that such Intention to Transfer Notice is delivered to Landlord pursuant to this Section 14.4 in order to allow Landlord to elect to recapture the Premises for the remainder of the Lease Term. Thereafter, Landlord shall have the option, by giving written notice to Tenant (the “ Recapture Notice ”) within twenty (20) days after receipt of any Intention to Transfer Notice, to recapture all of the Contemplated Transfer Space. Any recapture under this Section 14.4 shall cancel and terminate this Lease as of the Contemplated Effective Date. If Landlord declines, or fails to elect in a timely manner, to recapture the Premises under this Section 14.4 , then, subject to the other terms of this Article 14 , for a period of nine (9) months (the “ Nine Month Period ”) commencing on the last day of such thirty (30) day period, Landlord shall not have any right to recapture the Premises during the Nine Month Period; provided however, that any such Transfer shall be subject to the remaining terms of this Article 14 . If such a Transfer is not so consummated within the Nine Month Period, Tenant shall again be required to submit a new Intention to Transfer Notice to Landlord with respect any contemplated Transfer, as provided above in this Section 14.4 .

14.5Effect of Transfer. If Landlord consents to a Transfer, (i) the TCCs of this Lease shall in no way be deemed to have been waived or modified, (ii) such consent shall not be deemed consent to any further Transfer by either Tenant or a Transferee, (iii) Tenant shall deliver to Landlord, promptly after execution, an original executed copy of all documentation pertaining to the Transfer in form reasonably acceptable to Landlord, (iv) Tenant shall furnish upon Landlord’s request a complete statement, certified by Tenant’s chief financial officer, setting forth in detail the computation of any Transfer Premium Tenant has derived and shall derive from such Transfer, and (v) no Transfer relating to this Lease or agreement entered into with respect thereto, whether with or without Landlord’s consent, shall relieve Tenant or any guarantor of the Lease from any liability under this Lease, including, without limitation, in connection with the Subject Space. Landlord or its authorized representatives shall have the right at all reasonable times to audit the books, records and papers of Tenant relating to any Transfer, and shall have the right to make copies thereof. If the Transfer Premium respecting any Transfer shall be found understated, Tenant shall, within thirty (30) days after demand, pay the deficiency, and if understated by more than three percent (3%), Tenant shall pay Landlord’s costs of such audit.
14.6Additional Transfers. For purposes of this Lease, the term “Transfer” shall also include (i) if Tenant is a partnership, the withdrawal or change, voluntary, involuntary or by operation of law, of more than fifty percent (50%) of the partners, or transfer of more than fifty percent (50%) of partnership interests, within a twelve (12)-month period, or the dissolution of the partnership without immediate reconstitution thereof, and (ii) if Tenant is a closely held corporation ( i.e. , whose stock is not publicly held and not traded through an exchange or over the counter), (A) the dissolution, merger, consolidation or other reorganization of Tenant or (B) the sale or other transfer of an aggregate of more than fifty percent (50%) of the voting shares of Tenant (other than to immediate family members by reason of gift or death), within a twelve (12)-month period, or (C) the sale, mortgage, hypothecation or pledge of an aggregate of more than fifty percent (50%) of the value of the unencumbered assets of Tenant within a twelve (12)-month period.
14.7Occurrence of Default. Any Transfer hereunder shall be subordinate and subject to the provisions of this Lease, and if this Lease shall be terminated during the term of any Transfer, Landlord shall have the right to: (i) treat such Transfer as cancelled and repossess the Subject Space by any lawful means, or (ii) require that such Transferee attorn to and recognize Landlord as its landlord under any such Transfer. If Tenant shall be in default under this Lease, Landlord is hereby irrevocably authorized, as Tenant’s agent and attorney-in-fact, to direct any Transferee to make all payments under or in connection with the Transfer directly to Landlord (which Landlord shall apply towards Tenant’s obligations under this Lease) until such default is cured. Such Transferee shall rely on any representation by Landlord that Tenant is in default hereunder, without any need for confirmation thereof by Tenant. Upon any assignment, the assignee shall assume in writing all obligations and covenants of Tenant thereafter to be performed or observed under this Lease. No collection or acceptance of rent by Landlord from any Transferee shall be deemed a waiver of any provision of this Article 14 or the approval of any Transferee or a release of Tenant from any obligation under this Lease, whether theretofore or thereafter accruing. In no event shall Landlord’s enforcement of any provision of this Lease against any Transferee be deemed a waiver of Landlord’s right to enforce any term of this Lease against Tenant or any other person. If Tenant’s obligations hereunder have been guaranteed, Landlord’s consent to any Transfer shall not be effective unless the guarantor also consents to such Transfer.
14.8Non-Transfers. Notwithstanding anything to the contrary contained in this Article 14, provided Tenant is not in default under this Lease (beyond any applicable notice and cure periods) (i) an assignment or subletting of all or a portion of the Premises to an affiliate of Tenant (an entity which is controlled by, controls, or is under common control with, Tenant), (ii) an assignment of the Premises to an entity which acquires all or substantially all of the assets or interests (partnership, stock or other) of Tenant, or (iii) an assignment of the Premises to an entity which is the resulting entity of a merger, consolidation, public offering, reorganization, or dissolution of Tenant, shall not be deemed a Transfer under this Article 14 , provided that Tenant notifies Landlord of any such assignment or sublease and promptly supplies Landlord with any documents or information requested by Landlord regarding such assignment or sublease or such affiliate, and further provided that such assignment or sublease is not a subterfuge by Tenant to avoid its obligations under this Lease or otherwise effectuate any “release” by Tenant of such obligations. The transferee under a transfer specified in items (i), (ii) or (iii) above shall be referred to as a “ Permitted Transferee .” “ Control ,” as used in this Section 14.8 , shall mean the ownership, directly or indirectly, of at least fifty-one percent (51%) of the voting securities of, or possession of the right to vote, in the ordinary direction of its affairs, of at least fifty-one percent (51%) of the voting interest in, any person or entity. Furthermore, raising of capital through a sale of stock or interests in Tenant will not be deemed a Transfer for purposes of this Lease.
ARTICLE 15
SURRENDER OF PREMISES; OWNERSHIP AND
REMOVAL OF TRADE FIXTURES
15.1Surrender of Premises. No act or thing done by Landlord or any agent or employee of Landlord during the Lease Term shall be deemed to constitute an acceptance by Landlord of a surrender of the Premises unless such intent is specifically acknowledged in writing by Landlord. The delivery of keys to the Premises to Landlord or any agent or employee of Landlord shall not constitute a surrender of the Premises or effect a termination of this Lease, whether or not the keys are thereafter retained by Landlord, and notwithstanding such delivery Tenant shall be entitled to the return of such keys at any reasonable time upon request until this Lease shall have been properly terminated. The voluntary or other surrender of this Lease by Tenant, whether accepted by Landlord or not, or a mutual termination hereof, shall not work a merger, and at the option of Landlord shall operate as an assignment to Landlord of all subleases or subtenancies affecting the Premises or terminate any or all such sublessees or subtenancies.
15.2Removal of Tenant Property by Tenant. Upon the expiration of the Lease Term, or upon any earlier termination of this Lease, Tenant shall, subject to the provisions of this Article 15 , quit and surrender possession of the Premises to Landlord in good order and condition, reasonable wear and tear and repairs which are specifically made the responsibility of Landlord hereunder excepted. Upon such expiration or termination, Tenant shall, without expense to Landlord, remove or cause to be removed from the Premises all debris and rubbish, and such items of furniture, equipment, business and trade fixtures, free-standing cabinet work, movable partitions and other articles of personal property owned by Tenant or installed or placed by Tenant at its expense in the Premises, and such similar articles of any other persons claiming under Tenant, as Landlord may, in its sole discretion, require to be removed, and Tenant shall repair at its own expense all damage to the Premises and Building resulting from such removal.
ARTICLE 16
HOLDING OVER
If Tenant holds over after the expiration of the Lease Term or earlier termination thereof, with or without the express or implied consent of Landlord, such tenancy shall be from month-to-month only, and shall not constitute a renewal hereof or an extension for any further term, and in such case Rent shall be payable at a monthly rate equal to the product of (i) the Rent applicable during the last rental period of the Lease Term under this Lease, and (ii) a percentage equal to one hundred fifty percent (150%). Such month-to-month tenancy shall be subject to every other applicable term, covenant and agreement contained herein. Nothing contained in this Article 16 shall be construed as consent by Landlord to any holding over by Tenant, and Landlord expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord as provided in this Lease upon the expiration or other termination of this Lease. The provisions of this Article 16 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law. If Tenant fails to surrender the Premises upon the termination or expiration of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs (including reasonable attorneys’ fees) and liability resulting from such failure, including, without limiting the generality of the foregoing, any claims made by any succeeding tenant founded upon such failure to surrender and any lost profits to Landlord resulting therefrom; provided, however, upon entering into a third-party lease which affects all or any portion of the Premises, Landlord shall deliver written notice (the “ New Lease Notice ”) of such lease to Tenant and the terms of the foregoing indemnity shall not be effective until the later of (i) the date that occurs thirty (30) days following the date Landlord delivers such New Lease Notice to Tenant, and (ii) the date which occurs thirty (30) days after the termination or expiration of this Lease.
ARTICLE 17
ESTOPPEL CERTIFICATES
Within ten (10) business days following a request in writing by Landlord, Tenant shall execute, acknowledge and deliver to Landlord an estoppel certificate, which, as submitted by Landlord, shall be substantially in the form of Exhibit E , attached hereto (or such other form as may be required by any prospective mortgagee or purchaser of the Project, or any portion thereof), indicating therein any exceptions thereto that may exist at that time, and shall also contain any other information reasonably requested by Landlord or Landlord’s mortgagee or prospective mortgagee. Any such certificate may be relied upon by any prospective mortgagee or purchaser of all or any portion of the Project. Tenant shall execute and deliver whatever other instruments may be reasonably required for such purposes. At any time during the Lease Term, Landlord may require Tenant to provide Landlord with a current financial statement and financial statements of the two (2) years prior to the current financial statement year. Such statements shall be prepared in accordance with generally accepted accounting principles and, if such is the normal practice of Tenant, shall be audited by an independent certified public accountant. Failure of Tenant to timely execute, acknowledge and deliver such estoppel certificate or other instruments shall constitute an acceptance of the Premises and an acknowledgment by Tenant that statements included in the estoppel certificate are true and correct, without exception. Notwithstanding the foregoing, in the event that (i) stock in the entity which constitutes Tenant under this Lease (as opposed to an entity that “controls” Tenant, as that term is defined in Section 14.8 of this Lease, or is under common control with Tenant) is publicly traded on a national stock exchange, and (ii) Tenant has it own, separate and distinct 10K and 10Q filing requirements (as opposed to joint filings with an entity that controls Tenant or is under common control with Tenant), then Tenant’s obligation to provide Landlord with a copy of its most recent current financial statement shall be deemed satisfied.
ARTICLE 18
SUBORDINATION
This Lease shall be subject and subordinate to all present and future ground or underlying leases of the Building or Project and to the lien of any mortgage, trust deed or other encumbrances now or hereafter in force against the Building or Project or any part thereof, if any, and to all renewals, extensions, modifications, consolidations and replacements thereof, and to all advances made or hereafter to be made upon the security of such mortgages or trust deeds, unless the holders of such mortgages, trust deeds or other encumbrances, or the lessors under such ground lease or underlying leases, require in writing that this Lease be superior thereto. Landlord’s delivery to Tenant of commercially reasonable non-disturbance agreement(s) (the “ Nondisturbance Agreement ”) in favor of Tenant from any ground lessor, mortgage holders or lien holders of Landlord who later come into existence at any time prior to the expiration of the Lease Term shall be in consideration of, and a condition precedent to, Tenant’s agreement to be bound by the terms and conditions of this Article 18 . Landlord shall secure and deliver to Tenant a Non-Disturbance Agreements from, and executed by, all current Landlord’s Mortgagees for the benefit of Tenant within thirty (30) days following the full execution and delivery of this Lease. Subject to Tenant’s receipt of such Nondisturbance Agreement, Tenant covenants and agrees in the event any proceedings are brought for the foreclosure of any such mortgage or deed in lieu thereof (or if any ground lease is terminated), to attorn, without any deductions or set-offs whatsoever, to the lienholder or purchaser or any successors thereto upon any such foreclosure sale or deed in lieu thereof (or to the ground lessor), if so requested to do so by such purchaser or lienholder or ground lessor, and to recognize such purchaser or lienholder or ground lessor as the lessor under this Lease, provided such lienholder or purchaser or ground lessor shall agree to accept this Lease and not disturb Tenant’s occupancy, so long as Tenant timely pays the rent and observes and performs the TCCs of this Lease to be observed and performed by Tenant. Landlord’s interest herein may be assigned as security at any time to any lienholder. Tenant shall, within ten (10) business days of request by Landlord, execute such further instruments or assurances as Landlord may reasonably deem necessary to evidence or confirm the subordination or superiority of this Lease to any such mortgages, trust deeds, ground leases or underlying leases. Tenant waives the provisions of any current or future statute, rule or law which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligations of the Tenant hereunder in the event of any foreclosure proceeding or sale.
ARTICLE 19
DEFAULTS; REMEDIES
19.1Events of Default. The occurrence of any of the following shall constitute a default of this Lease by Tenant:

19.1.1 Any failure by Tenant to pay any Rent or any other charge required to be paid under this Lease, or any part thereof, when due unless such failure is cured within three (3) days after notice; or
19.1.2 Except where a specific time period is otherwise set forth for Tenant’s performance in this Lease, in which event the failure to perform by Tenant within such time period shall be a default by Tenant under this Section 19.1.2 , any failure by Tenant to observe or perform any other provision, covenant or condition of this Lease to be observed or performed by Tenant where such failure continues for thirty (30) days after written notice thereof from Landlord to Tenant; provided that if the nature of such default is such that the same cannot reasonably be cured within a thirty (30) day period, Tenant shall not be deemed to be in default if it diligently commences such cure within such period and thereafter diligently proceeds to rectify and cure such default, but in no event exceeding a period of time in excess of ninety (90) days after written notice thereof from Landlord to Tenant; or
19.1.3 To the extent permitted by law, a general assignment by Tenant or any guarantor of this Lease for the benefit of creditors, or the taking of any corporate action in furtherance of bankruptcy or dissolution whether or not there exists any proceeding under an insolvency or bankruptcy law, or the filing by or against Tenant or any guarantor of any proceeding under an insolvency or bankruptcy law, unless in the case of a proceeding filed against Tenant or any guarantor the same is dismissed within sixty (60) days, or the appointment of a trustee or receiver to take possession of all or substantially all of the assets of Tenant or any guarantor, unless possession is restored to Tenant or such guarantor within thirty (30) days, or any execution or other judicially authorized seizure of all or substantially all of Tenant’s assets located upon the Premises or of Tenant’s interest in this Lease, unless such seizure is discharged within thirty (30) days; or
19.1.4 Abandonment or vacation of all or a substantial portion of the Premises by Tenant coupled with a failure to pay Rent or to reasonably secure the Premises; or
19.1.5 The failure by Tenant to observe or perform according to the provisions of Articles 5, 14, 17 or 18 of this Lease where such failure continues for more than five (5) business days after notice from Landlord; or

19.1.6 Tenant’s failure to occupy the Premises within sixty (60) days after the Lease Commencement Date.
The notice periods provided herein are in lieu of, and not in addition to, any notice periods provided by law.
19.2Remedies Upon Default. Upon the occurrence of any event of default by Tenant, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity (all of which remedies shall be distinct, separate and cumulative), the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever.
19.2.1 Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim or damages therefor; and Landlord may recover from Tenant the following:
(a) The worth at the time of award of any unpaid rent which has been earned at the time of such termination; plus
(b) The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus
(c) The worth at the time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus
(d) Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom; and
(e) At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.
The term “rent” as used in this Section 19.2 shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others. As used in Sections 19.2.1(a) and (b) , above, the “worth at the time of award” shall be computed by allowing interest at the Interest Rate. As used in Section 19.2.1(c) , above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).
19.2.2 Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease on account of any default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due.

19.2.3 Landlord shall at all times have the rights and remedies (which shall be cumulative with each other and cumulative and in addition to those rights and remedies available under Sections 19.2.1 and 19.2.2 , above, or any law or other provision of this Lease), without prior demand or notice except as required by applicable law, to seek any declaratory, injunctive or other equitable relief, and specifically enforce this Lease, or restrain or enjoin a violation or breach of any provision hereof.
19.3Subleases of Tenant. Whether or not Landlord elects to terminate this Lease on account of any default by Tenant, as set forth in this Article 19 , Landlord shall have the right to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises or may, in Landlord’s sole discretion, succeed to Tenant’s interest in such subleases, licenses, concessions or arrangements. In the event of Landlord’s election to succeed to Tenant’s interest in any such subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder.
19.4Form of Payment After Default. Following the second (2nd) occurrence of an economic event of default by Tenant (beyond any applicable notice and cure periods) occurring within any twelve (12)-month period, Landlord shall have the right to require that any or all subsequent amounts paid by Tenant to Landlord hereunder, whether to cure the default in question or otherwise, be paid in the form of cash, money order, cashier’s or certified check drawn on an institution acceptable to Landlord, or by other means approved by Landlord, notwithstanding any prior practice of accepting payments in any different form.
19.5Efforts to Relet. No re-entry or repossession, repairs, maintenance, changes, alterations and additions, reletting, appointment of a receiver to protect Landlord’s interests hereunder, or any other action or omission by Landlord shall be construed as an election by Landlord to terminate this Lease or Tenant’s right to possession, or to accept a surrender of the Premises, nor shall same operate to release Tenant in whole or in part from any of Tenant’s obligations hereunder, unless express written notice of such intention is sent by Landlord to Tenant. Tenant hereby irrevocably waives any right otherwise available under any law to redeem or reinstate this Lease.

19.6Landlord Default. Notwithstanding anything to the contrary set forth in this Lease, Landlord shall be in default in the performance of any obligation required to be performed by Landlord pursuant to this Lease if Landlord fails to perform such obligation within thirty (30) days after the receipt of notice from Tenant specifying in detail Landlord’s failure to perform; provided, however, if the nature of Landlord’s obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be in default under this Lease if it shall commence such performance within such thirty (30) day period and thereafter diligently pursues the same to completion. Upon any such default by Landlord under this Lease, Tenant may, except as otherwise specifically provided in this Lease to the contrary, exercise any of its rights provided at law or in equity. Any award from a court or arbitrator in favor of Tenant requiring payment by Landlord which is not paid by Landlord within the time period directed by such award, may be offset by Tenant from Rent next due and payable under this Lease; provided, however, Tenant may not deduct the amount of the award against more than fifty percent (50%) of Base Rent next due and owing (until such time as the entire amount of such judgment is deducted) to the extent following a foreclosure or a deed-in-lieu of foreclosure.
ARTICLE 20
COVENANT OF QUIET ENJOYMENT
Landlord covenants that Tenant, on paying the Rent, charges for services and other payments herein reserved and on keeping, observing and performing all the other TCCs, provisions and agreements herein contained on the part of Tenant to be kept, observed and performed, shall, during the Lease Term, peaceably and quietly have, hold and enjoy the Premises subject to the TCCs, provisions and agreements hereof without interference by any persons lawfully claiming by or through Landlord. The foregoing covenant is in lieu of any other covenant express or implied.
ARTICLE 21
SECURITY DEPOSIT
Concurrent with Tenant’s execution of this Lease, Tenant shall deposit with Landlord a security deposit (the “Security Deposit ”) in the amount set forth in Section 8 of the Summary, as security for the faithful performance by Tenant of all of its obligations under this Lease. If Tenant defaults with respect to any provisions of this Lease, including, but not limited to, the provisions relating to the payment of Rent, the removal of property and the repair of resultant damage, Landlord may, without notice to Tenant, but shall not be required to apply all or any part of the Security Deposit for the payment of any Rent or any other sum in default and Tenant shall, upon demand therefor, restore the Security Deposit to its original amount. Any unapplied portion of the Security Deposit shall be returned to Tenant, or, at Landlord’s option, to the last assignee of Tenant’s interest hereunder, within sixty (60) days following the expiration of the Lease Term. Tenant shall not be entitled to any interest on the Security Deposit. Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code, or any successor statute.
ARTICLE 22
LETTER OF CREDIT
22.1Delivery of Letter of Credit. Within five (5) business days following the full execution and delivery of this Lease between the parties, Tenant shall deliver to Landlord, as protection for the full and faithful performance by Tenant of all of its obligations under this Lease and for all losses and damages Landlord may suffer (or which Landlord reasonably estimates that it may suffer) as a result of any breach or default by Tenant under this Lease, an irrevocable and unconditional negotiable standby letter of credit (the “ Letter of Credit ”), in a form materially consistent to the form attached hereto as Exhibit G and containing the terms required herein, payable in the City of San Diego, California, running in favor of Landlord and issued by Silicon Valley Bank or another then-solvent, nationally recognized bank with a long term rating of BBB or higher, under the supervision of the Superintendent of Banks of the State of California, or a national banking association, in the amount of One Million One Hundred Sixty-One Thousand and 00/100 Dollars ($1,161,000.00) (the “ Letter of Credit Amount ”). The Letter of Credit shall (i) be “callable” at sight, irrevocable and unconditional, (ii) be maintained in effect, whether through renewal or extension, for the period from the Lease Commencement Date and continuing until the date (the “ LC Expiration Date ”) that is sixty (60) days after the expiration of the Lease Term, and Tenant shall deliver a new Letter of Credit or certificate of renewal or extension to Landlord at least thirty (30) days prior to the expiration of the Letter of Credit then held by Landlord, without any action whatsoever on the part of Landlord, (iii) be fully assignable by Landlord, its successors and assigns, either in connection with a transfer of Landlord’s interest in this Lease or the Building or in connection with a mortgage applicable to such Building, (iv) permit partial draws and multiple presentations and drawings, and (v) be otherwise subject to the Uniform Customs and Practices for Documentary Credits (1993-Rev), International Chamber of Commerce Publication #500, or the International Standby Practices-ISP 98, International Chamber of Commerce Publication #590. In addition to the foregoing, the form and terms of the Letter of Credit (and the bank issuing the same (the “ Bank ”)) shall be acceptable to Landlord, in Landlord’s reasonable discretion. Landlord, or its then managing agent, shall have the right to draw down an amount up to the face amount of the Letter of Credit if any of the following shall have occurred or be applicable: (A) such amount is due to Landlord under the terms and conditions of this Lease, or (B) Tenant has filed a voluntary petition under the U. S. Bankruptcy Code or any state bankruptcy code (collectively, “ Bankruptcy Code ”), or (C) an involuntary petition has been filed against Tenant under the Bankruptcy Code, or (D) the Bank has notified Landlord that the Letter of Credit will not be renewed or extended through the LC Expiration Date. The Letter of Credit will be honored by the Bank regardless of whether Tenant disputes Landlord’s right to draw upon the Letter of Credit.
22.2Transfer of Letter of Credit. The Letter of Credit shall also provide that Landlord, its successors and assigns, may, at any time and without notice to Tenant and without first obtaining Tenant’s consent thereto, transfer (one or more times) its interest in and to the Letter of Credit to another party, person or entity, regardless of whether or not such transfer is separate from or as a part of the assignment by Landlord of its rights and interests in and to this Lease. In the event of a transfer of Landlord’s interest in the Building, Landlord shall transfer the Letter of Credit, to the transferee and thereupon Landlord shall, without any further agreement between the parties, be released by Tenant from all liability therefor, and it is agreed that the provisions hereof shall apply to every transfer or assignment of said Letter of Credit to a new landlord. In connection with any such transfer of the Letter of Credit by Landlord, Tenant shall, at Tenant’s sole cost and expense, execute and submit to the Bank such applications, documents and instruments as may be necessary to effectuate such transfer, and Landlord shall be responsible for paying the Bank’s transfer and processing fees in connection therewith up to a maximum per-transfer cost of $1,000, with any excess being payable by Tenant.
22.3Conditional Increase/Reduction of L-C Amount.
22.3.1In General. Landlord and Tenant hereby acknowledge and agree that the L-C Amount is subject to increase and reduction throughout the Lease Term at the end of each financial quarter as set forth in this Section 22.3 . The starting L-C Amount shall be in the amount set forth in Section 22.1. Following the Lease Commencement Date, and throughout the Lease Term, (i) to the extent that Tenant maintains (and continues to maintain) the Required Thresholds for four (4) consecutive financial quarters, the then-determined L-C Amount shall be conditionally reduced by fifty percent (50%), and (ii) to the extent that Tenant maintains (and continues to maintain) the Required Thresholds for eight (8) consecutive financial quarters, the then-determined L-C Amount shall be conditionally reduced to $0.00; provided, however, in connection with the foregoing conditional reductions, only financial quarters commencing following the Lease Commencement Date may be included in the Required Threshold determination. Notwithstanding any such conditional reduction, in the event that, following the completion of each financial quarter throughout the Lease Term (A) Tenant has failed to satisfy the Required Thresholds, or (B) Tenant fails to timely deliver the unaudited quarterly financial statements, or the annual audited financial statements required for Landlord or Tenant to make a determination with regard to such Required Thresholds, and such failure continues for ten (10) business days following Landlord’s delivery of written notice to Tenant identifying such failure, or (C) Tenant is in economic default under the Lease (beyond the applicable notice and cure periods), then Tenant shall, upon receipt of a written notice from Landlord (the “ Reestablishment Notice ”), cause the letter of Credit to be reestablished or reissued (as the case may be) with the full Letter of Credit Amount.
22.3.2Definitions. For purposes of this Article 22, “EBITDA,” shall mean earnings before interest, taxes, depreciation and amortization. For purposes of this Article 22 , “ Free Cash Flow ” shall mean EBITDA less (i) cash interest, (ii) cash taxes, (iii) rent, (iv) capital expenditures, and (v) change in working capital (calculated based upon the then most current financials, on a rolling quarterly basis consisting of the four (4) financial quarters most recently completed). For purposes of this Article 22 , “ Net Revenues ” shall mean “Net Revenues” as indicated in the Tenant entity’s audited financial statements initially submitted to Landlord in connection with the execution of this Lease. For purposes of this Article 22 , “ EBITDA Margin, ” means a fraction (indicated as a percentage), where the numerator is then-current EBITDA, and the denominator is the then-current Net Revenue (each of which shall be calculated based upon the then most current financials, on a rolling quarterly basis consisting of the four (4) financial quarters most recently completed). For purposes of this Article 22 , “ Gross Profit ” means the then-current Net Revenues less the cost of such Net Revenues (each of which shall be calculated based upon the then most current financials, on a rolling quarterly basis consisting of the four (4) financial quarters most recently completed). For purposes of this Article 22 , “ Gross Profit Margin ” means a fraction (indicated as a percentage), where the numerator is the then-current Gross Profit, and the denominator is the then-current Net Revenue (each of which shall be calculated based upon the then most current financials, on a rolling quarterly basis consisting of the four (4) financial quarters most recently completed). For the purposes of this Article 22 , the “ Required Thresholds ” shall mean, collectively, the maintenance of each of ( x ) Free Cash Flow for the Tenant entity of $0 to positive dollars, ( y ) an EBITDA Margin for the Tenant entity of no less than five percent (5.0%), and ( z ) Gross Profit Margin for the Tenant entity of no less than fifteen percent (15%).
22.3.3FAILURE TO REINSTATE; LIQUIDATED DAMAGES. IN THE EVENT THAT TENANT FAILS, WITHIN THIRTY (30) DAYS FOLLOWING TENANT’S RECEIPT OF A REESTABLISHMENT NOTICE, TO CAUSE THE L-C TO BE REESTABLISHED IN THE L-C AMOUNT, THEN TENANT’S MONTHLY INSTALLMENT OF BASE RENT SHALL BE INCREASED TO ONE HUNDRED TEN PERCENT (110%) OF ITS OTHERWISE SCHEDULED LEVEL DURING THE PERIOD COMMENCING ON THE DATE WHICH IS THIRTY (30) DAYS AFTER TENANT’S RECEIPT OF SUCH REESTABLISHMENT NOTICE AND ENDING ON THE EARLIER TO OCCUR OF (I) THE DATE SUCH L-C IS REESTABLISHED PURSUANT TO THE TERMS OF THIS SECTION 22.3 , OR (II) THE DATE WHICH IS NINETY (90) DAYS AFTER THE DATE OF SUCH REESTABLISHMENT NOTICE. IN THE EVENT THAT TENANT FAILS, DURING SUCH NINETY (90)-DAY PERIOD FOLLOWING THE DATE OF THE REESTABLISHMENT NOTICE, TO CAUSE THE L-C TO BE REESTABLISHED IN THE L-C AMOUNT, THEN TENANT’S MONTHLY INSTALLMENT OF BASE RENT SHALL BE INCREASED TO ONE HUNDRED TWENTY-FIVE PERCENT (125%) OF ITS OTHERWISE SCHEDULED LEVEL DURING THE PERIOD COMMENCING ON THE DATE WHICH IS NINETY (90) DAYS AFTER THE DATE OF SUCH REESTABLISHMENT NOTICE AND ENDING ON THE DATE SUCH L-C IS RE-ISSUED/REESTABLISHED PURSUANT TO THE TERMS OF THIS SECTION 22.3 . THE PARTIES AGREE THAT IT WOULD BE IMPRACTICABLE AND EXTREMELY DIFFICULT TO ASCERTAIN THE ACTUAL DAMAGES SUFFERED BY LANDLORD AS A RESULT OF TENANT’S FAILURE TO TIMELY REESTABLISH THE L-C FOLLOWING THE REESTABLISHMENT NOTICE AS REQUIRED IN THIS SECTION 22.3 , AND THAT UNDER THE CIRCUMSTANCES EXISTING AS OF THE DATE OF THIS LEASE, THE LIQUIDATED DAMAGES PROVIDED FOR IN THIS SECTION 22.3.3 REPRESENT A REASONABLE ESTIMATE OF THE DAMAGES WHICH LANDLORD WILL INCUR AS A RESULT OF SUCH FAILURE, PROVIDED, HOWEVER, THAT THIS PROVISION SHALL NOT WAIVE OR AFFECT LANDLORD’S RIGHTS AND TENANT’S INDEMNITY OBLIGATIONS UNDER OTHER SECTIONS OF THIS LEASE (EXCEPT THAT THE PARTIES SPECIFICALLY AGREE THAT THE FOREGOING PROVISION WAS AGREED TO IN LIEU OF MAKING FAILURE TO RE-ESTABLISH THE L-C A DEFAULT UNDER THE LEASE). THE PARTIES ACKNOWLEDGE THAT THE PAYMENT OF SUCH LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY WITHIN THE MEANING OF CALIFORNIA CIVIL CODE SECTION 3275 OR 3369, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO LANDLORD PURSUANT TO CALIFORNIA CIVIL CODE SECTION 1671. THE PARTIES HAVE SET FORTH THEIR INITIALS BELOW TO INDICATE THEIR AGREEMENT WITH THE LIQUIDATED DAMAGES PROVISION CONTAINED IN THIS SECTION 22.3.3 .

LANDLORD’S INITIALS	TENANT’S INITIALS
22.4Application of Letter of Credit. Tenant hereby acknowledges and agrees that Landlord is entering into this Lease in material reliance upon the ability of Landlord to draw upon the Letter of Credit upon the occurrence of any breach or default on the part of Tenant under this Lease. If Tenant shall breach any provision of this Lease or otherwise be in default hereunder (after any applicable notice and cure period), Landlord may, but without obligation to do so, and without notice to Tenant, draw upon the Letter of Credit, in part or in whole, to cure any breach or default of Tenant and/or to compensate Landlord for any and all damages of any kind or nature sustained or which Landlord reasonably estimates that it will sustain resulting from Tenant’s breach or default of this Lease, including, but not limited to, all damages or rent due upon termination of this Lease pursuant to Section 1951.2 of the California Civil Code. The use, application or retention of the Letter of Credit, or any portion thereof, by Landlord shall not prevent Landlord from exercising any other right or remedy provided by this Lease or by any applicable law, it being intended that Landlord shall not first be required to proceed against the Letter of Credit, and shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled. Tenant agrees not to interfere in any way with payment to Landlord of the proceeds of the Letter of Credit, either prior to or following a “draw” by Landlord of any portion of the Letter of Credit, regardless of whether any dispute exists between Tenant and Landlord as to Landlord’s right to draw upon the Letter of Credit. No condition or term of this Lease shall be deemed to render the Letter of Credit conditional to justify the issuer of the Letter of Credit in failing to honor a drawing upon such Letter of Credit in a timely manner. Tenant agrees and acknowledges that (i) the Letter of Credit constitutes a separate and independent contract between Landlord and the Bank, (ii) Tenant is not a third party beneficiary of such contract, (iii) Tenant has no property interest whatsoever in the Letter of Credit or the proceeds thereof, and (iv) in the event Tenant becomes a debtor under any chapter of the Bankruptcy Code, neither Tenant, any trustee, nor Tenant’s bankruptcy estate shall have any right to restrict or limit Landlord’s claim and/or rights to the Letter of Credit and/or the proceeds thereof by application of Section 502(b)(6) of the U. S. Bankruptcy Code or otherwise.
21.5Letter of Credit not a Security Deposit. Landlord and Tenant acknowledge and agree that in no event or circumstance shall the Letter of Credit or any renewal thereof or any proceeds thereof be (i) deemed to be or treated as a “security deposit” within the meaning of California Civil Code Section 1950.7, (ii) subject to the terms of such Section 1950.7, or (iii) intended to serve as a “security deposit” within the meaning of such Section 1950.7. The parties hereto (A) recite that the Letter of Credit is not intended to serve as a security deposit and such Section 1950.7 and any and all other laws, rules and regulations applicable to security deposits in the commercial context (“ Security Deposit Laws ”) shall have no applicability or relevancy thereto and (B) waive any and all rights, duties and obligations either party may now or, in the future, will have relating to or arising from the Security Deposit Laws.

ARTICLE 23
SIGNS
23.1Interior Signage. Subject to Landlord’s reasonable prior written approval, and provided all signs are in keeping with the quality, design and style of the Building and Project, Tenant, at its sole cost and expense, may install identification signage anywhere in the Premises including in the elevator lobby of the Premises, provided that such signs must not be visible from the exterior of the Building.

23.2Intentionally Omitted
23.3Prohibited Signage and Other Items. Any signs, notices, logos, pictures, names or advertisements which are installed and that have not been separately approved by Landlord may be removed without notice by Landlord at the sole expense of Tenant. Except as provided in Section 23.4 , Tenant may not install any signs on the exterior or roof of the Project or the Common Areas. Any signs, window coverings, or blinds (even if the same are located behind the Landlord-approved window coverings for the Building), or other items visible from the exterior of the Premises or Building, shall be subject to the prior approval of Landlord, in its sole discretion.
23.4Tenant’s Signage. Tenant shall be entitled to install the following signage in connection with Tenant’s lease of the Premises (collectively, the “ Tenant’s Signage ”):

(i)
Exclusive Building-top signage consisting of one (1) building-top sign (maximum size per building-top sign is 100 square feet pursuant to the signage guidelines for the Project) identifying Tenant’s name or logo located at the top of the Building (on the Sequence Drive-facing elevation) in one (1) location;

(ii)	Exclusive “eyebrow” signage located adjacent to the main entrance of the Building located directly above either one or both of the entry points into the Building; and

(iii)
A monument sign to be located adjacent to the entrance of the Building in a location, in a design, and with materials and other reasonable parameters to be approved by Landlord and Tenant in accordance with the TCCs of  Section 23.4.1 , below (the “Building Monument Sign”), with exclusive signage thereon. Tenant hereby acknowledges and agrees that Landlord may, at Landlord’s sole cost and expense, place a standard “owned and managed” sign on such Building Monument Sign, provided that such “owned and managed” sign shall not be larger than Tenant’s signage.

23.4.1Specifications and Permits. Tenant’s Signage shall set forth Tenant’s name and logo as determined by Tenant in its sole discretion; provided, however, in no event shall Tenant’s Signage include an “Objectionable Name,” as that term is defined in Section 23.4.2 , of this Lease. The graphics, materials, color, design, lettering, lighting, size, illumination, specifications and exact location of Tenant’s Signage (collectively, the “ Sign Specifications ”) shall be subject to the prior written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed, and shall be consistent and compatible with the quality and nature of the Project and any commercially reasonable Project-standard signage specifications reasonably promulgated by Landlord. For purposes of this Section 23.4.1 , the reference to “name” shall mean name and/or logo. In addition, Tenant’s Signage shall be subject to Tenant’s receipt of all required governmental permits and approvals and shall be subject to all Applicable Laws and to any covenants, conditions and restrictions affecting the Project. Landlord shall use commercially reasonable efforts to assist Tenant in obtaining all necessary permits and approvals for Tenant’s Signage. Tenant hereby acknowledges that, notwithstanding Landlord’s approval of Tenant’s Signage, Landlord has made no representation or warranty to Tenant with respect to the probability of obtaining all necessary governmental approvals and permits for Tenant’s Signage. In the event Tenant does not receive the necessary governmental approvals and permits for Tenant’s Signage, Tenant’s and Landlord’s rights and obligations under the remaining TCCs of this Lease shall be unaffected.
23.4.2Objectionable Name. To the extent Tenant desires to change the name and/or logo set forth on Tenant’s Signage, such name and/or logo shall not have a name which relates to an entity which is of a character or reputation, or is associated with a political faction or orientation, which is inconsistent with the quality of the Project, or which would otherwise reasonably offend a landlord of the Comparable Buildings (an “ Objectionable Name ”). The parties hereby agree that the name “Entropic Communications, Inc.” or any reasonable derivation thereof, shall be deemed not to constitute an Objectionable Name.
23.4.3Termination of Right to Tenant’s Signage. Except as expressly identified in Sections 23.4(i) and (ii), the rights contained in this Section 23.4 shall be personal to Tenant or any Permitted Transferee of Tenant, and may only be exercised by such parties (and not any other assignee, sublessee or other transferee of the Original Tenant’s interest in this Lease) if they are not in material default under this Lease (beyond any applicable notice and cure period).
23.5Cost and Maintenance. The costs of the actual signs comprising Tenant’s Signage and the installation, design, construction, and any and all other costs associated with Tenant’s Signage, including, without limitation, utility charges and hook-up fees, permits, and maintenance and repairs, shall be the sole responsibility of Tenant. Should Tenant’s Signage require repairs and/or maintenance, as determined in Landlord’s reasonable judgment, Landlord shall have the right to provide notice thereof to Tenant and Tenant shall cause such repairs and/or maintenance to be performed within thirty (30) days after receipt of such notice from Landlord, at Tenant’s sole cost and expense; provided, however, if such repairs and/or maintenance are reasonably expected to require longer than thirty (30) days to perform, Tenant shall commence such repairs and/or maintenance within such thirty (30) day period and shall diligently prosecute such repairs and maintenance to completion. Should Tenant fail to perform such repairs and/or maintenance within the periods described in the immediately preceding sentence, Landlord shall have the right to cause such work to be performed and to charge Tenant as Additional Rent for the actual cost of such work. Upon the expiration or earlier termination of this Lease, Tenant shall, at Tenant’s sole cost and expense, cause Tenant’s Signage to be removed and shall cause the areas in which such Tenant’s Signage was located to be restored to the condition existing immediately prior to the placement of such Tenant’s Signage (excepting normal wear and tear caused by the sun, rain and other elements to which such Tenant’s Signage is exposed). If Tenant fails to timely remove such Tenant’s Signage or to restore the areas in which such Tenant’s Signage was located, as provided in the immediately preceding sentence, then Landlord may perform such work, and all actual costs incurred by Landlord in so performing shall be reimbursed by Tenant to Landlord within thirty (30) days after Tenant’s receipt of an invoice therefor. The TCCs of this Section 23.4.4 shall survive the expiration or earlier termination of this Lease.

ARTICLE 24
COMPLIANCE WITH LAW
Tenant shall not do anything or suffer anything to be done in or about the Premises or the Project which will in any way conflict with any law, statute, ordinance or other governmental rule, regulation or requirement now in force or which may hereafter be enacted or promulgated which is applicable to the Premises (collectively, “ Applicable Laws ”). At its sole cost and expense, Tenant shall promptly comply with all such Applicable Laws which relate to (i) Tenant’s use of the

Premises for non-general office use, (ii) the Alterations or Improvements in the Premises, or (iii) the Base Building, but, as to the Base Building, only to the extent such obligations are triggered by Tenant’s Alterations, the Improvements, or use of the Premises for non-general office use. Should any standard or regulation now or hereafter be imposed on Landlord or Tenant by a state, federal or local governmental body charged with the establishment, regulation and enforcement of occupational, health or safety standards for employers, employees, landlords or tenants, then Tenant agrees, at its sole cost and expense, to comply promptly with such standards or regulations. The judgment of any court of competent jurisdiction or the admission of Tenant in any judicial action, regardless of whether Landlord is a party thereto, that Tenant has violated any of said governmental measures, shall be conclusive of that fact as between Landlord and Tenant. Landlord shall comply with all Applicable Laws relating to the Base Building or relating to compliance with laws in effect prior to the Commencement Date, provided that compliance with such Applicable Laws is not the responsibility of Tenant under this Lease, and provided further that Landlord’s failure to comply therewith would either ( x ) prohibit Tenant from obtaining or maintaining a certificate of occupancy for the Premises, or ( y ) unreasonably and materially affect the safety of Tenant’s employees or create a significant health hazard for Tenant’s employees, or ( z ) violate a affirmative mandate (directed specifically to the Project) of an applicable governmental authority. Landlord shall be permitted to include in Operating Expenses any costs or expenses incurred by Landlord under this Article 24 to the extent consistent with the terms of Section 4.2.4 , above.
ARTICLE 25
LATE CHARGES
If any installment of Rent or any other sum due from Tenant shall not be received by Landlord or Landlord’s designee when due, then Tenant shall pay to Landlord a late charge equal to five percent (5%) of the overdue amount plus any attorneys’ fees incurred by Landlord by reason of Tenant’s failure to pay Rent and/or other charges when due hereunder; provided, however, with regard to the first such failure in any twelve (12) month period, Landlord will waive such late charge to the extent Tenant cures such failure within three (3) days following Tenant’s receipt of written notice from Landlord that the same was not received when due. The late charge shall be deemed Additional Rent and the right to require it shall be in addition to all of Landlord’s other rights and remedies hereunder or at law and shall not be construed as liquidated damages or as limiting Landlord’s remedies in any manner. In addition to the late charge described above, any Rent or other amounts owing hereunder which are not paid within ten (10) days after the date they are due shall bear interest from the date when due until paid at the “Interest Rate.” For purposes of this Lease, the “Interest Rate” shall be an annual rate equal to the lesser of (i) the annual “Bank Prime Loan” rate cited in the Federal Reserve Statistical Release Publication H.15(519), published weekly (or such other comparable index as Landlord and Tenant shall reasonably agree upon if such rate ceases to be published), plus two (2) percentage points, and (ii) the highest rate permitted by applicable law.
ARTICLE 26
LANDLORD’S RIGHT TO CURE DEFAULT; PAYMENTS BY TENANT
26.1Landlord’s Cure. All covenants and agreements to be kept or performed by Tenant under this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any reduction of Rent, except to the extent, if any, otherwise expressly provided herein. If Tenant shall fail to perform any obligation under this Lease, and such failure shall continue in excess of the time allowed under Section 19.1.2 , above, unless a specific time period is otherwise stated in this Lease, Landlord may, but shall not be obligated to, make any such payment or perform any such act on Tenant’s part without waiving its rights based upon any default of Tenant and without releasing Tenant from any obligations hereunder.
26.2Tenant’s Reimbursement. Except as may be specifically provided to the contrary in this Lease, Tenant shall pay to Landlord, upon delivery by Landlord to Tenant of statements therefor: (i) sums equal to expenditures reasonably made and obligations reasonably incurred by Landlord in connection with the remedying by Landlord of Tenant’s defaults pursuant to the provisions of Section 26.1 ; (ii) sums equal to all losses, costs, liabilities, damages and expenses referred to in Article 10 of this Lease; and (iii) sums equal to all expenditures reasonably made and obligations reasonably incurred by Landlord in collecting or attempting to collect the Rent or in enforcing or attempting to enforce any rights of Landlord under this Lease or pursuant to law, including, without limitation, all legal fees and other amounts so expended. Tenant’s obligations under this Section 26.2 shall survive the expiration or sooner termination of the Lease Term.
ARTICLE 27
ENTRY BY LANDLORD
Landlord reserves the right at all reasonable times (during Building Hours with respect to items (i) and (ii) below) and upon at least twenty-four (24) hours prior notice to Tenant (except in the case of an emergency) to enter the Premises to (i) inspect them; (ii) show the Premises to prospective purchasers, or to current or prospective mortgagees, ground or underlying lessors or insurers, or during the last six (6) months of the Lease Term, to prospective tenants; (iii) post notices of nonresponsibility; or (iv) alter, improve or repair the Premises or the Building, or for structural alterations, repairs or improvements to the Building or the Building’s systems and equipment. Notwithstanding anything to the contrary contained herein, Tenant shall be entitled, during the Lease Term, to designate certain portions of the Premises as a “Secured Area” and to control access to such areas as reasonably necessary to secure such Secured Area(s). The Secured Areas shall be comprised of Tenant’s lab space and IT room. Landlord and Tenant hereby agree and acknowledge that, except in the case of an emergency, Landlord shall enter such Secured Areas only upon one (1) business days’ prior notice to Tenant and only after providing Tenant with the opportunity to have a representative of Tenant present as an escort. Landlord and Tenant hereby agree to use commercially reasonable efforts to schedule any such entries into the Secured Areas by Landlord at times that are mutually convenient to both Landlord and Tenant, taking into consideration the nature of Tenant’s operations in the Premises and the nature of the desired entry. Notwithstanding anything to the contrary contained in this Article 27 , Landlord may enter the Premises at any time to (A) perform services required of Landlord, including janitorial service; (B) take possession due to any breach of this Lease in the manner provided herein; and (C) perform any covenants of Tenant which Tenant fails to perform. Landlord may make any such entries without the abatement of Rent, except as otherwise provided in this Lease, and may take such reasonable steps as required to accomplish the stated purposes; provided, however, except for ( x ) emergencies, ( y ) repairs, alterations, improvements or additions required by governmental or quasi-governmental authorities or court order or decree, or ( z ) repairs which are the obligation of Tenant hereunder, any such entry shall be performed in a manner so as not to unreasonably interfere with Tenant’s use of the Premises and shall be performed after normal business hours if reasonably practical. With respect to items ( y ) and ( z ) above, Landlord shall use commercially reasonable efforts to not materially interfere with Tenant’s use of, or access to, the Premises. For each of the above purposes, Landlord shall at all times have a key with which to unlock all the doors in the Premises, excluding Tenant’s vaults, safes and special security areas designated in advance by Tenant. In an emergency, Landlord shall have the right to use any means that Landlord may deem proper to open the doors in and to the Premises. Any entry into the Premises by Landlord in the manner hereinbefore described shall not be deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an actual or constructive eviction of Tenant from any portion of the Premises. No provision of this Lease shall be construed as obligating Landlord to perform any repairs, alterations or decorations except as otherwise expressly agreed to be performed by

Landlord herein. Landlord will exercise its rights pursuant to this Article 27 in a manner so as to minimize any unreasonable interference with Tenant’s use of the Premises.
ARTICLE 28
TENANT PARKING
Tenant shall be entitled to utilize, without charge, commencing on the Lease Commencement Date, the amount of parking passes set forth in Section 9 of the Summary, on a monthly basis throughout the Lease Term, which parking passes shall pertain to the Project parking facility. Notwithstanding the foregoing, Tenant shall be responsible for the full amount of any taxes imposed by any governmental authority in connection with the renting of such parking passes by Tenant or the use of the parking facility by Tenant. Tenant’s continued right to use the parking passes is conditioned upon Tenant abiding by all rules and regulations which are prescribed from time to time for the orderly operation and use of the parking facility where the parking passes are located, including any sticker or other identification system established by Landlord, Tenant’s exercise of commercially reasonable efforts to cause that Tenant’s employees and visitors also comply with such rules and regulations. To the extent reasonably necessary to ensure Tenant’s parking rights hereunder are readily available to Tenant and its employees, Landlord shall establish a sticker or other identification system for the Project. Landlord specifically reserves the right to change the size, configuration, design, layout and all other aspects of the Project parking facility at any time and Tenant acknowledges and agrees that Landlord may, without incurring any liability to Tenant and without any abatement of Rent under this Lease, from time to time, temporarily close-off or restrict access to the Project parking facility for purposes of permitting or facilitating any such construction, alteration or improvements; provided that Landlord will provide Tenant with reasonable substitute parking in such event to the extent reasonably necessary. Landlord may delegate its responsibilities hereunder to a parking operator in which case such parking operator shall have all the rights of control attributed hereby to the Landlord. The parking passes rented by Tenant pursuant to this Article 28 are provided to Tenant solely for use by Tenant’s own personnel, employees, agents, contractors or invitees and such passes may not be transferred, assigned, subleased or otherwise alienated by Tenant without Landlord’s prior approval.
ARTICLE 29
MISCELLANEOUS PROVISIONS
29.1Terms; Captions. The words “Landlord” and “Tenant” as used herein shall include the plural as well as the singular. The necessary grammatical changes required to make the provisions hereof apply either to corporations or partnerships or individuals, men or women, as the case may require, shall in all cases be assumed as though in each case fully expressed. The captions of Articles and Sections are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning of such Articles and Sections.
29.2Binding Effect. Subject to all other provisions of this Lease, each of the covenants, conditions and provisions of this Lease shall extend to and shall, as the case may require, bind or inure to the benefit not only of Landlord and of Tenant, but also of their respective heirs, personal representatives, successors or assigns, provided this clause shall not permit any assignment by Tenant contrary to the provisions of Article 14 of this Lease.
29.3No Air Rights. No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease. If at any time any windows of the Premises are temporarily darkened or the light or view therefrom is obstructed by reason of any repairs, improvements, maintenance or cleaning in or about the Project, the same shall be without liability to Landlord and without any reduction or diminution of Tenant’s obligations under this Lease.
29.4Modification of Lease. Should any current or prospective mortgagee or ground lessor for the Building or Project require a modification of this Lease, which modification will not cause an increased cost or expense to Tenant or in any other way materially and adversely change the rights and obligations of Tenant hereunder, then and in such event, Tenant agrees that this Lease may be so modified and agrees to execute whatever documents are reasonably required therefor and to deliver the same to Landlord within ten (10) business days following a request therefor. At the request of Landlord or any mortgagee or ground lessor, Tenant agrees to execute a short form of Lease and deliver the same to Landlord within ten (10) business days following the request therefor.

29.5Transfer of Landlord’s Interest. Tenant acknowledges that Landlord has the right to transfer all or any portion of its interest in the Project or Building and in this Lease, and Tenant agrees that in the event of any such transfer, Landlord shall automatically be released from all liability under this Lease not accrued as of the date of the transfer and Tenant agrees to look solely to such transferee for the performance of Landlord’s obligations hereunder after the date of transfer and such transferee shall be deemed to have fully assumed and be liable for all obligations of this Lease to be performed by Landlord, including the return of any Security Deposit, and Tenant shall attorn to such transferee. Tenant further acknowledges that Landlord may assign its interest in this Lease to a mortgage lender as additional security and agrees that such an assignment shall not release Landlord from its obligations hereunder and that Tenant shall continue to look to Landlord for the performance of its obligations hereunder.
29.6Prohibition Against Recording. Except as provided in Section 29.4 of this Lease, neither this Lease, nor any memorandum, affidavit or other writing with respect thereto, shall be recorded by Tenant or by anyone acting through, under or on behalf of Tenant.
29.7Landlord’s Title. Landlord’s title is and always shall be paramount to the title of Tenant. Nothing herein contained shall empower Tenant to do any act which can, shall or may encumber the title of Landlord.
29.8Relationship of Parties. Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venturer or any association between Landlord and Tenant.
29.9Application of Payments. To the extent Landlord has delivered a written notice to Tenant pursuant to the terms of Section 19.1.1 of this Lease (and until the amounts represented by such notice, together with all other then-outstanding amounts due and owing under this Lease, are satisfied), Landlord shall have the right to apply payments received from Tenant against then-existing payment obligations of Tenant pursuant to this Lease in such order and amounts as Landlord, in its sole discretion, may elect, regardless of Tenant’s designation of such payments, it nevertheless being acknowledged that Tenant may be free to make any such payments “under protest.”
29.10Time of Essence. Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor.

29.11Partial Invalidity. If any term, provision or condition contained in this Lease shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and each and every other term, provision and condition of this Lease shall be valid and enforceable to the fullest extent possible permitted by law.
29.12No Warranty. In executing and delivering this Lease, Tenant has not relied on any representations, including, but not limited to, any representation as to the amount of any item comprising Additional Rent or the amount of the Additional Rent in the aggregate or that Landlord is furnishing the same services to other tenants, at all, on the same level or on the same basis, or any warranty or any statement of Landlord which is not set forth herein or in one or more of the exhibits attached hereto.

29.13Landlord Exculpation. The liability of Landlord or the Landlord Parties to Tenant for any default by Landlord under this Lease or arising in connection herewith or with Landlord’s operation, management, leasing, repair, renovation, alteration or any other matter relating to the Project or the Premises shall be limited solely and exclusively to an amount which is equal to the net interest of Landlord (following payment of any outstanding liens and/or mortgages, whether attributable to sales or insurance proceeds or otherwise) in the Project (including any insurance or rental proceeds which Landlord receives). Neither Landlord, nor any of the Landlord Parties shall have any personal liability therefor, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant. The limitations of liability contained in this Section 29.13 shall inure to the benefit of Landlord’s and the Landlord Parties’ present and future partners, beneficiaries, officers, directors, trustees, shareholders, agents and employees, and their respective partners, heirs, successors and assigns. Under no circumstances shall any present or future partner of Landlord (if Landlord is a partnership), or trustee or beneficiary (if Landlord or any partner of Landlord is a trust), have any liability for the performance of Landlord’s obligations under this Lease. Notwithstanding any contrary provision herein, neither Landlord nor the Landlord Parties shall be liable under any circumstances for consequential damages.
29.14Entire Agreement. It is understood and acknowledged that there are no oral agreements between the parties hereto affecting this Lease and this Lease constitutes the parties’ entire agreement with respect to the leasing of the Premises and supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto or displayed by Landlord to Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Lease. None of the terms, covenants, conditions or provisions of this Lease can be modified, deleted or added to except in writing signed by the parties hereto.
29.15Right to Lease. Landlord reserves the absolute right to effect such other tenancies in the Project as Landlord in the exercise of its sole business judgment shall determine to best promote the interests of the Building or Project. Tenant does not rely on the fact, nor does Landlord represent, that any specific tenant or type or number of tenants shall, during the Lease Term, occupy any space in the Building or Project.
29.16Force Majeure. Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, inability to obtain services, labor, or materials or reasonable substitutes therefor, governmental actions, civil commotions, fire or other casualty, and other causes beyond the reasonable control of the party obligated to perform, except with respect to the obligations imposed with regard to Rent and other charges to be paid by Tenant pursuant to this Lease (collectively, a “ Force Majeure ”), notwithstanding anything to the contrary contained in this Lease, shall excuse the performance of such party for a period equal to any such prevention, delay or stoppage and, therefore, if this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party’s performance caused by a Force Majeure.

29.17Waiver of Redemption by Tenant. Tenant hereby waives, for Tenant and for all those claiming under Tenant, any and all rights now or hereafter existing to redeem by order or judgment of any court or by any legal process or writ, Tenant’s right of occupancy of the Premises after any termination of this Lease.
29.18Notices. All notices, demands, statements, designations, approvals or other communications (collectively, “Notices”) given or required to be given by either party to the other hereunder or by law shall be in writing, shall be (A) sent by United States certified or registered mail, postage prepaid, return receipt requested (“ Mail ”), (B) transmitted by telecopy, if such telecopy is promptly followed by a Notice sent by nationally recognized overnight courier, (C) delivered by such a nationally recognized overnight courier, or (D) delivered personally. Any Notice shall be sent, transmitted, or delivered, as the case may be, to Tenant at the appropriate address set forth in Section 10 of the Summary, or to such other place as Tenant may from time to time designate in a Notice to Landlord, or to Landlord at the addresses set forth below, or to such other places as Landlord may from time to time designate in a Notice to Tenant. Any Notice will be deemed given (i) three (3) days after the date it is posted if sent by Mail, (ii) the date the telecopy is transmitted, (iii) the date the overnight courier delivery is made, or (iv) the date personal delivery is made or attempted to be made. If Tenant is notified of the identity and address of Landlord’s mortgagee or ground or underlying lessor, Tenant shall give to such mortgagee or ground or underlying lessor written notice of any default by Landlord under the terms of this Lease by registered or certified mail, and such mortgagee or ground or underlying lessor shall be given a reasonable opportunity to cure such default prior to Tenant’s exercising any remedy available to Tenant. As of the date of this Lease, any Notices to Landlord must be sent, transmitted, or delivered, as the case may be, to the following addresses:
Kilroy Realty Corporation
12200 West Olympic Boulevard
Suite 200
Los Angeles, California 90064
Attention: Legal Department
with copies to:
Kilroy Realty Corporation
3611 Valley Centre Drive, Suite 550
San Diego, California 92130
Attention: Mr. Brian Galligan
and
Allen Matkins Leck Gamble Mallory & Natsis LLP
1901 Avenue of the Stars, Suite 1800
Los Angeles, California 90067
Attention: Anton N. Natsis, Esq.
29.19Joint and Several. If there is more than one Tenant, the obligations imposed upon Tenant under this Lease shall be joint and several.

29.20Authority. Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in California and that Tenant has full right and authority to execute and deliver this Lease and that each person signing on behalf of Tenant is authorized to do so. In such event, Tenant shall, within ten (10) days after execution of this Lease, deliver to Landlord satisfactory evidence of such authority and, if a corporation, upon demand by Landlord, also deliver to Landlord satisfactory evidence of (i) good standing in Tenant’s state of incorporation and (ii) qualification to do business in California.
29.21Attorneys’ Fees. In the event that either Landlord or Tenant should bring suit for the possession of the Premises, for the recovery of any sum due under this Lease, or because of the breach of any provision of this Lease or for any other relief against the other, then all costs and expenses, including reasonable attorneys’ fees, incurred by the prevailing party therein shall be paid by the other party, which obligation on the part of the other party shall be deemed to have accrued on the date of the commencement of such action and shall be enforceable whether or not the action is prosecuted to judgment.
29.22Governing Law; WAIVER OF TRIAL BY JURY. This Lease shall be construed and enforced in accordance with the laws of the State of California. IN ANY ACTION OR PROCEEDING ARISING HEREFROM, LANDLORD AND TENANT HEREBY CONSENT TO (I) THE JURISDICTION OF ANY COMPETENT COURT WITHIN THE STATE OF CALIFORNIA, (II) SERVICE OF PROCESS BY ANY MEANS AUTHORIZED BY CALIFORNIA LAW, AND (III) IN THE INTEREST OF SAVING TIME AND EXPENSE, TRIAL WITHOUT A JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER OR THEIR SUCCESSORS IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM FOR INJURY OR DAMAGE, OR ANY EMERGENCY OR STATUTORY REMEDY.
29.23Submission of Lease. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of, option for or option to lease, and it is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.
29.24Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, excepting only the real estate brokers or agents specified in Section 12 of the Summary (the “ Brokers ”), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Lease. Landlord shall pay the Brokers pursuant to the terms of separate commission agreements. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent, other than the Brokers, occurring by, through, or under the indemnifying party.
29.25Independent Covenants. This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent and Tenant hereby expressly waives the benefit of any statute to the contrary and agrees that if Landlord fails to perform its obligations set forth herein, except as otherwise set forth in this Lease, Tenant shall not be entitled to make any repairs or perform any acts hereunder at Landlord’s expense or to any setoff of the Rent or other amounts owing hereunder against Landlord.
29.26Project or Building Name and Signage. Landlord shall have the right at any time to change the name of the Project or Building and to install, affix and maintain any and all signs on the exterior and on the interior of the Project or Building as Landlord may, in Landlord’s sole discretion, desire; provided that so long as Tenant leases the entire Building, Landlord will not place any Building top signs on the Building and will not place any signs in the Premises without, in either instance, the prior, written and reasonable consent of Tenant. Tenant shall not use the name of the Project or Building or use pictures or illustrations of the Project or Building in advertising or other publicity or for any purpose other than as the address of the business to be conducted by Tenant in the Premises, without the prior written consent of Landlord.
29.27Counterparts. This Lease may be executed in counterparts with the same effect as if both parties hereto had executed the same document. Both counterparts shall be construed together and shall constitute a single lease.
29.28Confidentiality. Landlord and Tenant acknowledges that the content of this Lease and any related documents are confidential information. Except as required by law, court order or pursuant to good corporate practice, Landlord and Tenant shall keep such confidential information strictly confidential and shall not disclose such confidential information to any person or entity other than Tenant’s or Landlord’s employees, their financial, legal, and space planning consultants and/or prospective purchasers of their respective businesses.
29.29Transportation Management. Tenant shall fully comply with all present or future programs intended to manage parking, transportation or traffic in and around the Building so long as Tenant’s parking rights are not materially adversely affected, and in connection therewith, Tenant shall take responsible action for the transportation planning and management of all employees located at the Premises by working directly with Landlord, any governmental transportation management organization or any other transportation-related committees or entities.
29.30Building Renovations. It is specifically understood and agreed that Landlord has made no representation or warranty to Tenant and has no obligation and has made no promises to alter, remodel, improve, renovate, repair or decorate the Premises, Building, or any part thereof and that no representations respecting the condition of the Premises or the Building have been made by Landlord to Tenant except as specifically set forth herein or in the Work Letter Agreement. However, Tenant hereby acknowledges that Landlord is currently renovating or may during the Lease Term renovate, improve, alter, or modify (collectively, the “ Renovations ”) the Project, the Building and/or the Premises including without limitation the parking structure, common areas, systems and equipment, roof, and structural portions of the same, and in connection with any Renovations, Landlord may, among other things, erect scaffolding or other necessary structures in the Building, limit or eliminate access to portions of the Project, including portions of the common areas, or perform work in the Building, which work may create noise, dust or leave debris in the Building. Tenant hereby agrees that such Renovations and Landlord’s actions in connection with such Renovations shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent. Landlord shall have no responsibility or for any reason be liable to Tenant for any direct or indirect injury to or interference with Tenant’s business arising from the Renovations, nor shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Premises or of Tenant’s personal property or improvements resulting from the Renovations or Landlord’s actions in connection with such Renovations, or for any inconvenience or annoyance occasioned by such Renovations or Landlord’s actions. Landlord shall perform such Renovations in compliance with the terms of this Lease, including, without limitation, the terms of Section 1.1.3 , and shall use commercially reasonable efforts to have all such work performed on a continuous basis, and once started, to be completed reasonably expeditiously, with such work being organized and conducted in a manner which will minimize any interference to Tenant’s business operations in the Premises.
29.31No Violation. Tenant hereby warrants and represents that neither its execution of nor performance under this Lease shall cause Tenant to be in violation of any agreement, instrument, contract, law, rule or regulation by which Tenant is bound, and Tenant shall protect, defend, indemnify and hold Landlord harmless against any claims, demands, losses, damages, liabilities, costs and expenses, including, without limitation, reasonable attorneys’ fees and costs, arising from Tenant’s breach of this warranty and representation.
29.32Communications and Computer Lines. Tenant may install, maintain, replace, remove or use any communications or computer wires and cables (collectively, the “ Lines ”) at the Project in or serving the Premises, provided that (i) Tenant shall obtain Landlord’s prior written consent (not to be unreasonably withheld, conditioned or delayed), use an experienced and qualified contractor approved in writing by Landlord, and comply with all of the other provisions of Articles 7 and 8 of this Lease, (ii) the Lines installed by Tenant (including riser cables) shall be ( x ) appropriately insulated to prevent excessive electromagnetic fields or radiation, and ( y ) identified in accordance with the “Identification Requirements,” as that term is set forth hereinbelow, (iv) any new or existing Lines servicing the Premises shall comply with all applicable governmental laws and regulations, (v) as a condition to permitting the installation of new Lines, Tenant shall remove existing Lines located in or serving the Premises and repair any damage in connection with such removal, and (vi) Tenant shall pay all costs in connection therewith. All Lines shall be clearly marked with adhesive plastic labels (or plastic tags attached to such Lines with wire) to show Tenant’s name, suite number, telephone number and the name of the person to contact in the case of an emergency (A) every four feet (4’) outside the Premises (specifically including, but not limited to, the electrical room risers and other Common Areas), and (B) at the Lines’ termination point(s) (collectively, the “ Identification Requirements ”). Landlord reserves the right to require that Tenant remove any Lines located in or serving the Premises which are installed in violation of these provisions, or which are at any time (1) are in violation of any Applicable Laws, (2) are inconsistent with then-existing industry standards (such as the standards promulgated by the National Fire Protection Association (e.g., such organization’s “2002 National Electrical Code”)), or (3) otherwise represent a dangerous or potentially dangerous condition.

29.33Hazardous Substances.
29.33.1Definitions. For purposes of this Lease, the following definitions shall apply: “Hazardous Material(s)” shall mean any solid, liquid or gaseous substance or material that is described or characterized as a toxic or hazardous substance, waste, material, pollutant, contaminant or infectious waste, or any matter that in certain specified quantities would be injurious to the public health or welfare, or words of similar import, in any of the “Environmental Laws,” as that term is defined below, or any other words which are intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity or reproductive toxicity and includes, without limitation, asbestos, petroleum (including crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel, or any mixture thereof), petroleum products, polychlorinated biphenyls, urea formaldehyde, radon gas, nuclear or radioactive matter, medical waste, soot, vapors, fumes, acids, alkalis, chemicals, microbial matters (such as molds, fungi or other bacterial matters), biological agents and chemicals which may cause adverse health effects, including but not limited to, cancers and /or toxicity. “ Environmental Laws ” shall mean any and all federal, state, local or quasi-governmental laws (whether under common law, statute or otherwise), ordinances, decrees, codes, rulings, awards, rules, regulations or guidance or policy documents now or hereafter enacted or promulgated and as amended from time to time, in any way relating to (i) the protection of the environment, the health and safety of persons (including employees), property or the public welfare from actual or potential release, discharge, escape or emission (whether past or present) of any Hazardous Materials or (ii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Hazardous Materials.
29.33.2Compliance with Environmental Laws. Landlord covenants that during the Lease Term, Landlord shall comply with all Environmental Laws in accordance with, and as required by, the TCCs of Article 24 of this Lease. Tenant shall not sell, use, or store in or around the Premises any Hazardous Materials, except if stored, properly packaged and labeled, disposed of and/or used in accordance with applicable Environmental Laws. In addition, Tenant agrees that it: (i) shall not cause or suffer to occur, the release, discharge, escape or emission of any Hazardous Materials at, upon, under or within the Premises or any contiguous or adjacent premises; (ii) shall not engage in activities at the Premises in violation of Environmental Laws that could result in, give rise to, or lead to the imposition of liability upon Tenant or Landlord or the creation of a lien upon the building or land upon which the Premises is located; (iii) shall notify Landlord promptly following receipt of any knowledge with respect to any actual release, discharge, escape or emission (whether past or present) of any Hazardous Materials at, upon, under or within the Premises; and (iv) shall promptly forward to Landlord copies of all orders, notices, permits, applications and other communications and reports received by Tenant in connection with any release, discharge, escape or emission of any Hazardous Materials at, upon, under or within the Premises or any contiguous or adjacent premises. However, notwithstanding the preceding restrictions, Landlord agrees that Tenant may use, store and properly dispose of commonly available household cleaners and chemicals to maintain the Premises and Tenant’s routine office operations (such as printer toner and copier toner) and the items permitted by Section 29.33.3 below (hereinafter the “ Permitted Chemicals ”). Landlord and Tenant acknowledge that any or all of the Permitted Chemicals described in this paragraph may constitute Hazardous Materials. However, Tenant may use, store and dispose of same, provided that in doing so, Tenant fully complies with all Environmental Laws.

29.33.3Tenant Hazardous Materials. Tenant will (i) obtain and maintain in full force and effect all Environmental Permits (as defined below) that may be required from time to time under any Environmental Laws applicable to Tenant or the Premises and (ii) be and remain in compliance with all terms and conditions of all such Environmental Permits and with all other Environmental Laws. “ Environmental Permits ” means, collectively, any and all permits, consents, licenses, approvals and registrations of any nature at any time required pursuant to, or in order to comply with any Environmental Law. On or before the Lease Commencement Date and on each annual anniversary of the Commencement Date thereafter, Tenant agrees to deliver to Landlord a list of all Hazardous Materials anticipated to be used by Tenant in the Premises and the quantities thereof. Upon the expiration or earlier termination of this Lease, Tenant agrees to promptly remove from the Premises, the Building and the Project, at its sole cost and expense, any and all Hazardous Materials, including any equipment or systems containing Hazardous Materials, which are installed, brought upon, stored, used, generated or released upon, in, under or about the Premises, the Building, and/or the Project or any portion thereof by Tenant and/or any Tenant Parties (such obligation to survive the expiration or sooner termination of this Lease). Nothing in this Lease shall impose any liability on Tenant for any Hazardous Materials in existence on the Premises, Building or Project prior to the Lease Commencement Date or brought onto the Premises, Building or Project after the Lease Commencement Date by any third parties not under Tenant’s control.
29.33.4Landlord’s Right of Environmental Audit. Landlord may, upon reasonable notice to Tenant, be granted access to and enter the Premises no more than once annually to perform or cause to have performed an environmental inspection, site assessment or audit. Such environmental inspector or auditor may be chosen by Landlord, in its sole discretion, and be performed at Landlord’s sole expense. To the extent that the report prepared upon such inspection, assessment or audit, indicates the presence of Hazardous Materials brought onto the Premises by or on behalf of Tenant in violation of Environmental Laws, or provides recommendations or suggestions to prohibit the release, discharge, escape or emission of any Hazardous Materials brought onto the Premises by or on behalf of Tenant at, upon, under or within the Premises, or to comply with any Environmental Laws, Tenant shall promptly, at Tenant’s sole expense, comply with such recommendations or suggestions, including, but not limited to performing such additional investigative or subsurface investigations or remediation(s) as recommended by such inspector or auditor (taking into account all legal requirements and applicable governmental agency recommendations). Notwithstanding the above, if at any time, Landlord has actual notice or reasonable cause to believe that Tenant has violated, or permitted any violations of any Environmental Law, then Landlord will be entitled to perform its environmental inspection, assessment or audit at any time, notwithstanding the above mentioned annual limitation, and Tenant must reimburse Landlord for the cost or fees incurred for such as Additional Rent if a violation is discovered.
29.33.5Indemnifications. Landlord agrees to indemnify, defend, protect and hold harmless the Tenant Parties from and against any liability, obligation, damage or costs, including without limitation, attorneys’ fees and costs, resulting directly or indirectly from any use, presence, removal or disposal of any Hazardous Materials to the extent such liability, obligation, damage or costs was a result of actions caused or knowingly permitted by Landlord or a Landlord

Party. Tenant agrees to indemnify, defend, protect and hold harmless the Landlord Parties from and against any liability, obligation, damage or costs, including without limitation, attorneys’ fees and costs, resulting directly or indirectly from any use, presence, removal or disposal of any Hazardous Materials or breach of any provision of this section, to the extent such liability, obligation, damage or costs was a result of actions caused or permitted by Tenant or a Tenant Party.
29.34Communication Equipment. Subject to all governmental laws, rules and regulations, Tenant and Tenant’s contractors (which shall first be reasonably approved by Landlord) shall have the right and access to install, repair, replace, remove, operate and maintain three (3) so-called “satellite dish” or other similar devices, such as antennae no greater than thirty-six (36) inches in diameter and weighing no more than fifty (50) pounds each, together with all cable, wiring, conduits and related equipment (collectively, “ Communication Equipment ”), for the purpose of receiving and sending radio, television, computer, telephone or other communication signals, at a location on the roof of the Building designated by Landlord and reasonably approved by Tenant. There shall be no rental charge, license fee or similar charge to Tenant for the right to install and maintain such Communication Equipment at the Building during the initial Lease Term or any extension thereof. Further, Tenant shall have the right of access, consistent with this Section 29.34 , to the area where the Communication Equipment is located for the purposes of maintaining, repairing, testing and replacing the same. Landlord shall have the right to require Tenant to relocate the Communication Equipment at any time to another location on the roof of the Building. Unless Landlord elects to perform such penetrations at Tenant’s sole cost and expense, Tenant shall retain Landlord’s designated roofing contractor to make any necessary penetrations and associated repairs to the roof in order to preserve Landlord’s roof warranty. Tenant’s installation and operation of the Communication Equipment shall be governed by the following terms and conditions:
29.34.1 Tenant’s right to install, replace, repair, remove, operate and maintain the Communication Equipment shall be subject to all Applicable Laws and Landlord makes no representation that such Applicable Laws permit such installation and operation;
29.34.2 All plans and specifications for the Communication Equipment shall be subject to Landlord’s reasonable approval;
29.34.3 All costs of installation, operation and maintenance of the Communication Equipment and any necessary related equipment (including, without limitation, costs of obtaining any necessary permits and connections to the Building’s electrical system) shall be borne by Tenant;
29.34.4 It is expressly understood that Tenant’s rights are superior to any later users of the roof area and subject to the foregoing, Landlord retains the right to use the roof of the Building for any purpose whatsoever (including granting rights to third parties to utilize any portion of the roof not utilized by Tenant); provided that at this time there are no other roof users and so long as Tenant leases the entire Building, no other users will be permitted without Tenant’s reasonable prior consent.

29.34.5 Tenant shall use the Communication Equipment so as not to damage the Project or interfere with the normal operation of the Project and Tenant hereby agrees to indemnify, defend and hold Landlord harmless from and against any and all claims, costs, damages, expenses and liabilities (including attorneys’ fees) arising out of Tenant’s failure to comply with the provisions of this Section 29.34.5 , except to the extent same is caused by the gross negligence or willful misconduct of Landlord which is not covered by the insurance carried by Tenant under this Lease (or which would not be covered by the insurance required to be carried by Tenant under this Lease);
29.34.6 For the purposes of determining Tenant’s obligations with respect to its use of the roof of the Building herein provided, all of the provisions of this Lease relating to compliance with requirements as to insurance, indemnity, and compliance with laws shall apply to the installation, use and maintenance of the Communication Equipment; provided, however, Tenant shall only be provided access to the roof after prior written notice to Landlord and subject to Landlord’s reasonable rules and restrictions regarding access (including, at Landlord’s option, the requirement that Tenant be accompanied by a representative of Landlord during such access). Landlord shall not have any obligations with respect to the Communication Equipment. Landlord makes no representation that the Communication Equipment will be able to receive or transmit communication signals without interference or disturbance (whether or not by reason of any pre-existing installation or use of similar equipment by others on the roof of adjacent buildings or projects) and Tenant agrees that Landlord shall not be liable to Tenant therefor;
29.34.7 Tenant shall (i) be solely responsible for any damage caused as a result of the Communication Equipment, (ii) promptly pay any tax, license or permit fees charged pursuant to any laws or regulations in connection with the installation, maintenance or use of the Communication Equipment and comply with all precautions and safeguards required by all applicable governmental authorities, and (iii) pay for all necessary repairs, replacements to or maintenance of the Communication Equipment;
29.34.8 The Communication Equipment shall remain the sole property of Tenant. Tenant shall remove the Communication Equipment and related equipment at Tenant’s sole cost and expense upon the expiration or sooner termination of this Lease or upon the imposition of any governmental law or regulation which may require removal, and shall repair the Building upon such removal to the extent required by such work of removal. If Tenant fails to remove the Communication Equipment and repair the Building upon the expiration or earlier termination of this Lease, Landlord may do so at Tenant’s expense. The provisions of this Section 24.32.8 shall survive the expiration or earlier termination of this Lease;
29.34.9 The Communication Equipment shall be deemed to constitute a portion of the Premises for purposes of Article 10 of this Lease;
29.34.10 Tenant, at Tenant’s sole cost and expense, shall install and maintain such fencing and other protective equipment and/or visual screening on or about the Communication Equipment as Landlord may reasonably determine;

29.34.11 If any of the conditions set forth in this Section 29.34 are not complied with by Tenant, then without limiting Landlord’s rights and remedies it may otherwise have under this Lease, at law and/or in equity, Tenant shall correct such noncompliance within five (5) business days after receipt of notice (or such longer period as may be reasonably required as long as Tenant commences such correction within such five (5) business day period and diligently prosecutes the same to completion). If Tenant fails to correct any such noncompliance within such five (5) day period (as may be extended), then, at Landlord’s option, Tenant shall immediately discontinue its use of such Communication Equipment and remove the same in accordance with the terms hereof; and
29.34.12 Tenant’s rights under this Section 29.34 with respect to the Communication Equipment shall be personal to the Original Tenant or any Permitted Transferee, and may only be utilized by the Original Tenant or such Permitted Transferee (and may not be exercised or utilized by any other assignee, sublessee or other transferee of the Original Tenant’s interest in this Lease or the Premises) if the Original Tenant occupies the entire Premises then leased by Original Tenant.
[signature page immediately follows]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed the day and date first above written.

''LANDLORD''

KILROY REALTY, L.P.,
a Delaware limited partnership

By:	KILROY REALTY CORPORATION,
a Maryland corporation,
general partner

By:	/s/ Jeffrey C. Hawken
Name:	Jeffrey C. Hawken
Its:	Executive Vice President, Chief Operating Officer

By:	/s/ John T.Fucci
Name:	John T.Fucci
Its:	Sr. Vice President, Asset Management

"TENANT"

ENTROPIC COMMUNICATIONS, INC
a Delaware corporation

By:	/s/ Kurt Noyes
Name:	Kurt Noyes
Its:	VP Finance

By:	/s/ David Lyle
Name:	David Lyle
Its:	CFO

EXHIBIT A
6290 SEQUENCE DRIVE
OUTLINE OF PREMISES
[ATTACHED]

EXHIBIT B
6290 SEQUENCE DRIVE
WORK LETTER AGREEMENT
This Work Letter Agreement (this “Work Letter”) shall set forth the terms and conditions relating to the construction of the Premises. This Work Letter is essentially organized chronologically and addresses the issues of the construction of the Premises, in sequence, as such issues will arise during the actual construction of the Premises. All references in this Work Letter to Articles or Sections of “this Lease” shall mean the relevant portions of Articles 1 through 29 of the Office Lease to which this Work Letter is attached as Exhibit B , and all references in this Work Letter to Sections of “this Work Letter” shall mean the relevant portions of Sections 1 through 5 of this Work Letter.
SECTION 1
DELIVERY OF THE PREMISES AND BASE BUILDING
1.1 Base Building as Constructed by Landlord. Upon the full execution and delivery of this Lease by Landlord and Tenant, Landlord shall deliver the Premises and “Base Building,” as that term is defined in Section 8.2 of the Lease, to Tenant, and Tenant shall accept the Premises and Base Building from Landlord in their presently existing, “as-is” condition. Notwithstanding the foregoing, Landlord shall enforce the provisions of its existing lease with the prior tenant of the Premises with regard to its removal and restoration of the items so identified on Exhibit J to the Lease, specifically including, but not limited to, the application of any security deposit therefor, to the extent held by Landlord from such prior tenant and in accordance with the terms and conditions of such Lease.
SECTION 2
IMPROVEMENTS
2.1 Improvement Allowance. Tenant shall be entitled to a one-time improvement allowance (the “Improvement Allowance”) in the amount of Two Million Two Hundred Fifty Thousand and 00/100 Dollars ($2,250,000.00) ( i.e. , $25.00 per rentable square foot of the Premises) for the costs relating to the initial design and construction of the improvements, which are permanently affixed to the Premises (the “ Improvements ”). In no event shall Landlord be obligated to make disbursements pursuant to this Work Letter in the event that Tenant fails to timely pay any portion of the “Over-Allowance Amount,” as that term is defined, and within the time frames more particularly set forth, in Section 4.2.1 , nor shall Landlord be obligated to pay a total amount which exceeds the Improvement Allowance. Notwithstanding the foregoing or any contrary provision of this Lease, all Improvements shall be deemed Landlord’s property under the terms of this Lease. Any unused portion of the Improvement Allowance remaining as of July 31, 2008, shall remain with Landlord and Tenant shall have no further right thereto.
2.2 Disbursement of the Improvement Allowance.
2.2.1 Improvement Allowance Items. Except as otherwise set forth in this Work Letter, the Improvement Allowance shall be disbursed by Landlord (each of which disbursements shall be made pursuant to Landlord’s disbursement process, including, without limitation, Landlord’s receipt of invoices for all costs and fees described herein) only for the following items and costs (collectively the “ Improvement Allowance Items ”):
2.2.1.1 Payment of the fees of the “Architect” and the “Engineers,” as those terms are defined in Section 3.1 of this Work Letter, which fees shall, notwithstanding anything to the contrary contained in this Work Letter, not exceed an aggregate amount equal to Two and 50/100 00/100 Dollars ($2.50) per rentable square foot of the Premises, and payment of the third-party fees actually and reasonably incurred (the reasonableness of which shall be determined in light of the nature of particular Construction Drawings being submitted by Landlord to its consultants for review) by Landlord in connection with the preparation and review of the “Construction Drawings,” as that term is defined in Section 3.1 of this Work Letter;
2.2.1.2 The payment of plan check, permit and license fees relating to construction of the Improvements;
2.2.1.3 The cost of construction of the Improvements, including, without limitation, testing and inspection costs and costs of utilities. In no event shall Tenant or its contractor be charged for parking, access, freight elevator use or similar items in connection with the Improvements;
2.2.1.4 The cost of any changes in the Base Building when such changes are required by the Construction Drawings, such cost to include all direct architectural and/or engineering fees and expenses incurred in connection therewith;
2.2.1.5 The cost of any changes to the Construction Drawings or Improvements required by all applicable building codes (the “ Code ”);
2.2.1.6 The cost of the “Coordination Fee,” as that term is defined in Section 4.2.2.1 of this Work Letter;
2.2.1.7 Sales and use taxes; and
2.2.1.8 The actual cost of installing telephone and data cabling, moving costs, furniture, fixtures and equipment (including UPS equipment and installation); provided, however, in no event shall more than a portion of the Improvement Allowance equal to $5.00 per rentable square foot of the Premises be allocated to, and reimbursed against, the Improvement Allowance Items set forth in this Section 2.2.1.8 .
2.2.2 Disbursement of Improvement Allowance. During the construction of the Improvements, Landlord shall make monthly disbursements of the Improvement Allowance for Improvement Allowance Items and shall authorize the release of monies as follows.

2.2.2.1 Monthly Disbursements. On or before the day of each calendar month, as reasonably determined by Landlord, during the construction of the Improvements, Tenant shall deliver to Landlord: (i) a request for payment of the “Contractor,” as that term is defined in Section 4.1.1 of this Work Letter, approved by Tenant, in a form to be provided by Landlord, showing the schedule, by trade, of percentage of completion of the Improvements in the Premises, detailing the portion of the work completed and the portion not completed; (ii) invoices from all of “Tenant’s Agents,” as that term is defined in Section 4.1.2 of this Work Letter, for labor rendered and materials delivered to the Premises; (iii) executed mechanic’s lien releases from all of Tenant’s Agents which shall comply with the appropriate provisions, as reasonably determined by Landlord, of California Civil Code Section 3262(d); and (iv) all other information reasonably requested by Landlord. Tenant’s request for payment shall constitute, to Tenant’s then-existing actual knowledge, Tenant’s acceptance and approval of the work furnished and/or the materials supplied as set forth in Tenant’s payment request; provided, however, the parties acknowledge that in no event shall the Contractor be a third-party beneficiary with regard to any such acceptance and approval under this sentence. Thereafter, Landlord shall deliver a check to Tenant made jointly payable to Contractor and Tenant (or solely to Tenant to the extent Tenant has previously paid in full to Contractor the amounts corresponding to such request for payment) in payment of the lesser of: (A) “Landlord’s Ratio,” as that term is set forth below, of the amounts so requested by Tenant, as set forth in this Section 2.2.2.1 , above, less a ten percent (10%) retention (the aggregate amount of such retentions to be known as the “ Final Retention ”), and (B) the balance of any remaining available portion of the Improvement Allowance (not including the Final Retention), provided that Landlord does not dispute any request for payment based on non-compliance of any work with the “Approved Working Drawings,” as that term is defined in Section 3.4 below, or due to any substandard work, or for any other reasonably substantiated reason, it being hereby acknowledged that Tenant shall pay “Tenant’s Ratio,” as that term is set forth below, of the corresponding amounts so requested by Tenant, less a similar ten (10%) retention. Landlord’s payment of such amounts shall not be deemed Landlord’s approval or acceptance of the work furnished or materials supplied as set forth in Tenant’s payment request.
2.2.2.2 Final Retention. Subject to the provisions of this Work Letter, a check for the Final Retention payable jointly to Tenant and Contractor shall be delivered by Landlord to Tenant following the substantial completion of construction of the Improvements, provided that (i) Tenant delivers to Landlord properly executed mechanic’s lien releases in compliance with both California Civil Code Section 3262(d)(2) and either Section 3262(d)(3) or Section 3262(d)(4) from all of Tenant’s Agents, (ii) Landlord has determined that no substandard work exists which adversely affects the mechanical, electrical, plumbing, heating, ventilating and air conditioning, life-safety or other systems of the Building, the curtain wall of the Building, the structure or exterior appearance of the Building, (iii) Architect delivers to Landlord a certificate, in a form reasonably acceptable to Landlord, certifying that the construction of the Improvements in the Premises has been substantially completed, and , (iv) Tenant records a valid Notice of Completion in accordance with the requirements of Section 4.3 of this Work Letter, and (v) a certificate of occupancy (or its equivalent) has been issued for the Premises. Upon substantial completion of the Improvements, and in conjunction with the Final Retention and disbursement thereof, as set forth in this Section 2.2.2.2 , above, Tenant shall perform a final costs analysis to determine the actual “Final Costs” of the Improvements so constructed. Thereafter, Tenant shall submit such analysis to Landlord for Landlord’s verification and approval. In the event it is determined that there remains any unpaid portion of the Improvement Allowance (in addition to the Final Retention), Tenant shall submit to Landlord an invoice for such amount (which excess shall in no event exceed the amount paid by Tenant as an Over-Allowance Amount or supplement thereto) and Landlord shall promptly pay such unpaid portion of the Improvement Allowance to Tenant (but only to the extent otherwise reimbursable hereunder for Improvement Allowance Items).
2.2.2.3 Other Terms. Landlord shall only be obligated to make disbursements from the Improvement Allowance to the extent costs are incurred by Tenant for Improvement Allowance Items. All Improvement Allowance Items for which the Improvement Allowance has been made available shall be deemed Landlord’s property under the terms of this Lease.
2.3 Building Standards. Landlord has established or may establish specifications for certain Building standard components to be used in the construction of the Improvements in the Premises. The quality of Improvements shall be equal to or of greater quality than the quality of such Building standards. Removal requirements regarding the Improvements are addressed in Article 8 of this Lease and Section 2.4 below.
2.4 Removal of Improvements. Landlord hereby acknowledges and agrees that given the nature of the Improvements identified in the Final Space Plan (as that term is defined in Section 3.2 , below) and/or otherwise deemed approved by Landlord based upon all of the documentation relating to such Improvements which have been provided by Tenant to Landlord on or before the date of this Lease, except with respect to those certain configuration elements of Tenant’s server room and corresponding rooftop equipment expressly identified by Landlord in connection with its approval of the Final Working Drawings (as that term is defined in Section 3.3 , below) (as so identified, collectively, the “ Removal Items ”), Tenant shall not be obligated to remove from the Premises any other Improvements pursuant to the TCCs of Section 8.5 of the Lease.
SECTION 3
CONSTRUCTION DRAWINGS
3.1 Selection of Architect/Construction Drawings. Subject to Landlord’s approval, which approval shall not be unreasonably withheld, delayed, or conditioned, Tenant shall select and retain an architect/space planner (the “ Architect ”) to prepare the “Construction Drawings,” as that term is defined in this Section 3.1 ; provided, however, Landlord herby pre-approves Gensler as space planner. Tenant shall retain engineering consultants reasonably approved by Landlord (the “ Engineers ”) to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, lifesafety, and sprinkler work in the Premises. The plans and drawings to be prepared by Architect and the Engineers hereunder shall be known collectively as the “ Construction Drawings .” All Construction Drawings shall comply with the drawing format and specifications determined by Landlord, and shall be subject to Landlord’s approval; provided, however, Landlord shall only disapprove any such Construction Drawing to the extent of a “Design Problem,” as that term is defined below. Tenant and Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the Base Building plans, and Tenant and Architect shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith. Landlord’s review of the Construction Drawings as set forth in this Section 3 , shall be for its sole purpose and shall not imply Landlord’s review of the same, or obligate Landlord to review the same, for quality, design, Code compliance or other like matters. Accordingly, notwithstanding that any Construction Drawings are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord’s space planner, architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings, and Tenant’s waiver and indemnity set forth in this Lease shall specifically apply to the Construction Drawings. A “ Design Problem ” is defined as, and shall be deemed to exist if there could be (i) an affect on the exterior appearance of the Building, (ii) a material, adverse affect on the Base Building portions of the Premises Buildings (including without limitation the Building Structure), (iii) a material adverse affect on the Building Systems or the operation and maintenance thereof, or (iv) any failure to comply with Applicable Laws. Notwithstanding anything to the contrary contained herein, Landlord acknowledges that Tenant’s security systems are fundamental to its business operations in the Premises, and Landlord shall reasonably cooperate with Tenant, at no material extra cost to Landlord, to permit such security systems to be installed in the Premises in accordance with Tenant’s reasonable security requirements.
3.2 Final Space Plan. Tenant shall supply Landlord with four (4) copies signed by Tenant of its final space plan for the Premises before any architectural working drawings or engineering drawings have been commenced. The final space plan (the “ Final Space Plan ”) shall include a layout and designation of all offices, rooms and other partitioning, their intended use, and equipment to be contained therein. Landlord may request clarification or more specific drawings for special use items not included in the Final Space Plan. Landlord shall advise Tenant within five (5) business days after Landlord’s receipt of the Final Space Plan for the Premises if the same is unsatisfactory or incomplete in any respect; provided, however, Landlord shall only disapprove such Final Space Plans to the extent of a Design Problem. Landlord shall set forth with reasonable specificity in what respect the Final Space Plan is unsatisfactory or incomplete (based upon a commercially reasonable standard). If Tenant is so advised, Tenant shall promptly cause the Final Space Plan to be revised to correct any deficiencies or other matters Landlord may reasonably require, and immediately thereafter Architect shall promptly re-submit the Final Space Plan to Landlord for its approval. Such procedure shall continue (except that the time frame to consent to any revisions shall be shortened to three (3) business days) until the Final Space Plan is approved by Landlord.

3.3 Final Working Drawings. After the Final Space Plan has been approved by Landlord, Tenant shall supply the Engineers with a complete listing of standard and non-standard equipment and specifications, including, without limitation, B.T.U. calculations, electrical requirements and special electrical receptacle requirements for the Premises, to enable the Engineers and the Architect to complete the “Final Working Drawings” (as that term is defined below) in the manner as set forth below. Upon the approval of the Final Space Plan by Landlord and Tenant, Tenant shall promptly cause the Architect and the Engineers to complete the architectural and engineering drawings for the Premises, and Architect shall compile a fully coordinated set of architectural, structural, mechanical, electrical and plumbing working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits (collectively, the “Final Working Drawings”) and shall submit the same to Landlord for Landlord’s approval. Tenant shall supply Landlord with four (4) copies signed by Tenant of such Final Working Drawings. Landlord shall advise Tenant within five (5) business days after Landlord’s receipt of all of the Final Working Drawings, either (i) approve the Final Working Drawings, (ii) approve the Final Working Drawings subject to specified conditions, which conditions must be stated in a reasonably clear and complete manner, and shall only be conditions reasonably intended to address a potential Design Problem, or (iii) disapprove and return the Construction Drawings to Tenant with requested revisions; provided, however, Landlord shall only disapprove such Final Working Drawings to the extent of a Design Problem. If Landlord disapproves the Final Working Drawings, Tenant may resubmit the Final Working Drawings to Landlord at any time, and Landlord shall approve or disapprove the resubmitted Final Working Drawings, based upon the criteria set forth in this Section 3.3 , within three (3) business days after Landlord receives such resubmitted Final Working Drawings. Such procedure shall be repeated until the Final Working Drawings are approved.
3.4 Approved Working Drawings. The Final Working Drawings shall be approved by Landlord (the “Approved Working Drawings ”) prior to the commencement of construction of the Premises by Tenant. After approval by Landlord of the Final Working Drawings, Tenant may submit the same to the appropriate municipal authorities for all applicable building permits. Tenant hereby agrees that neither Landlord nor Landlord’s consultants shall be responsible for obtaining any building permit or certificate of occupancy for the Premises and that obtaining the same shall be Tenant’s responsibility; provided, however, that Landlord shall cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any such permit or certificate of occupancy. No changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Landlord, which consent may not be unreasonably withheld.
SECTION 4
CONSTRUCTION OF THE IMPROVEMENTS
4.1 Tenant’s Selection of Contractors.
4.1.1 The Contractor. A general contractor shall be retained by Tenant to construct the Improvements. Such general contractor (“ Contractor ”) shall be selected by Tenant from a list of general contractors mutually and reasonably agreed upon by Landlord, and Tenant shall deliver to Landlord notice of its selection of the Contractor upon such selection; provided, however, Landlord hereby pre-approves ROEL.
4.1.2 Tenant’s Agents. All subcontractors, laborers, materialmen, and suppliers used by Tenant (such subcontractors, laborers, materialmen, and suppliers, and the Contractor to be known collectively as “ Tenant’s Agents ”) must be approved in writing by Landlord, which approval shall not be unreasonably withheld or delayed and which approval shall, if withheld or conditioned with regard to any such Tenant’s Agents, be made within two (2) business days following Landlord’s receipt of the corresponding request for such approval from Tenant. If Landlord does not approve any of Tenant’s proposed subcontractors, laborers, materialmen or suppliers, Tenant shall submit other proposed subcontractors, laborers, materialmen or suppliers for Landlord’s written approval.
4.2 Construction of Improvements by Tenant’s Agents.
4.2.1 Construction Contract; Cost Budget. Tenant shall engage the Contractor pursuant to a mutually approved contract form (collectively, the “ Contract ”). Prior to the commencement of the construction of the Improvements, and after Tenant has accepted all bids for the Improvements, Tenant shall provide Landlord with a detailed breakdown, by trade, of the final costs to be incurred or which have been incurred, as set forth more particularly in Sections 2.2.1.1 through 2.2.1.8 , above, in connection with the design and construction of the Improvements to be performed by or at the direction of Tenant or the Contractor, which costs form a basis for the amount of the Contract (the “ Final Costs ”). Prior to the commencement of construction of the Improvements, Tenant shall determine the amount (the “ Over-Allowance Amount ”) by which the Final Costs exceed the Tenant Improvement Allowance. Tenant will also determine the ratio of the Over-Allowance Amount to the Improvement Allowance (e.g., if the Over-Allowance Amount were to be Five Hundred Sixty-Two Thousand Five Hundred Dollars ($562,500.00), the ratio would be twenty percent (20%) Over-Allowance Amount and eighty percent (80%) Tenant Improvement Allowance). The ratio applicable to the Over-Allowance Amount may be referred to herein as “ Tenant’s Ratio ”) and the ratio applicable to the Tenant Improvement Allowance may be referred to herein as “Landlord’s Ratio.” Tenant’s determination of the Over-Allowance Amount, Tenant’s Ratio and Landlord’s Ratio are subject to Landlord’s reasonable approval. The Over-Allowance Amount shall be disbursed by Landlord in accordance with Section 2.2 above. In the event that, after the Final Costs have been delivered by Tenant to Landlord, the costs relating to the design and construction of the Improvements shall change, any additional costs necessary to such design and construction in excess of the Final Costs, shall be paid by Tenant to Landlord immediately as an addition to the Over-Allowance Amount or at Landlord’s option, Tenant shall make payments for such additional costs out of its own funds, but Tenant shall continue to provide Landlord with the documents described in Sections 2.2.2.1(i) , (ii) , (iii)  and (iv)  of this Work Letter, above, for Landlord’s approval, prior to Tenant paying such costs.
4.2.2 Tenant’s Agents.
4.2.2.1 Landlord’s General Conditions for Tenant’s Agents and Improvement Work. Tenant’s and Tenant’s Agent’s construction of the Improvements shall comply with the following: (i) the Improvements shall be constructed in strict accordance with the Approved Working Drawings; (ii) Tenant’s Agents shall submit schedules of all work relating to the Improvements to Contractor and Contractor shall, within five (5) business days of receipt thereof, inform Tenant’s Agents of any changes which are necessary thereto, and Tenant’s Agents shall adhere to such corrected schedule; and (iii) Tenant shall abide by all reasonable rules made by Landlord’s Building manager with respect to the use of freight, loading dock and service elevators, storage of materials and any other matter in connection with this Work Letter, including, without limitation, the construction of the Improvements. Tenant shall pay a logistical coordination fee (the “ Coordination Fee ”) to Landlord in an amount equal to Thirty Thousand and 00/100 Dollars ($30,000.00), which Coordination Fee shall be for services relating to the coordination of the construction of the Improvements.

4.2.2.2 Indemnity. Tenant’s indemnity of Landlord as set forth in this Lease shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to any negligence or willful misconduct of Tenant or Tenant’s Agents, or anyone directly or indirectly employed by any of them, or in connection with Tenant’s non-payment of any amount arising out of the Improvements and/or Tenant’s disapproval of all or any portion of any request for payment.
4.2.2.3 Requirements of Tenant’s Agents. Each of Tenant’s Agents shall guarantee to Tenant and for the benefit of Landlord that the portion of the Improvements for which it is responsible shall be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of completion thereof. Each of Tenant’s Agents shall be responsible for the replacement or repair, without additional charge, of all work done or furnished in accordance with its contract that shall become defective within one (1) year after the completion of the work performed by such contractor or subcontractors. The correction of such work shall include, without additional charge, all additional expenses and damages incurred in connection with such removal or replacement of all or any part of the Improvements, and/or the Building and/or common areas that may be damaged or disturbed thereby. All such warranties or guarantees as to materials or workmanship of or with respect to the Improvements shall be contained in the Contract or subcontract and shall be written such that such guarantees or warranties shall inure to the benefit of both Landlord and Tenant, as their respective interests may appear, and can be directly enforced by either. Tenant covenants to give to Landlord any assignment or other assurances which may be necessary to effect such right of direct enforcement.
4.2.2.4 Insurance Requirements.
4.2.2.4.1 General Coverages. All of Tenant’s Agents shall carry worker’s compensation insurance covering all of their respective employees, and shall also carry public liability insurance, including property damage, all with limits, in form and with companies as are reasonably required by Landlord.
4.2.2.4.2 Special Coverages. Tenant shall cause its Contractor to carry “Builder’s All Risk” insurance in an amount approved by Landlord covering the construction of the Improvements, and such other insurance as Landlord may reasonably require, it being understood and agreed that the Improvements shall be insured by Tenant pursuant to this Lease immediately upon completion thereof. Such insurance shall be in amounts and shall include such extended coverage endorsements as may be reasonably required by Landlord, and in form and with companies as are required to be carried by Tenant as set forth in this Lease.
4.2.2.4.3 General Terms. Certificates for all insurance carried pursuant to this Section 4.2.2.4 shall be delivered to Landlord before the commencement of construction of the Improvements and before the Contractor’s equipment is moved onto the site. All such policies of insurance must contain a provision that the company writing said policy will give Landlord thirty (30) days prior written notice (10 days for nonpayment of premiums) of any cancellation or lapse of the effective date or any reduction in the amounts of such insurance. In the event that the Improvements are damaged by any cause during the course of the construction thereof, Tenant shall cause the same to be repaired at no cost to Landlord or by application of the Improvement Allowance. Tenant’s Agents shall maintain all of the foregoing insurance coverage in force until the Improvements are fully completed and accepted by Landlord, except for any Products and Completed Operation Coverage insurance required by Landlord, which is to be maintained for ten (10) years following completion of the work and acceptance by Landlord and Tenant. All policies carried under this Section 4.2.2.4 shall name Landlord and Tenant s additional insureds, as their interests may appear, as well as Contractor and Tenant’s Agents. All insurance, except Workers’ Compensation, maintained by Tenant’s Agents shall preclude subrogation claims by the insurer against anyone insured thereunder. Such insurance shall provide that it is primary insurance as respects the owner and that any other insurance maintained by owner is excess and noncontributing with the insurance required hereunder. The requirements for the foregoing insurance shall not derogate from the provisions for indemnification of Landlord by Tenant under Section 4.2.2.2 of this Work Letter.
4.2.3 Governmental Compliance. The Improvements shall comply in all respects with the following: (i) the Code and other state, federal, city or quasi-governmental laws, codes, ordinances and regulations, as each may apply according to the rulings of the controlling public official, agent or other person; (ii) applicable standards of the American Insurance Association (formerly, the National Board of Fire Underwriters) and the National Electrical Code; and (iii) building material manufacturer’s specifications.
4.2.4 Inspection by Landlord. Landlord shall have the right to inspect the Improvements at all times, provided however, that Landlord’s failure to inspect the Improvements shall in no event constitute a waiver of any of Landlord’s rights hereunder nor shall Landlord’s inspection of the Improvements constitute Landlord’s approval of the same. Should Landlord disapprove any portion of the Improvements, Landlord shall notify Tenant in writing of such disapproval and shall specify the items disapproved. Any defects or deviations in, and/or disapproval by Landlord of, the Improvements shall be rectified by Tenant at no expense to Landlord.
4.2.5 Meetings. Commencing upon the execution of this Lease, Tenant shall hold weekly meetings at a reasonable time, with the Architect and the Contractor regarding the progress of the preparation of Construction Drawings and the construction of the Improvements, which meetings shall be held at a location designated by Landlord and reasonably approved by Tenant, and Landlord and/or its agents shall receive prior notice of, and shall have the right to attend, all such meetings, and, upon Landlord’s request, certain of Tenant’s Agents shall attend such meetings. In addition, minutes shall be taken at all such meetings, a copy of which minutes shall be promptly delivered to Landlord. One such meeting each month shall include the review of Contractor’s current request for payment.
4.3 Notice of Completion; Copy of Record Set of Plans. Within twenty (20) days after completion of construction of the Improvements, Tenant shall cause a Notice of Completion to be recorded in the office of the Recorder of the county in which the Building is located in accordance with Section 3093 of the Civil Code of the State of California or any successor statute, and shall furnish a copy thereof to Landlord upon such recordation. If Tenant fails to do so, Landlord may execute and file the same as Tenant’s agent for such purpose, at Tenant’s sole cost and expense. At the conclusion of construction, (i) Tenant shall cause the Architect and Contractor (A) to update the Approved Working Drawings as necessary to reflect all changes made to the Approved Working Drawings during the course of construction, (B) to certify to the best of their knowledge that the “record-set” of as-built drawings are true and correct, which certification shall survive the expiration or termination of this Lease, and (C) to deliver to Landlord two (2) sets of copies of such record set of drawings within one hundred twenty (120) days following issuance of a certificate of occupancy for the Premises, and (ii) Tenant shall deliver to Landlord a copy of all warranties, guaranties, and operating manuals and information relating to the improvements, equipment, and systems in the Premises.
SECTION 5
MISCELLANEOUS
5.1 Tenant’s Representative. Tenant has designated Mr. Kurt Noyes as its sole representative with respect to the matters set forth in this Work Letter, who shall have full authority and responsibility to act on behalf of the Tenant as required in this Work Letter.
5.2 Landlord’s Representative. Landlord has designated Mr. Richard Mount and Ms. Lauren Phillips as its sole representatives with respect to the matters set forth in this Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Work Letter.
5.3 Time of the Essence in This Work Letter. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days. If any item requiring approval is timely disapproved by Landlord, the procedure for preparation of the document and approval thereof shall be repeated until the document is approved by Landlord.

5.4 Tenant’s Lease Default. Notwithstanding any provision to the contrary contained in the Lease or this Work Letter, if any economic or material, non-economic default (beyond any applicable notice and cure periods) by Tenant under the Lease or this Work Letter (including, without limitation, any failure by Tenant to fund any portion of the Over-Allowance Amount) occurs at any time on or before the substantial completion of the Improvements, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, Landlord shall have the right to withhold payment of all or any portion of the Improvement Allowance, and (ii) all other obligations of Landlord under the terms of the Lease and this Work Letter shall be forgiven until such time as such default is cured pursuant to the terms of the Lease.
5.5 Landlord Delays. In the event that there are any actual delays in the completion of the Improvements caused by Landlord or the Landlord Parties, then after (A) written notice to Landlord setting forth with reasonable detail the existence and nature of such delay, and (B) the expiration of a two (2) business day cure period following Landlord’s receipt of such notice without the remedy thereof, any such delay shall thereafter be deemed a “Landlord Delay.” In addition, if Landlord fails to approve any matter during the time periods expressly specified in this Work Letter Agreement therefore, such failure shall immediately (following the outside date for Landlord’s response) constitute a Landlord Delay (to the extent actual delays in the completion of the Improvements ultimately result therefrom). In addition, to the extent that Landlord does not deliver possession of the Premises to Tenant on or before October 1, 2007, then for each day occurring thereafter until the actual date of delivery of possession, the same shall constitute a Landlord Delay (to the extent actual delays in the completion of the Improvements ultimately result therefrom). Any actual Landlord Delays under this Section 5.5 may result in an extension of the Lease Commencement Date, as defined in Section 3.2 of the Summary, by extending the outside Lease Commencement Date of February 1, 2008 by an equivalent number of days as such Landlord Delays. Notwithstanding anything contained in this Section 5.5 , in no event shall Tenant be obligated to employ extraordinary efforts or incur extraordinary expenses (e.g., overtime), to overcome any Landlord Delays.

EXHIBIT C
6290 SEQUENCE DRIVE
NOTICE OF LEASE TERM DATES

To:	_______________________
_______________________
_______________________
_______________________

Re:
Office Lease dated ____________, 200__ between ____________________, a _____________________ (“Landlord”), and _______________________, a _______________________ (“Tenant”) concerning Suite ______ on floor(s) __________ of the office building located at ____________________________, _______________, California.

Gentlemen:
In accordance with the Office Lease (the “Lease”), we wish to advise you and/or confirm as follows:

1.	The Lease Term shall commence on or has commenced on ______________ for a term of __________________ ending on __________________.

2.	Rent commenced to accrue on __________________, in the amount of ________________.

3.
If the Lease Commencement Date is other than the first day of the month, the first billing will contain a pro rata adjustment. Each billing thereafter, with the exception of the final billing, shall be for the full amount of the monthly installment as provided for in the Lease.

4.	Your rent checks should be made payable to __________________ at ___________________.

5.	The exact number of rentable/usable square feet within the Premises is ____________ square feet.

6.	Tenant’s Share as adjusted based upon the exact number of usable square feet within the Premises is ________%.

“Landlord”:

__________________________________________,
a ________________________________________

By:
Its: ___________________________________
Agreed to and Accepted
as of ____________, 200__.

“Tenant”:

__________________________________________
a ________________________________________
By:	________________________________________
Its: ___________________________________

EXHIBIT D
6290 SEQUENCE DRIVE
RULES AND REGULATIONS
Tenant shall faithfully observe and comply with the following Rules and Regulations. Landlord shall not be responsible to Tenant for the nonperformance of any of said Rules and Regulations by or otherwise with respect to the acts or omissions of any other tenants or occupants of the Project. In the event of any conflict between the Rules and Regulations and the other provisions of this Lease, the latter shall control.
1. Safes and other heavy objects shall, if considered necessary by Landlord, stand on supports of such thickness as is necessary to properly distribute the weight. Landlord will not be responsible for loss of or damage to any such safe or property in any case. Any damage to any part of the Building, its contents, occupants or visitors by moving or maintaining any such safe or other property shall be the sole responsibility and expense of Tenant.
2. The requirements of Tenant will be attended to only upon application at the management office for the Project or at such office location designated by Landlord. Employees of Landlord shall not perform any work or do anything outside their regular duties unless under special instructions from Landlord.
3. No sign, advertisement, notice or handbill shall be exhibited, distributed, painted or affixed by Tenant on any part of the Premises or the Building without the prior written consent of the Landlord. Tenant shall not disturb, solicit, peddle, or canvass any occupant of the Project and shall cooperate with Landlord and its agents of Landlord to prevent same.
4. The toilet rooms, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed, and no foreign substance of any kind whatsoever shall be thrown therein. The expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by the tenant who, or whose servants, employees, agents, visitors or licensees shall have caused same.
5. Tenant shall not overload the floor of the Premises.
6. Tenant shall not use or keep in or on the Premises, the Building, or the Project any kerosene, gasoline, explosive material, corrosive material, material capable of emitting toxic fumes, or other inflammable or combustible fluid chemical, substitute or material. Tenant shall provide material safety data sheets for any Hazardous Material used or kept on the Premises.
7. Tenant shall not use, keep or permit to be used or kept, any foul or noxious gas or substance in or on the Premises, or permit or allow the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Project by reason of noise, odors, or vibrations, or interfere with other tenants or those having business therein, whether by the use of any musical instrument, radio, phonograph, or in any other way. Tenant shall not throw anything out of doors, windows or skylights or down passageways.
8. Tenant shall not bring into or keep within the Building or the Premises any animals, birds, aquariums, or bring into or keep within the Building bicycles or other vehicles.
9. No cooking shall be done or permitted on the Premises, nor shall the Premises be used for the storage of merchandise, for lodging or for any improper, objectionable or immoral purposes. Notwithstanding the foregoing, Underwriters’ laboratory-approved equipment and microwave ovens may be used in the Premises for heating food and brewing coffee, tea, hot chocolate and similar beverages for employees and visitors, provided that such use is in accordance with all applicable federal, state, county and city laws, codes, ordinances, rules and regulations.
10. The Premises shall not be used for manufacturing or for the storage of merchandise unless, and except to the extent, such manufacturing or storage may be incidental to the use of the Premises provided for in the Summary. Tenant shall not occupy or permit any portion of the Premises to be occupied as an office for a messenger-type operation or dispatch office, public stenographer or typist, or for the manufacture or sale of liquor, narcotics, or tobacco in any form, or as a medical office, or as a barber or manicure shop, or as an employment bureau without the express prior written consent of Landlord.
11. Landlord reserves the right to exclude or expel from the Project any person who, in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs, or who shall in any manner do any act in violation of any of these Rules and Regulations.
12. Tenant, its employees and agents shall not loiter in or on the entrances, corridors, sidewalks, lobbies, courts, halls, stairways, elevators, vestibules or any Common Areas for the purpose of smoking tobacco products, nor in any way obstruct such areas, and shall use them only as a means of ingress and egress for the Premises. Furthermore, in no event shall Tenant, its employees or agents smoke tobacco products within the Building or within seventy-five feet (75’) of any entrance into the Building or into any other Project building.
13. Tenant shall store all its trash and garbage within the interior of the Premises. No material shall be placed in the trash boxes or receptacles if such material is of such nature that it may not be disposed of in the ordinary and customary manner of removing and disposing of trash and garbage in San Diego, California without violation of any law or ordinance governing such disposal. All trash, garbage and refuse disposal shall be made only through entry-ways and elevators provided for such purposes at such times as Landlord shall designate. If the Premises is or becomes infested with vermin as a result of the use or any misuse or neglect of the Premises by Tenant, its agents, servants, employees, contractors, visitors or licensees, Tenant shall forthwith, at Tenant’s expense, cause the Premises to be exterminated from time to time to the satisfaction of Landlord and shall employ such licensed exterminators as shall be approved in writing in advance by Landlord.
14. Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency.
15. No awnings or other projection shall be attached to the outside walls of the Building without the prior written consent of Landlord, and no curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with, any window or door of the Premises other than Landlord standard drapes. All electrical ceiling fixtures hung in the Premises or spaces along the perimeter of the Building must be fluorescent and/or of a quality, type, design and a warm white bulb color approved in advance in writing by Landlord. Neither the interior nor exterior of any windows shall be coated or otherwise sunscreened without the prior written consent of Landlord. Tenant shall be responsible for any damage to the window film on the exterior windows of the Premises and shall promptly repair any such damage at Tenant’s sole cost and expense. Tenant shall keep its window coverings closed during any period of the day when the sun is shining directly on the windows of the Premises. Prior to leaving the Premises for the day, Tenant shall draw or lower window coverings and extinguish all lights. Tenant shall abide by Landlord’s regulations concerning the opening and closing of window coverings which are attached to the windows in the Premises, if any, which have a view of any interior portion of the Building or Building Common Areas.
16. The sashes, sash doors, skylights, windows, and doors that reflect or admit light and air into the halls, passageways or other public places in the Building shall not be covered or obstructed by Tenant, nor shall any bottles, parcels or other articles be placed on the windowsills.
17. Tenant must comply with requests by the Landlord concerning the informing of their employees of items of importance to the Landlord.
18. Tenant must comply with any applicable “NO-SMOKING” ordinance of the State of California, County of San Diego and/or City of San Diego. If Tenant is required under the ordinance to adopt a written smoking policy, a copy of said policy shall be on file in the office of the Building.
19. Tenant hereby acknowledges that Landlord shall have no obligation to provide guard service or other security measures for the benefit of the Premises, the Building or the Project. Tenant hereby assumes all responsibility for the protection of Tenant and its agents, employees, contractors, invitees and guests, and the property thereof, from acts of third parties, including keeping doors locked and other means of entry to the Premises closed, whether or not Landlord, at its option, elects to provide security protection for the Project or any portion thereof. Tenant further assumes the risk that any safety and security devices, services and programs which Landlord elects, in its sole discretion, to provide may not be effective, or may malfunction or be circumvented by an unauthorized third party, and Tenant shall, in addition to its other insurance obligations under this Lease, obtain its own insurance coverage to the extent Tenant desires protection against losses related to such occurrences. Tenant shall cooperate in any reasonable safety or security program developed by Landlord or required by law.
20. No auction, liquidation, fire sale, going-out-of-business or bankruptcy sale shall be conducted in the Premises without the prior written consent of Landlord.
21. No tenant shall use or permit the use of any portion of the Premises for living quarters, sleeping apartments or lodging rooms.
22. Tenant shall install and maintain, at Tenant’s sole cost and expense, an adequate, visibly marked and properly operational fire extinguisher next to any duplicating or photocopying machines or similar heat producing equipment, which may or may not contain combustible material, in the Premises.
Landlord reserves the right at any time to change or rescind any one or more of these Rules and Regulations, or to make such other and further reasonable Rules and Regulations as in Landlord’s judgment may from time to time be necessary for the management, safety, care and cleanliness of the Premises, Building, the Common Areas and the Project, and for the preservation of good order therein, as well as for the convenience of other occupants and tenants therein. Landlord may waive any one or more of these Rules and Regulations for the benefit of any particular tenants, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of any other tenant, nor prevent Landlord from thereafter enforcing any such Rules or Regulations against any or all tenants of the Project. Tenant shall be deemed to have read these Rules and Regulations and to have agreed to abide by them as a condition of its occupancy of the Premises.

EXHIBIT E
6290 SEQUENCE DRIVE
FORM OF TENANT’S ESTOPPEL CERTIFICATE
The undersigned as Tenant under that certain Office Lease (the “Lease”) made and entered into as of ___________, 200 ___ by and between _______________ as Landlord, and the undersigned as Tenant, for Premises on the ______________ floor(s) of the office building located at ______________, _______________, California ____________, certifies as follows:
1. Attached hereto as Exhibit A is a true and correct copy of the Lease and all amendments and modifications thereto. The documents contained in Exhibit A represent the entire agreement between the parties as to the Premises.
2. The undersigned currently occupies the Premises described in the Lease, the Lease Term commenced on __________, and the Lease Term expires on ___________, and the undersigned has no option to terminate or cancel the Lease or to purchase all or any part of the Premises, the Building and/or the Project.
3. Base Rent became payable on ____________.
4. The Lease is in full force and effect and has not been modified, supplemented or amended in any way except as provided in Exhibit A.
5. Tenant has not transferred, assigned, or sublet any portion of the Premises nor entered into any license or concession agreements with respect thereto except as follows:
6. Tenant shall not, for a period of third (30) days following the date hereof, modify the documents contained in Exhibit A without the prior written consent of Landlord’s mortgagee.
7. All monthly installments of Base Rent, all Additional Rent and all monthly installments of estimated Additional Rent have been paid when due through ___________. The current monthly installment of Base Rent is $             .
8. To the undersigned’s knowledge, all conditions of the Lease to be performed by Landlord necessary to the enforceability of the Lease have been satisfied and Landlord is not in default thereunder. In addition, the undersigned has not delivered any notice to Landlord regarding a default by Landlord thereunder.
9. No rental has been paid more than thirty (30) days in advance and no security has been deposited with Landlord except as provided in the Lease.
10. To the undersigned’s knowledge, as of the date hereof, there are no existing defenses or offsets, or, to the undersigned’s knowledge, claims or any basis for a claim, that the undersigned has against Landlord.
11. If Tenant is a corporation or partnership, each individual executing this Estoppel Certificate on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in California and that Tenant has full right and authority to execute and deliver this Estoppel Certificate and that each person signing on behalf of Tenant is authorized to do so.
12. There are no actions pending against the undersigned under the bankruptcy or similar laws of the United States or any state.
13. To the undersigned’s knowledge, other than in compliance with all applicable laws and incidental to the ordinary course of the use of the Premises, the undersigned has not used or stored any hazardous substances in the Premises.
14. To the undersigned’s knowledge, all tenant improvement work to be performed by Landlord under the Lease has been completed in accordance with the Lease and has been accepted by the undersigned and all reimbursements and allowances due to the undersigned under the Lease in connection with any tenant improvement work have been paid in full.
The undersigned acknowledges that this Estoppel Certificate may be delivered to Landlord or to a prospective mortgagee or prospective purchaser, and acknowledges that said prospective mortgagee or prospective purchaser will be relying upon the statements contained herein in making the loan or acquiring the property of which the Premises are a part and that receipt by it of this certificate is a condition of making such loan or acquiring such property.
Executed at ______________ on the ____ day of ___________, 200 ___ .

“Tenant”:

___________________________________________,
a	________________________________________

By:	________________________________________
Its:______________________________________

By:	_________________________________________
Its:______________________________________

EXHIBIT F
6290 SEQUENCE DRIVE
RECORDING REQUESTED BY
AND WHEN RECORDED RETURN TO:
ALLEN MATKINS LECK GAMBLE
& MALLORY LLP
1901 Avenue of the Stars, 18th Floor
Los Angeles, California 90067
Attention: Anton N. Natsis, Esq.
RECOGNITION OF COVENANTS,
CONDITIONS, AND RESTRICTIONS
This Recognition of Covenants, Conditions, and Restrictions (this “Agreement”) is entered into as of the __ day of ________, 200__, by and between __________________ (“ Landlord ”), and ________________ (“ Tenant ”), with reference to the following facts:
A. Landlord and Tenant entered into that certain Office Lease Agreement dated _____, 200__ (the “Lease”). Pursuant to the Lease, Landlord leased to Tenant and Tenant leased from Landlord space (the “ Premises ”) located in an office building on certain real property described in Exhibit A attached hereto and incorporated herein by this reference (the “ Property ”).
B. The Premises are located in an office building located on real property which is part of an area owned by Landlord containing approximately ___ (__) acres of real property located in the City of ____________, California (the “ Project ”), as more particularly described in Exhibit B attached hereto and incorporated herein by this reference.
C. Landlord, as declarant, has previously recorded, or proposes to record concurrently with the recordation of this Agreement, a Declaration of Covenants, Conditions, and Restrictions (the “ Declaration ”), dated ________________, 200__, in connection with the Project.
D. Tenant is agreeing to recognize and be bound by the terms of the Declaration, and the parties hereto desire to set forth their agreements concerning the same.
NOW, THEREFORE, in consideration of (a) the foregoing recitals and the mutual agreements hereinafter set forth, and (b) for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows,
1. Tenant’s Recognition of Declaration. Notwithstanding that the Lease has been executed prior to the recordation of the Declaration, Tenant agrees to recognize and by bound by all of the terms and conditions of the Declaration, but only to the extent the terms, conditions and restrictions set forth in such Declaration do not (i) prohibit Tenant’s operations in the Premises for the uses permitted under the Lease, (ii) materially increase Tenant’s monetary obligations or liability under such Lease, or (iii) decrease Tenant’s rights under such Lease.
2. Miscellaneous.
2.1 This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, estates, personal representatives, successors, and assigns.
2.2 This Agreement is made in, and shall be governed, enforced and construed under the laws of, the State of California.
2.3 This Agreement constitutes the entire understanding and agreements of the parties with respect to the subject matter hereof, and shall supersede and replace all prior understandings and agreements, whether verbal or in writing. The parties confirm and acknowledge that there are no other promises, covenants, understandings, agreements, representations, or warranties with respect to the subject matter of this Agreement except as expressly set forth herein.
2.4 This Agreement is not to be modified, terminated, or amended in any respect, except pursuant to any instrument in writing duly executed by both of the parties hereto.
2.5 In the event that either party hereto shall bring any legal action or other proceeding with respect to the breach, interpretation, or enforcement of this Agreement, or with respect to any dispute relating to any transaction covered by this Agreement, the losing party in such action or proceeding shall reimburse the prevailing party therein for all reasonable costs of litigation, including reasonable attorneys’ fees, in such amount as may be determined by the court or other tribunal having jurisdiction, including matters on appeal.
2.6 All captions and heading herein are for convenience and ease of reference only, and shall not be used or referred to in any way in connection with the interpretation or enforcement of this Agreement.
2.7 If any provision of this Agreement, as applied to any party or to any circumstance, shall be adjudged by a court of competent jurisdictions to be void or unenforceable for any reason, the same shall not affect any other provision of this Agreement, the application of such provision under circumstances different form those adjudged by the court, or the validity or enforceability of this Agreement as a whole.
2.8 Time is of the essence of this Agreement.
2.9 The Parties agree to execute any further documents, and take any further actions, as may be reasonable and appropriate in order to carry out the purpose and intent of this Agreement, but only to the extent the same does not (i) materially increase Tenant’s monetary obligations or liability under such Lease, or (ii) decrease Tenant’s rights under such Lease.
2.10 As used herein, the masculine, feminine or neuter gender, and the singular and plural numbers, shall each be deemed to include the others whenever and whatever the context so indicates.

SIGNATURE PAGE OF RECOGNITION OF
COVENANTS, CONDITIONS AND RESTRICTIONS
IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

“Landlord”:

___________________________________________,
a	________________________________________

By:	________________________________________
Its:______________________________________

“Tenant”:

___________________________________________,
a	________________________________________

By:	________________________________________
Its:______________________________________

By:	________________________________________
Its:______________________________________

EXHIBIT G
6290 SEQUENCE DRIVE
FORM OF LETTER OF CREDIT
[ATTACHED]

EXHIBIT H
6290 SEQUENCE DRIVE
MARKET RENT DETERMINATION FACTORS
When determining Market Rent, the following rules and instructions shall be followed.
1.RELEVANT FACTORS. The “Comparable Transactions” shall be the “Net Equivalent Lease Rates” per rentable square foot, at which tenants, are, pursuant to transactions consummated within the period occurring between twelve (12) months and six (6) months prior to the commencement of the Option Term (provided that if there are not enough Comparable Transactions to make a determination of Market Rent, then such period shall be extended to the period occurring between twenty-four (24) months and six (6) months prior to the commencement of the Option Term), leasing non-sublease, non-encumbered space comparable in location and quality to the Premises and consisting of an entire building containing not less than 50,000 rentable square feet for a term of between and including five (5) and ten (10) years, in an arm’s-length transaction, which comparable space is located in “Comparable Buildings.” The terms of the Comparable Transactions shall be calculated as a “Net Equivalent Lease Rate” pursuant to the terms of this Exhibit H , and shall take into consideration only the following terms and concessions: (i) the rental rate and escalations for the Comparable Transactions, (ii) the amount of parking rent per parking permit paid in the Comparable Transactions, if any, (iii) operating expense and tax protection granted in such Comparable Transactions such as a base year or expense stop (although for each such Comparable Transaction the base rent shall be adjusted to a triple net base rent using reasonable estimates of operating expenses and taxes as determined by Landlord for each such Comparable Transaction); (iv) rental abatement concessions, if any, being granted such tenants in connection with such comparable space, (v) any “Option Term Improvement Allowance,” as defined herein below, to be provided by Tenant in connection with each Option as compared to the improvements or allowances provided or to be provided in the Comparable Transactions, taking into account the contributory value of the existing improvements in the Premises, such value to be based upon the age, design, quality of finishes, and layout of the existing improvements, and (vi) all other monetary concessions (including the value of any signage), if any, being granted such tenants in connection with such Comparable Transactions. Notwithstanding any contrary provision hereof, in determining the Market Rent, no consideration shall be given to any period of rental abatement, if any, granted to tenants in Comparable Transactions in connection with the design, permitting and construction of tenant improvements. The Market Rent shall include adjustment of the stated size of the Premises based upon the standards of measurement utilized in the Comparable Transactions.
2.TENANT SECURITY. The Market Rent shall additionally include a determination as to whether, and if so to what extent, Tenant must provide (or continue to provide) Landlord with financial security, such as an enhanced security deposit, a letter of credit (such as the Letter of Credit) or guaranty, for Tenant’s Rent obligations during the Option Term. Such determination shall be made by reviewing the extent of financial security then generally being imposed in Comparable Transactions from tenants of comparable financial condition and credit history to the then existing financial condition and credit history of Tenant (with appropriate adjustments to account for differences in the then-existing financial condition of Tenant and such other tenants, and giving reasonable consideration to Tenant’s prior performance history during the Lease Term).
3.IMPROVEMENT ALLOWANCE. Notwithstanding anything to the contrary set forth in this Exhibit H, once the Market Rent for each Option Term is determined as a Net Equivalent Lease Rate, if in connection with such determination, it is deemed that Tenant is entitled to a improvement or comparable allowance for the improvement of the Premises (the total dollar value of such allowance, the “ Option Term Improvement Allowance ”), Landlord shall pay the Option Term Improvement Allowance to Tenant pursuant to a reasonable disbursement procedure (consistent with the terms of Section 2.2.1 of the Work Letter Agreement) and the terms of Article 8 of this Lease, and, as set forth in Section 5 , below, of this Exhibit H , the rental rate component of the Market Rent shall be increased to be a rental rate which takes into consideration that Tenant will receive payment of such Option Term Improvement Allowance and, accordingly, such payment with interest shall be factored into the base rent component of the Market Rent.
4.COMPARABLE BUILDINGS. For purposes of this Lease, the term “Comparable Buildings” shall mean first-class single-tenant occupancy office buildings comparable to the Building in terms of (based upon the date of completion of construction or major renovation), design characteristics, quality of construction, level of services and amenities, size and appearance, and parking areas and are located in the “Sorrento Mesa” submarket of San Diego, California (the “ Comparable Area ”).
5.METHODOLOGY FOR REVIEWING AND COMPARING THE COMPARABLE TRANSACTIONS. In order to analyze the Comparable Transactions based on the factors to be considered in calculating Market Rent, and given that the Comparable Transactions may vary in terms of length of term, rental rate, concessions, etc., the following steps shall be taken into consideration to “adjust” the objective data from each of the Comparable Transactions. By taking this approach, a “Net Equivalent Lease Rate” for each of the Comparable Transactions shall be determined using the following steps to adjust the Comparable Transactions, which will allow for an “apples to apples” comparison of the Comparable Transactions.
5.1. The contractual rent payments for each of the Comparable Transactions should be arrayed monthly or annually over the lease term. All Comparable Transactions should be adjusted to simulate a net rent structure, wherein the tenant is responsible for the payment of all property operating expenses in a manner consistent with this Lease. This results in the estimate of Net Equivalent Rent received by each landlord for each Comparable Transaction being expressed as a periodic net rent payment.
5.2 Any free rent or similar inducements received over time should be deducted in the time period in which they occur, resulting in the net cash flow arrayed over the lease term.
5.3 The resultant net cash flow from the lease should be then discounted (using an 8% annual discount rate) to the lease commencement date, resulting in a net present value estimate.
5.4 From the net present value, up front inducements (improvements allowances and other concessions) should be deducted. These items should be deducted directly, on a “dollar for dollar” basis, without discounting since they are typically incurred at lease commencement, while rent (which is discounted) is a future receipt.
5.5 The net present value should then amortized back over the lease term as a level monthly or annual net rent payment using the same annual discount rate of 8.0% used in the present value analysis. This calculation will result in a hypothetical level or even payment over the option period, termed the “Net Equivalent Lease Rate” (or constant equivalent in general financial terms).

6.USE OF NET EQUIVALENT LEASE RATES FOR COMPARABLE TRANSACTIONS. The Net Equivalent Lease Rates for the Comparable Transactions shall then be used to reconcile, in a manner usual and customary for a real estate appraisal process, to a conclusion of Market Rent which shall be stated as a Net Equivalent Lease Rate applicable to each year of the Option Term.

EXHIBIT I
6290 SEQUENCE DRIVE
ORIGINAL IMPROVEMENT REMOVAL ITEMS
[ATTACHED]

EXHIBIT J
6290 SEQUENCE DRIVE
PRIOR TENANT REMOVAL ITEMS
[ATTACHED]

FIRST AMENDMENT TO OFFICE LEASE

This FIRST AMENDMENT TO OFFICE LEASE ("First Amendment") is made and entered into as of the 24th day of July, 2012, by and between KILROY REALTY, L.P., a Delaware limited partnership ("Landlord"), and ENTROPIC COMMUNICATIONS, INC., a Delaware corporation ("Tenant").

RECITALS

A. Landlord and Tenant entered into that certain Office Lease dated August 31, 2007 (the "Lease"), whereby Landlord leases to Tenant and Tenant leases from Landlord those certain premises consisting of 90,000 rentable square feet ("Premises") comprising the entirety of that certain office building located at 6290 Sequence Drive (Sorrento Mesa), San Diego, California ("Building").

B. Landlord and Tenant desire to amend the Lease as hereinafter provided.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Capitalized Terms. All capitalized terms when used herein shall have the same meaning as is given such terms in the Lease unless expressly superseded by the terms of this First Amendment.

2. Letter of Credit. Landlord and Tenant hereby acknowledge and agree that, as of the date of this Lease, Section 22.3.2 shall be deleted and be of no further force or effect and shall be replaced with the following:

"22.3.2 Definitions. For purposes of this Article 22, "EBITDA," shall mean earnings before interest, taxes, depreciation and amortization. For purposes of this Article 22, "Free Cash Flow" shall mean EBITDA less (i) cash interest, (ii) cash taxes, (iii) rent, (iv) capital expenditures, (v) change in working capital (which would include long term marketable securities), and (vi) non-cash stock based compensation (calculated based upon the then most current financials, on a rolling quarterly basis consisting of the four (4) financial quarters most recently completed). For purposes hereof, "Tangible Net Worth" shall mean total tangible assets (not including goodwill as an asset) computed in accordance with generally accepted accounting principles less total liabilities computed in accordance with generally accepted accounting principles. For the purposes of this Article 22, the "Required Thresholds" shall mean, collectively, the maintenance of each of (x) Free Cash Flow for the Tenant entity of $0 to positive dollars, and (y) a Tangible Net Worth for the Tenant entity of no less than Two Hundred and Fifty Million and 00/100 Dollars ($250,000,000.00)."

3. No Broker. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this First Amendment, and that they know of no other real estate broker or agent who is entitled to a commission in connection with this First Amendment. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, without limitation, reasonable attorneys' fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party's dealings with any real estate broker or agent, other than the Broker, occurring by, through, or under the indemnifying party. The terms of this Section 3 shall survive the expiration or earlier termination of this First Amendment.

4. No Further Modification. Except as set forth in this First Amendment, all of the terms and provisions of the Lease shall apply with respect to the Expansion Premises and shall remain unmodified and in full force and effect.

[Signatures follow on next page]

IN WITNESS WHEREOF, this First Amendment has been executed as of the day and year first above written.

''LANDLORD''		"TENANT"

KILROY REALTY, L.P.,		ENTROPIC COMMUNICATIONS, INC
a Delaware limited partnership		a Delaware corporation

By:	KILROY REALTY CORPORATION,
a Maryland corporation,
general partner

By:	/s/ Jeffrey C. Hawken	By:	/s/ Patrick C. Henry
Name:	Jeffrey C. Hawken	Name:	Patrick C. Henry
Its:	Executive Vice President, Chief Operating Officer	Its:	CEO

By:	/s/ A. Christian Krogh	By:	/s/ David Lyle
Name:	A. Christian Krogh	Name:	David Lyle
Its:	Vice President, Asset Management	Its:	CFO

AMENDED AND RESTATED SECOND AMENDMENT TO OFFICE LEASE

This AMENDED AND RESTATED SECOND AMENDMENT TO OFFICE LEASE (“Second Amendment”) is made and entered into as of October 16, 2013 (the "Effective Date"), by and between KILROY REALTY, L.P., a Delaware limited partnership ("Landlord"), and ENTROPIC COMMUNICATIONS, INC., a Delaware corporation (“Tenant").

RECITALS:

A. Landlord and Tenant are parties to that certain Office Lease dated August 31, 2007 (the "Office Lease"), as amended by that certain First Amendment to Office Lease dated July 24, 2012 (the "First Amendment") (the Office Lease and the First Amendment shall collectively be referred to as the "Lease"), whereby Landlord leases to Tenant and Tenant leases from Landlord 90,000 rentable square feet of space (the "6290 Premises") comprising the entirety of that certain building located at 6290 Sequence Drive, San Diego, California (the "6290 Building"). The 6290 Building, together with the parking facilities servicing the 6290 Building, any outside plaza areas appurtenant thereto, the land upon which the 6290 Building is located (which is improved with landscaping and other improvements), and the "6350 Building" (as that term is defined in Recital D below), together with the parking facilities serving the 6350 Building and the land upon which such 6350 Building is located, and other improvements surrounding either of the aforementioned buildings which are designated from time to time by Landlord as common areas appurtenant to or servicing such buildings, and the land upon which any of the foregoing are situated, are herein sometimes collectively referred to as the "Project."

B. Landlord, and Tenant previously entered into that certain Second Amendment to Office Lease dated February 21, 2013 (the "6260 Second Amendment"), whereby Landlord and Tenant agreed to relocate and substitute the entirety of the existing 6290 Premises with the entirety of that certain building located at 6260 Sequence Drive, San Diego, California (the "6260 Substitute Premises"). Landlord and Tenant desire to rescind the 6260 Second Amendment in its entirety, as Tenant shall not be relocating to the 6260 Substitute Premises.

C. Subject to the foregoing, from and after the "Effective Date", this Second Amendment shall amend, restate and supersede the terms of the 6260 Second Amendment in its entirety.

D. Landlord and Tenant desire to amend the Lease to eliminate the 6290 Premises and substitute in its place the entirety of that certain building comprising 132,600 rentable square feet of space (the "6350 Substitute Premises") located at 6350 Sequence Drive, San Diego, California, as the space leased by Tenant under the Lease (the “6350 Building”) (which 6350 Building is also located in, and constitutes part of, the Project), as such 6350 Substitute Premises is more particularly delineated on Exhibit A attached hereto and made a part hereof, and to make other modifications to the Lease, and in connection therewith, Landlord and Tenant desire to amend the Lease as hereinafter provided.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Capitalized Terms. All capitalized terms when used herein shall have the same meaning as is given such terms in the Lease unless expressly superseded by the terms of this Second Amendment.

2. Substitution of 6350 Substitute Premises for the 6290 Premises. Subject to the provisions of Section 13, below, effective as of the date (the “6350 Substitute Premises Commencement Date”) which is the later of August 1, 2014 or the date which is five (5) months following Landlord’s delivery of the 6350 Substitute Premises to Tenant, (x) the Lease shall terminate and be of no further force or effect with respect to the 6290 Premises, and (y) Tenant shall lease from Landlord, and Landlord shall lease to Tenant, the 6350 Substitute Premises upon the terms and conditions set forth in the Lease, as hereby amended. Consequently, effective upon the 6350 Substitute Premises Commencement Date, the 6350 Substitute Premises shall be substituted for the 6290 Premises and all references in the Lease (as hereby amended), to the “Premises” shall mean and refer instead to the 6350 Substitute Premises. Additionally, as of the 6350 Substitute Premises Commencement Date, all references in the Lease to the “Building” shall be deemed to refer the 6350 Building (rather than the 6290 Building). The required evidence of insurance coverage as set forth in Article 10 of the Office Lease pertaining to the 6350 Substitute Premises must be delivered to Landlord on or before the date Tenant and/or its employees, contractors and/or agents first enter the 6350 Substitute Premises for occupancy, construction of improvements, alterations, or any other movein activities. For purposes of the Lease (as amended), the "rentable square feet" of the Premises and Building are hereby stipulated to be, and shall therefore be deemed, as set forth in Recital D of this Second Amendment, and no re-measurement of the Premises or Building will occur at any time during the Lease Term or any extensions thereof.

3. Surrender of 6290 Premises.

3.1 In General. Subject to the provisions of Sections 3.2, below, Tenant hereby agrees to vacate the 6290 Premises and surrender and deliver exclusive possession of the 6290 Premises to Landlord on or before the 6350 Substitute Premises Commencement Date in accordance with the provisions of the Lease as herein amended and, thereafter, Tenant shall have no further obligations with respect to the 6290 Premises except with respect to the period of Tenant’s tenancy prior to the 6350 Substitute Premises Commencement Date, and those obligations which expressly survive the expiration or earlier termination of the Lease. In the event that Tenant fails to vacate the 6290 Premises and surrender and deliver exclusive possession of the 6290 Premises to Landlord on or before the 6350 Substitute Premises Commencement Date in accordance with the provisions of the Lease as hereby amended, then Tenant shall be deemed to be in holdover of the 6290 Premises and shall be subject to the terms of Section 3.2 of this Second Amendment.
3.2 Permitted Holdover/Holdover.

3.2.1 Initial 60-Day Permitted Holdover Period. Notwithstanding any provision to the contrary contained herein, Tenant shall have the right, pursuant to the terms of this Section 3.2.1, to holdover in the 6290 Premises for no more than sixty (60) days after the occurrence of the 6350

Substitute Premises Commencement Date (such applicable period being referred to herein as the "Initial 60Day Permitted Holdover Period"). In connection therewith, (A) Tenant shall endeavor to give Landlord prior written notice of its intent to holdover in the 6290 Premises for the Initial 60-Day Permitted Holdover Period, (B) Tenant shall have no obligation during such Initial 60-Day Permitted Holdover Period to protect, defend, indemnify and hold Landlord harmless from any loss, costs and liability resulting from Tenant's failure to surrender the 6290 Premises upon the 6350 Substitute Premises Commencement Date, (C) Tenant shall not be liable to Landlord for the payment or reimbursement of any legal fees incurred by Landlord in connection with Tenant's holdover in the 6290 Premises during the Initial 60-Day Permitted Holdover Period, and (D) no Base Rent or Direct Expenses shall be payable by the Tenant to the Landlord during such Initial 60-Day Permitted Holdover Period. Except as specifically set forth in this Section 3.2 to the contrary (i.e., in the event Tenant duly delivers the "Subsequent 60-Day Permitted Holdover Notice" (as that term is defined in Section 3.2.2 below)), all of the obligations under Article 16 of the Office Lease shall apply following the expiration or earlier termination of the Initial 60-Day Permitted Holdover Period including, but not limited to, Tenant's obligation to protect, defend, indemnify and hold Landlord harmless from any loss, costs (including reasonable attorneys' fees) and liability resulting from Tenant's failure to surrender the 6290 Premises upon the termination or expiration of the Lease.

3.2.2 Subsequent 30-Day Permitted Holdover Period. Notwithstanding any provision to the contrary contained herein, to the extent Tenant delivers, on or before the date which is thirty (30) days prior to the expiration date of the Initial 60-Day Permitted Holdover Period, written notice to Landlord (the "Subsequent 30-Day Permitted Holdover Notice") setting forth Tenant's requirement for another limited holdover in the 6290 Premises of no more than thirty (30) days (such applicable period being referred to herein as the "Subsequent 30-Day Permitted Holdover Period"), (A) Tenant shall have no obligation during such Subsequent 30-Day Permitted Holdover Period to protect, defend, indemnify and hold Landlord harmless from any loss, costs and liability resulting from Tenant's failure to surrender the 6290 Premises upon the termination or expiration of the Initial 60-Day Permitted Holdover Period, (B) Tenant shall not be liable to Landlord for the payment or reimbursement of any legal fees incurred by Landlord in connection with Tenant's holdover in the 6290 Premises during the Subsequent 30-Day Permitted Holdover Period, and (C) Base Rent during such Subsequent 30-Day Permitted Holdover Period shall be payable at a monthly rate equal to that payable for the 6290 Premises during the last full calendar month of the Lease Term (not including the Initial 60-Day Permitted Holdover Period) (i.e., an amount equal to One Hundred Eighty Seven Thousand Two Hundred and 00/100 Dollars ($187,200.00)), and Tenant shall have no obligation to pay Direct Expenses during the Subsequent 30Day Permitted Holdover Period. All of the obligations under Article 16 of the Office Lease shall apply following the expiration or earlier termination of the Subsequent 30Day Permitted Holdover Period including, but not limited to, Tenant's obligation to protect, defend, indemnify and hold Landlord harmless from any loss, costs (including reasonable attorneys' fees) and liability resulting from Tenant's failure to surrender the 6290 Premises upon the termination or expiration of the Lease. Notwithstanding any provision to the contrary contained herein, Tenant expressly acknowledges and agrees that the provisions of this Section 3.2.2 shall only apply to the extent Tenant has previously exercised its rights under Section 3.2.1 above, and has delivered the Initial 60-Day Permitted Holdover Notice.

3.2.3 In General/Holdover 90 Days after the 6350 Substitute Premises Commencement Date. If (a) Tenant has not exercised its right to holdover in the 6290 Premises during the Initial 60-Day Permitted Holdover Period and holds over after the occurrence of the 6350 Substitute Premises Commencement Date, (b) Tenant exercises its right to hold over in the 6290 Premises during the Initial 60-Day Permitted Holdover Period (but not the Subsequent 30-Day Permitted Holdover Period) and Tenant holds over in the 6290 Premises after the expiration of the Initial 60-Day Permitted Holdover Period, or (c) Tenant exercises its right to hold over in the 6290 Premises during the Initial 60-Day Permitted Holdover

Period and the Subsequent 30-Day Permitted Holdover Period, and Tenant holds over in the 6290 Premises after the expiration of the Subsequent 30-Day Permitted Holdover Period, then in each of the abovereferenced instances the provisions of Article 16 of the Office Lease shall apply with full force and effect and the Rent thenpayable by Tenant to Landlord shall be as set forth in Article 16 of the Office Lease. Notwithstanding any provision to the contrary contained in the Lease (including, but not limited to, the last sentence of Article 16 of the Office Lease), if Tenant is in holdover in the 6290 Premises as contemplated by the foregoing items (a), (b) or (c), Landlord and Tenant expressly acknowledge and agree that Landlord's requirement to deliver a New Lease Notice in order for the provisions of the last sentence of Article 16 of the Office Lease to apply shall be waived with respect to Tenant's holding over in the 6290 Premises (i.e., following the occurrence of the events contemplated by items (a), (b) or (c) above, Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs (including reasonable attorneys' fees) and liability resulting from its failure to surrender the 6290 Premises, including, without limiting the generality of the foregoing, any claims made by any succeeding tenant founded upon such failure to surrender and any lost profits to Landlord resulting therefrom).

3.3 Representations of Tenant. Tenant represents and warrants to Landlord that (a) Tenant has not heretofore assigned or sublet all or any portion of its interest in the Lease or in the 6290 Premises; (b) no other person, firm or entity has any right, title or interest in the Lease or in the 6290 Premises through Tenant; (c) Tenant has the full right, legal power and actual authority to enter into this Second Amendment and to terminate the Lease with respect to the 6290 Premises without the consent of any person, firm or entity; and (d) Tenant has the full right, legal power and actual authority to bind Tenant to the terms and conditions hereof. Tenant further represents and warrants to Landlord that as of the date hereof there are no, and as of the 6350 Substitute Premises Commencement Date, there shall not be, any mechanic’s liens or other liens encumbering all or any portion of the 6290 Premises, by virtue of any act or omission on the part of Tenant, its predecessors, contractors, agents, employees, successors or assigns for which Tenant has not made adequate provisions for payment and provided Landlord reasonable evidence thereof. Notwithstanding the termination of the Lease with respect to the 6290 Premises, the representations and warranties set forth in this Section 3.3 shall survive the 6350 Substitute Premises Commencement Date and Tenant shall be liable to Landlord for any inaccuracy or any breach thereof.

4. Lease Term.

4.1 Extension of Lease Term. Landlord and Tenant acknowledge that the Lease Term is currently scheduled to expire on January 31, 2015, pursuant to the terms of the Lease. Notwithstanding any provision to the contrary in the Lease, the Lease Term is hereby extended for a period of seven (7) years commencing on February 1, 2015, and ending January 31, 2022 (the "Extended Term"), unless sooner terminated as provided in the Lease, as hereby amended. For purposes hereof, the term "Lease Expiration Date" shall mean and otherwise refer to January 31, 2022.

4.2 Option to Extend Lease Term. Notwithstanding any provision to the contrary contained in the Lease (as amended), Landlord and Tenant acknowledge and agree that the Extended Term provided herein shall, although not entirely consistent with the first (1st) Option Term identified in Section 2.2 of the Office Lease, nevertheless be deemed to represent the first (1st) of Tenant's two (2) options to extend the Lease Term as provided in Section 2.2 of the Office Lease, and that effective as of the date of this Second Amendment, Tenant shall continue to have only one (1) option to extend the Lease Term for a period of five (5) years in accordance with, and pursuant to the terms of, Section 2.2 of the Office Lease.

5. Base Rent. Notwithstanding any provision to the contrary contained in the Lease, as hereby amended, prior to 6350 Substitute Premises Commencement Date, Tenant shall continue to pay Base Rent for the 6290 Premises in accordance with the terms of Article 3 of the Office Lease. Commencing on the 6350 Substitute Premises Commencement Date, and continuing through the Lease Expiration Date, Tenant shall pay to Landlord monthly installments of Base Rent for the 6350 Substitute Premises as follows:

Period During Lease Term	Annualized Base Rent	Monthly Installment of Base Rent	Monthly Base Rent per Rentable Square Foot
6350 Substitute Premises Commencement Date- January 31, 2015	$2,322,000.00	$193,500.00	$1.46
February 1, 2015 - January 31, 2016	$2,864,160.00	$238,680.00	$1.80
February 1, 2016 - January 31, 2017	$2,964,405.60	$247,033.80	$1.86
February 1, 2017 - January 31, 2018	$3,068,159.80	$255,679.98	$1.93
February 1, 2018 - January 31, 2019	$3,175,545.39	$264,628.78	$2.00
February 1, 2019 - January 31, 2020	$3,286,689.48	$273,890.79	$2.07
February 1, 2020 - January 31, 2021	$3,401,723.61	$283,476.97	$2.14
February 1, 2021 - January 31, 2022	$3,520,783.94	$293,398.66	$2.21
* The amounts identified in the column entitled "Monthly Base Rent per Rentable Square Foot" are rounded amounts provided for informational purposes only.

6. Tenant’s Share of Direct Expenses. Notwithstanding any provision to the contrary contained in the Lease, as hereby amended, prior to the 6350 Substitute Premises Commencement Date, Tenant shall continue to pay Direct Expenses for the 6290 Premises in accordance with the terms of Article 4 of the Office Lease. Commencing on the 6350 Substitute Premises Commencement Date, and continuing through the Lease Expiration Date, Tenant shall pay to Landlord Direct Expenses for the 6350 Substitute Premises in accordance with the terms of Article 4 of the Office Lease (i.e., on a "triplenet" basis); provided, however, Tenant's Share shall be one hundred percent (100%) of the 6350 Building.

7. Improvements.

7.1 In General. Except as specifically set forth in this Second Amendment and the Work Letter attached hereto as Exhibit B (the "Work Letter"), Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the 6350 Substitute Premises, and Tenant shall accept the 6350 Substitute Premises in its presently existing, “asis” condition. Tenant also acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the 6350 Substitute Premises, the 6350 Building or the Project or with respect to the suitability of any of the foregoing for the conduct of Tenant's business, except as specifically set forth in the Lease (as hereby amended) and the Work Letter. Notwithstanding any provision to the contrary contained in the Lease (as hereby amended), Landlord may, by written notice to Tenant given concurrently with Landlord's approval of any "Improvements" (as that term is defined in Section 2.1 of the Work Letter), require Tenant, at Tenant's expense, to remove any Improvements prior to the expiration or earlier termination of the Lease Term and to repair any damage to the 6350 Substitute Premises caused by such removal. Notwithstanding any provision to the contrary contained herein, Landlord and Tenant expressly acknowledge and agree that the provisions of the Work Letter Agreement attached to the Office Lease as Exhibit B shall be inapplicable with respect to the 6350 Substitute Premises, and that any and all references to the Improvement Allowance set forth in the Office Lease shall be inapplicable with respect to the 6350 Substitute Premises.

7.2 Condition of 6350 Building. Notwithstanding any provision to the contrary set forth in the Lease or this Second Amendment, Landlord shall, at Landlord's sole cost and expense, deliver the 6350 Substitute Premises to Tenant with the roof, and all Building Systems serving and within the 6350 Substitute Premises, in good working condition, and Landlord covenants that (A) such Building Systems located within the 6350 Building have recently been operated, (B) such Building Systems located within the 6350 Building have been regularly serviced, and (C) such Building Systems located within the 6350 Building and the 6350 Building's roof have a remaining useful life extending beyond the Extended Term identified in this Second Amendment. If, within the first (1st) year following Landlord's delivery of the 6350 Substitute Premises to Tenant, it is discovered that Landlord failed to deliver the 6350 Substitute Premises in compliance with the obligations listed in the immediately preceding sentence, then Landlord shall, at its sole cost and expense and without reimbursement of any kind by Tenant (but only to the extent it receives notice from Tenant within such one (1) year period), make any repairs and/or replacements necessary to put the Building Systems serving the 6350 Substitute Premises or the roof of the 6350 Building in the condition required by the immediately preceding sentence. Without limiting any of the foregoing provisions, Landlord and Tenant acknowledge and agree that Landlord shall be undertaking certain tests in the 6350 Substitute Premises to determine if any of the Building Systems located within the 6350 Building are impacted by MIC (the "6350 Substitute Premises MIC Tests"). Based on the results of the 6350 Substitute Premises MIC Tests, Landlord shall perform any required corrective actions to remediate any MIC found in the 6350 Substitute Premises prior to the 6350 Substitute Premises Commencement Date; and further, in an effort to reduce the likelihood of any future MIC issues, Landlord hereby agrees, at Landlord's sole cost and expense, prior to its delivery of the 6350 Substitute Premises to the Tenant, to (i) introduce a MIC inhibitor chemical into the Building Systems located in the 6350 Building, and (ii) establish a commercially reasonable testing mechanism designed to detect future MIC issues in the Building Systems located in the 6350 Building; provided, however, the cost of any ongoing MIC prevention measures undertaken by the Landlord (e.g., ongoing testing, monitoring and inspecting) shall be chargeable to the Tenant as a component of the Operating Expenses payable by the Tenant to the Landlord pursuant to the terms of the Lease. In connection with Landlord's MIC prevention measures, Tenant hereby agrees to notify Landlord prior to opening or modifying the sprinkler system located within the Building. If Tenant opens or otherwise modifies such sprinkler system, Tenant shall, at Tenant's sole cost and expense, be responsible for re filling the same with an acceptable MIC inhibitor chemical and restoring Landlord's testing mechanism so that it functions as it did prior to Tenant opening and/or modifying the sprinkler system.

7.3 6350 Building Applicable Laws.

7.3.1 In General. Landlord covenants that as of the 6350 Substitute
Premises Commencement Date, the 6350 Substitute Premises and the parking areas serving the 6350 Building, shall be in material compliance with all Applicable Laws in effect as of the 6350 Substitute Premises Commencement Date (which Applicable Laws shall include, without limitation, the Americans with Disabilities Act as applied by local governmental entities to the Building). If, within the first (1st) year following Landlord’s delivery of the 6350 Substitute Premises to Tenant, it is discovered that Landlord failed to deliver the 6350 Substitute Premises in material compliance with all Applicable Laws in effect as of the 6350 Substitute Premises Commencement Date as
required by the immediately preceding sentence, Landlord shall, at its sole cost and expense and without reimbursement from Tenant of any kind, correct any material deficiency in such condition promptly following receipt of written notice thereof from Tenant within such one (1) year period if and to the extent (A) each such compliance with Applicable Laws obligation is not required as a result of the misconduct, breach, fault or negligence of Tenant or any of the other Tenant Parties, (B) Landlord's failure to comply with such Applicable Laws would prohibit Tenant from obtaining or maintaining a certificate of occupancy for the 6350 Substitute Premises, or create a significant health hazard for Tenant's employees, or would unreasonably and materially affect (x) the operation of Tenant's business from the 6350 Substitute Premises, or (y) the safety of Tenant's employees, and (C) is not the responsibility of Tenant under the Lease (as amended); provided, however, to the extent compliance work is undertaken by Landlord which is not required pursuant to the foregoing, the costs incurred in connection therewith shall be subject to the Operating Expense provisions of the Lease (i.e., such costs shall only be includable in Operating Expenses and passed through to the Tenant to the extent permitted by the Lease). Any such work by Landlord needed to bring the 6350 Substitute Premises and/or the parking areas serving the 6350 Building into material compliance with all Applicable Laws ("Landlord's Compliance Work") may be undertaken at the same time Tenant constructs the Improvements in the 6350 Substitute Premises pursuant to the provisions of the Work Letter, and Tenant shall promptly and diligently cooperate and comply with Landlord’s construction schedule for such work.

7.2 Condition of 6350 Building. Notwithstanding any provision to the contrary set forth in the Lease or this Second Amendment, Landlord shall, at Landlord's sole cost and expense, deliver the 6350 Substitute Premises to Tenant with the roof, and all Building Systems serving and within the 6350 Substitute Premises, in good working condition, and Landlord covenants that (A) such Building Systems located within the 6350 Building have recently been operated, (B) such Building Systems located within the 6350 Building have been regularly serviced, and (C) such Building Systems located within the 6350 Building and the 6350 Building's roof have a remaining useful life extending beyond the Extended Term identified in this Second Amendment. If, within the first (1st) year following Landlord's delivery of the 6350 Substitute Premises to Tenant, it is discovered that Landlord failed to deliver the 6350 Substitute Premises in compliance with the obligations listed in the immediately preceding sentence, then Landlord shall, at its sole cost and expense and without reimbursement of any kind by Tenant (but only to the extent it receives notice from Tenant within such one (1) year period), make any repairs and/or replacements necessary to put the Building Systems serving the 6350 Substitute Premises or the roof of the 6350 Building in the condition required by the immediately preceding sentence. Without limiting any of the foregoing provisions, Landlord and Tenant acknowledge and agree that Landlord shall be undertaking certain tests in the 6350 Substitute Premises to determine if any of the Building Systems located within the 6350 Building are impacted by MIC (the "6350 Substitute Premises MIC Tests"). Based on the results of the 6350 Substitute Premises MIC Tests, Landlord shall perform any required corrective actions to remediate any MIC found in the 6350 Substitute Premises prior to the 6350 Substitute Premises Commencement Date; and further, in an effort to reduce the likelihood of any future MIC issues, Landlord hereby agrees, at Landlord's sole cost and expense, prior to its delivery of the 6350 Substitute Premises to the Tenant, to (i) introduce a MIC inhibitor chemical into the Building Systems located in the 6350 Building, and (ii) establish a commercially reasonable testing mechanism designed to detect future MIC issues in the Building Systems located in the 6350 Building; provided, however, the cost of any ongoing MIC prevention measures undertaken by the Landlord (e.g., ongoing testing, monitoring and inspecting) shall be chargeable to the Tenant as a component of the Operating Expenses payable by the Tenant to the Landlord pursuant to the terms of the Lease. In connection with Landlord's MIC prevention measures, Tenant hereby agrees to notify Landlord prior to opening or modifying the sprinkler system located within the Building. If Tenant opens or otherwise modifies such sprinkler system, Tenant shall, at Tenant's sole cost and expense, be responsible for re filling the same with an acceptable MIC inhibitor chemical and restoring Landlord's testing mechanism so that it functions as it did prior to Tenant opening and/or modifying the sprinkler system.

7.3 6350 Building Applicable Laws.

7.3.1 In General. Landlord covenants that as of the 6350 Substitute
Premises Commencement Date, the 6350 Substitute Premises and the parking areas serving the 6350 Building, shall be in material compliance with all Applicable Laws in effect as of the 6350 Substitute Premises Commencement Date (which Applicable Laws shall include, without limitation, the Americans with Disabilities Act as applied by local governmental entities to the Building). If, within the first (1st) year following Landlord’s delivery of the 6350 Substitute Premises to Tenant, it is discovered that Landlord failed to deliver the 6350 Substitute Premises in material compliance with all Applicable Laws in effect as of the 6350 Substitute Premises Commencement Date as
required by the immediately preceding sentence, Landlord shall, at its sole cost and expense and without reimbursement from Tenant of any kind, correct any material deficiency in such condition promptly following receipt of written notice thereof from Tenant within such one (1) year period if and to the extent (A) each such compliance with Applicable Laws obligation is not required as a result of the misconduct, breach, fault or negligence of Tenant or any of the other Tenant Parties, (B) Landlord's failure to comply with such Applicable Laws would prohibit Tenant from obtaining or maintaining a certificate of occupancy for the 6350 Substitute Premises, or create a significant health hazard for Tenant's employees, or would unreasonably and materially affect (x) the operation of Tenant's business from the 6350 Substitute Premises, or (y) the safety of Tenant's employees, and (C) is not the responsibility of Tenant under the Lease (as amended); provided, however, to the extent compliance work is undertaken by Landlord which is not required pursuant to the foregoing, the costs incurred in connection therewith shall be subject to the Operating Expense provisions of the Lease (i.e., such costs shall only be includable in Operating Expenses and passed through to the Tenant to the extent permitted by the Lease). Any such work by Landlord needed to bring the 6350 Substitute Premises and/or the parking areas serving the 6350 Building into material compliance with all Applicable Laws ("Landlord's Compliance Work") may be undertaken at the same time Tenant constructs the Improvements in the 6350 Substitute Premises pursuant to the provisions of the Work Letter, and Tenant shall promptly and diligently cooperate and comply with Landlord’s construction schedule for such work.

identifying Tenant's name or logo located at the top of the 6350 Building
(on the eastfacing elevation facing Sequence Drive) in one (1) location;

(ii) Exclusive "eyebrow" signage located adjacent to the main entrance of the Building located directly above either one or both of the entry points into the 6350 Building; and

(iii) One (1) slot on the monument sign (which monument sign may be installed by Tenant to serve the 6350 Building), in a design, and with materials and other reasonable parameters to be approved by Landlord and Tenant in accordance with the TCCs of Section 23.4.1, below (the "Tenant's Monument Signage"). Tenant hereby acknowledges and agrees that Landlord may, at Landlord's sole cost and expense, place a standard "owned and managed" sign on such 6350 Building Monument Sign, provided that such "owned and managed" sign shall not be larger than Tenant's signage."

The remaining provisions of Article 23 shall apply to Tenant's Signage as the same has been defined in this Section 8. For clarification purposes, Landlord and Tenant hereby expressly acknowledge and agree that Tenant shall, as of the 6350 Substitute Premises Commencement Date, have no signage rights with respect to the 6290 Building.

9. Parking. Section 9 of the Summary attached to the Office Lease shall be deleted as of the 6350 Substitute Premises Commencement Date. In addition, Article 28 of the Office Lease shall, as of the 6350 Substitute Premises Commencement Date, be deleted in its entirety and replaced with the following:

"28.1 In General. Tenant shall be entitled to utilize, without charge, commencing on the "6350 Substitute Premises Commencement Date" (as that term is defined in Section 2.1 of that certain Second Amendment dated October 16, 2013 (the "Second Amendment")), all of the parking spaces located in the area identified on Exhibit A attached to the Second Amendment as the "6350 Building Parking Area", which shall not be less than 3.6 spaces per rentable square foot of the Substitute Premises. Notwithstanding the foregoing, Tenant shall be responsible for the full amount of any taxes imposed by any governmental authority in connection with the renting of such parking spaces by Tenant or the use of the 6350 Building Parking Area by Tenant. Tenant's continued right to use the 6350 Building Parking Area is conditioned upon (i) Tenant abiding by all rules and regulations which are prescribed from time to time for the orderly operation and use of the 6350 Building Parking Area, including any sticker or other identification system established by Landlord, and (ii) Tenant's exercise of commercially reasonable efforts to cause that

Tenant's employees and visitors also comply with such rules and regulations. To the extent reasonably necessary to ensure Tenant's parking rights hereunder are readily available to Tenant and its employees, Landlord shall establish a sticker or other identification system for the Project. Landlord specifically reserves the right to change the size, configuration, design, layout and all other aspects of the Project parking facility at any time and Tenant acknowledges and agrees that Landlord may, without incurring any liability to Tenant and without any abatement of Rent under this Lease, from time to time, temporarily closeoff or restrict access to the Project parking facility for purposes of permitting or facilitating any such construction, alteration or improvements; provided, however, Landlord will provide Tenant with reasonable substitute parking in such event to the extent reasonably necessary. Notwithstanding the foregoing, except as may be required in order to comply with Applicable Laws or the requirements of a governmental authority (including, a court having jurisdiction over the Project) or otherwise in connection with construction, alterations or improvements pertaining to the 6350 Building Parking Area (as more particularly contemplated by Article 28 of the Lease), Landlord shall not reduce the 6350 Building Parking Area such that it is smaller than that identified on Exhibit A attached to the Second Amendment or otherwise relocate portions of the 6350 Building Parking Area to be used at an offsite location. Landlord may delegate its responsibilities hereunder to a parking operator in which case such parking operator shall have all the rights of control attributed hereby to the Landlord. The parking spaces rented by Tenant in the 6350 Building Parking Area pursuant to this Section 28.1 are provided to Tenant solely for use by Tenant's own personnel, employees, agents, contractors or invitees and such spaces may not be transferred, assigned, subleased or otherwise alienated by Tenant without Landlord's prior approval except in connection with an assignment or sublease approved by Landlord or otherwise permitted pursuant to the terms of the Lease."

For clarification purposes, Landlord and Tenant hereby expressly acknowledge and agree that Tenant shall, as of the 6350 Substitute Premises Commencement Date, have no parking rights with respect to the 6290 Building (including, but not limited to, with respect to any or all of the 6290 Building parking facilities); provided, however, to the extent Tenant continues to occupy the 6290 Building during the Initial 60-Day Permitted Holdover Period (as more particularly contemplated by Section 3.2.1 of this Second Amendment) and the Subsequent 30Day Permitted Holdover Period (as more particularly contemplated by Section 3.2.2 of this Second Amendment), Tenant's parking rights with respect to the 6290 Building shall terminate and be of no further force or effect as of the expiration of the Initial 60-Day Permitted Holdover Period or the Subsequent 30-Day Permitted Holdover Period (as the case may be).

10. Security Deposit. Notwithstanding any provision to the contrary contained in the Lease, the Security Deposit held by Landlord pursuant to the Lease, as amended hereby, shall equal Two Hundred NinetyThree Thousand Three Hundred Ninety-Eight and 66/100 Dollars ($293,398.66). Landlord and Tenant acknowledge that, in accordance with Article 21 of the Lease, Tenant has previously delivered the sum of One Hundred Ninety-Three Thousand Five Hundred and 00/100 Dollars ($193,500.00) (the "Existing Security Deposit") to Landlord as security for the faithful performance by Tenant of the terms, covenants and conditions of the Lease. Concurrently with Tenant's execution of this Second Amendment, Tenant shall deposit with Landlord an amount equal to Ninety-Nine Thousand Eight Hundred Ninety-Eight and 66/100 Dollars ($99,898.66) to be held by Landlord as a part of the Security Deposit. To the extent that the total amount held by Landlord at any time aas security for the Lease, as hereby amended, is less than Two Hundred Ninety-Three Thousand Three Hundred Ninety-Eight and 66/100 Dollars ($293,398.66), Tenant shall pay the difference to Landlord within ten (10) days following Tenant's receipt of notice thereof from Landlord.

11. Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Second Amendment other than Hughes Marino (the "Broker"), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Second Amendment. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation reasonable attorneys' fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent, other than the Broker, occurring by, through, or under the indemnifying party. The terms of this Section 11 shall survive the expiration or earlier termination of the term of the Lease, as hereby amended.

12. Notices. Notwithstanding anything to the contrary contained in the Lease, as of the date of this Second Amendment, any Notices to Landlord or Tenant must be sent, transmitted, or delivered, as the case may be, to the following addresses:

If to Landlord:
Kilroy Realty, L.P.
c/o Kilroy Realty Corporation
12200 West Olympic Boulevard, Suite 200
Los Angeles, California 90064
Attention: Legal Department

with copies to:

Kilroy Realty Corporation
12200 West Olympic Boulevard,
Suite 200
Los Angeles, California 90064
Attention: Mr John Fucci

and

Kilroy Realty Corporation
3611 Valley Centre Drive, Suite 550
San Diego, California 92130
Attention: Mr. Brian Galligan

and

Allen Matkins Leck Gamble Mallory & Natsis LLP
1901 Avenue of the Stars, Suite 1800
Los Angeles, California 90067
Attention: Anton N. Natsis, Esq.

if to Tenant:
Entropic Communications, Inc.
6290 Sequence Drive
San Diego, CA 92121
Attention: Mr. Trevor Renfield(Prior to 6350 Substitute
Premises Commencement Date)

with copies to:

Entropic Communications, Inc.
6290 Sequence Drive
San Diego, CA 92121
Attention: General Counsel(Prior to 6350 Substitute
Premises Commencement Date)

Entropic Communications, Inc.
6350 Sequence Drive
San Diego, CA 92121
Attention: Trevor Renfield(After 6350 Substitute
Premises Commencement Date)

with copies to:

Entropic Communications, Inc.
6350 Sequence Drive
San Diego, CA 92121
Attention: General Counsel(After 6350 Substitute
Premises Commencement Date)

13. Effectiveness of this Second Amendment. Landlord and Tenant hereby acknowledge that the 6350 Substitute Premises is currently occupied by a third party tenant (the "Existing Tenant") pursuant to an existing lease (the "Existing Lease") between Landlord and such Existing Tenant. Consequently, Tenant expressly acknowledges and agrees that notwithstanding the full execution and delivery of this Second Amendment between Landlord and Tenant, this Second Amendment is expressly conditioned upon the termination of the Existing Lease. The termination of the Existing Lease is scheduled to occur on February 28, 2014 (the "Scheduled Existing Lease Expiration Date"). Once the Scheduled Existing Lease Expiration Date has occurred, Landlord shall, to the extent the Existing Tenant has not vacated the 6350 Substitute Premises following such Scheduled Existing Lease Expiration Date, use its best, commercially reasonable efforts (including promptly filing an unlawful detainer action) to cause the Existing Tenant to vacate the 6350 Substitute Premises as soon as possible. Notwithstanding any provision to the contrary contained herein, the parties hereto expressly acknowledge and agree that the Landlord shall have no liability whatsoever to Tenant relating to or arising from Landlord’s delay in delivering the 6350 Substitute Premises to Tenant unless Landlord breaches its obligation to use its best, commercially reasonable efforts (including promptly filing an unlawful detainer action) to cause the Existing Tenant to vacate the 6350 Substitute Premises as soon as possible following the Scheduled Existing Lease Expiration Date; provided that if Landlord shall have failed to deliver the Substitute Premises to Tenant by May 1, 2014, Tenant shall have the right to elect not to lease the Substitute Premises, such election to be made by written notice to Landlord no later than May 2, 2014 and if Tenant exercises such right, then this Second Amendment and the 6260 Second Amendment shall be of no further force or effect, and the Lease, as amended by the First Amendment, shall continue in full force and effect in accordance with its terms.

14. Water Sensors. Effective as of the date of this Second Amendment and pertaining to the 6350 Substitute Premises only (as opposed to the 6290 Premises), the following Section 29.35 is added at the end of Section 29.34 of the Office Lease:

"29.35 Water Sensors. Tenant shall, at Tenant's sole cost and expense (except as expressly described in Section 2.4 of the Work Letter attached as Exhibit B to the Second Amendment), be responsible for promptly installing web-enabled wireless water leak sensor devices designed to alert the Tenant on a twentyfour (24) hour seven (7) day per week basis if a water leak is occurring in the Premises (which water sensor device(s) located in the Premises shall be referred to herein as "Water

SensorsWater Sensors"). The Water Sensors shall be installed in any areas in the Premises where water is utilized (such as sinks, pipes, faucets, water heaters, coffee machines, ice machines, water dispensers and water fountains), and in locations that may be designated from time to time by Landlord (the "Sensor AreasSensor Areas"). In connection with any Alterations affecting or relating to any Sensor Areas, Landlord may require Water Sensors to be installed or updated in Landlord's sole and absolute discretion. With respect to the installation of any such Water Sensors, Tenant shall obtain Landlord's prior written consent, use an experienced and qualified contractor reasonably designated by Landlord, and comply with all of the other provisions of Article 8 of this Lease. Tenant shall, at Tenant's sole cost and expense, pursuant to Article 7 of this Lease keep any Water Sensors located in the Premises (whether installed by Tenant or someone else) in good working order, repair and condition at all times during the Lease Term and comply with all of the other provisions of Article 7 of this Lease. Notwithstanding any provision to the contrary contained herein, Landlord has neither an obligation to monitor, repair or otherwise maintain the Water Sensors, nor an obligation to respond to any alerts it may receive from the Water Sensors or which may be generated from the Water Sensors. Upon the expiration of the Lease Term, or immediately following any earlier termination of this Lease, Landlord reserves the right to require Tenant, at Tenant's sole cost and expense, to remove all Water Sensors installed by Tenant, and repair any damage caused by such removal; provided, however, if the Landlord does not require the Tenant to remove the Water Sensors as contemplated by the foregoing, then Tenant shall leave the Water Sensors in place together with all necessary user information such that the same may be used by a future occupant of the Premises (e.g., the water sensors shall be unblocked and ready for use by a thirdparty). If Tenant is required to remove the Water Sensors pursuant to the foregoing and Tenant fails to complete such removal and/or fails to repair any damage caused by the removal of any Water Sensors, Landlord may do so and may charge the reasonable cost thereof to Tenant."

15. No Further Modification. Except as set forth in this Second Amendment, all of the terms and provisions of the Lease shall apply with respect to the 6350 Substitute Premises and shall remain unmodified and in full force and effect.

[Signatures follow on next page]

IN WITNESS WHEREOF, this Second Amendment has been executed as of the day and year first above written.

''LANDLORD''		"TENANT"

KILROY REALTY, L.P.,		ENTROPIC COMMUNICATIONS, INC
a Delaware limited partnership		a Delaware corporation

By:	KILROY REALTY CORPORATION,
a Maryland corporation,
general partner

By:	/s/ Brian Galligan	By:	/s/ Patrick C. Henry
Name:	Brian Galligan	Name:	Patrick C. Henry
Its:	SVP	Its:	CEO

By:	/s/ Jeffrey C. Hawken	By:	/s/ David Lyle
Name:	Jeffrey C. Hawken	Name:	David Lyle
Its:	Executive Vice President, Chief Operating Officer	Its:	CFO

EXHIBIT A

6350 SEQUENCE DRIVE, SAN DIEGO

OUTLINE OF 6350 SUBSTITUTE PREMISES AND 6350 BUILDING PARKING AREA

EXHIBIT B

6350 SEQUENCE DRIVE, SAN DIEGO

WORKLETTER

This Work Letter shall set forth the terms and conditions relating to the construction of the improvements in the 6350 Substitute Premises, which shall be referred to in this Work Letter as the "Premises." This Work Letter is essentially organized chronologically and addresses the issues of the construction of the improvements in the Premises desired by Tenant, in sequence, as such issues will arise during the actual construction thereof. All references in this Work Letter to Articles or Sections of "this Amendment" shall mean the relevant portion of Sections 1 through 15 of the Second Amendment to which this Work Letter is attached as Exhibit B and of which this Work Letter forms a part, all references in this Work Letter to Articles or Sections of "this Lease" shall mean the relevant portions of Articles 1 through 29 of the Lease being amended by this Amendment, and all references in this Work Letter to Sections of "this Work Letter" shall mean the relevant portions of Sections 1 through 5 of this Work Letter.

SECTION 1

DELIVERY OF THE PREMISES AND BASE BUILDING

Promptly following the termination of the Existing Lease and Existing Tenant's surrender of the Premises to Landlord, Landlord shall deliver the 6350 Building to Tenant, and Tenant shall, except as expressly set forth in this Amendment, accept the 6350 Building from Landlord in its presently existing, "as-is" condition.

SECTION 2 IMPROVEMENTS

2.1 Improvement Allowance. Tenant shall be entitled to a onetime improvement allowance (the
"Improvement Allowance") in the amount of Four Million Six Hundred Thousand Forty-One and
00/100 Dollars ($4,641,000) (i.e., $35.00 per rentable square foot of the Premises) for the costs relating to the initial design and construction of the improvements desired by Tenant or otherwise necessitated thereby, which are permanently affixed to the Premises (the "Improvements"). In no event shall Landlord be obligated to make disbursements pursuant to this Work Letter in the event that Tenant fails to timely pay any portion of the "Over-Allowance Amount," as that term is defined in, and within the time frames more particularly set forth in, Section 4.2.1, nor shall Landlord be obligated to pay a total amount which exceeds the Improvement Allowance. Notwithstanding the foregoing or any contrary provision of this Lease, all Improvements shall be deemed Landlord's property under the terms of this Lease. Any unused portion of the Improvement Allowance remaining as of July 1, 2015 (the "Improvement Allowance Sunset Date"), shall remain with Landlord and Tenant shall have no further right thereto; provided, however, such Improvement Allowance Sunset date shall be extended on a day  forday basis for each day of any "Landlord Delay" (as that term is defined in Section 5.5 below).

2.2 Disbursement of the Improvement Allowance.

2.2.1 Improvement Allowance Items. Except as otherwise set forth in this Work Letter, the Improvement Allowance shall be disbursed by Landlord (each of which disbursements shall be made pursuant to Landlord's disbursement process, including, without limitation, Landlord's receipt of invoices for all costs and fees described herein) only for the following items and costs (collectively the "Improvement Allowance Items"):

2.2.1.1 Payment of the fees of the "Architect" and the "Engineers," as those terms are defined in Section 3.1 of this Work Letter, which fees shall, notwithstanding anything to the contrary contained in this Work Letter, not exceed an aggregate amount equal to Two and 50/100 Dollars ($2.50) per rentable square foot of the Premises, and payment of the third-party fees actually and reasonably incurred (the reasonableness of which shall be determined in light of the nature of particular Construction Drawings being submitted by Landlord to its consultants for review) by Landlord in connection with the preparation and review of the "Construction Drawings," as that term is defined in Section 3.1 of this Work Letter;

2.2.1.2 The payment of plan check, permit and license fees relating to construction of the Improvements;

2.2.1.3 The cost of construction of the Improvements, including, without limitation, testing and inspection costs and costs of utilities. In no event shall Tenant or its contractor be charged for parking, access, freight elevator use or similar items in connection with the Improvements;

2.2.1.4 The cost of any changes in the Base Building when such changes are required by the Construction Drawings, such cost to include all direct architectural and/or engineering fees and expenses incurred in connection therewith;

2.2.1.5 The cost of any changes to the Construction Drawings or Improvements required by all applicable building codes (the "Code");

2.2.1.6 The cost of the "Coordination Fee," as that term is defined in
Section 4.2.2.1 of this Work Letter;

2.2.1.7 Sales and use taxes;

2.2.1.8 The cost of space plans and constructions drawings for the 6260
Substitute Premises; and

2.2.1.9 The actual cost of installing telephone and data cabling, and moving costs; provided, however, in no event shall more than a portion of the Improvement Allowance equal to Five and 00/100 Dollar ($5.00) per rentable square foot of the Premises be allocated to, and reimbursed against, the Improvement Allowance Items set forth in this Section 2.2.1.8.

2.2.2 Disbursement of Improvement Allowance. During the construction of the Improvements, Landlord shall make monthly disbursements of the Improvement Allowance for Improvement Allowance Items and shall authorize the release of monies as follows.

2.2.2.1 Monthly Disbursements. On or before the twentieth (20th) day of each calendar month during the construction of the Improvements (or such other date as Landlord may designate), Tenant shall deliver to Landlord: (i) a request for payment of the "Contractor," as that term is defined in Section 4.1.1 of this Work Letter, approved by Tenant, in a form to be provided by Landlord, showing the schedule, by trade, of percentage of completion of the Improvements in the Premises, detailing the portion of the work completed and the portion not completed; (ii) invoices from all of "Tenant's Agents," as that term is defined in Section 4.1.2 of this Work Letter, for labor rendered and materials delivered to the Premises; (iii) executed mechanic's lien releases from all of Tenant's Agents which shall comply with the appropriate provisions, as reasonably determined by Landlord, of California Civil Code Sections 8132, 8134, 8136 and 8138; and (iv) all other information reasonably requested by Landlord. Tenant's request for payment shall constitute, to Tenant's thenexisting actual knowledge, Tenant's acceptance and approval of the work furnished and/or the materials supplied as set forth in Tenant's payment request; provided, however, the parties acknowledge that in no event shall the Contractor be a third-party beneficiary with regard to any such acceptance and approval under this sentence. Thereafter, Landlord shall deliver a check to Tenant made jointly payable to Contractor and Tenant (or solely to Tenant to the extent Tenant has previously paid in full to Contractor the amounts corresponding to such request for payment) in payment of the lesser of: (A) "Landlord's Ratio," as that term is set forth below, of the amounts so requested by Tenant, as set forth in this Section 2.2.2.1, above, less a ten percent (10%) retention (the aggregate amount of such retentions to be known as the "Final Retention"), and (B) the balance of any remaining available portion of the Improvement Allowance (not including the Final Retention), provided that Landlord does not dispute any request for payment based on noncompliance of any work with the "Approved Working Drawings," as that term is defined in Section 3.4 below, or due to any substandard work, or for any other reasonably substantiated reason, it being hereby acknowledged that Tenant shall pay "Tenant's Ratio," as that term is set forth below, of the corresponding amounts so requested by Tenant, less a similar ten (10%) retention. Landlord's payment of such amounts shall not be deemed Landlord's approval or acceptance of the work furnished or materials supplied as set forth in Tenant's payment request.

2.2.2.2 Final Retention. Subject to the provisions of this Work Letter, a check for the Final Retention payable jointly to Tenant and Contractor shall be delivered by Landlord to Tenant following the substantial completion of construction of the Improvements, provided that (i) Tenant delivers to Landlord properly executed mechanic's lien releases in compliance with both California Civil Code Section 8134 and either Section 8136 or Section 8138 from all of Tenant's Agents, (ii) Landlord has determined that no substandard work exists which adversely affects the mechanical, electrical, plumbing, heating, ventilating and air conditioning, lifesafety or other systems of the 6350 Building, the curtain wall of the 6350 Building, the structure or exterior appearance of the 6350 Building, (iii) Architect delivers to Landlord a certificate, in a form reasonably acceptable to Landlord, certifying that the construction of the Improvements in the Premises has been substantially completed, (iv) Tenant records a valid Notice of Completion in accordance with the requirements of Section 4.3 of this Work Letter, (v) Tenant delivers to Landlord 2.2.2 Disbursement of Improvement Allowance. During the construction of the Improvements, Landlord shall make monthly disbursements of the Improvement Allowance for Improvement Allowance Items and shall authorize the release of monies as follows.

2.2.2.1 Monthly Disbursements. On or before the twentieth (20th) day of each calendar month during the construction of the Improvements (or such other date as Landlord may designate), Tenant shall deliver to Landlord: (i) a request for payment of the "Contractor," as that term is defined in Section 4.1.1 of this Work Letter, approved by Tenant, in a form to be provided by Landlord, showing the schedule, by trade, of percentage of completion of the Improvements in the Premises, detailing the portion of the work completed and the portion not completed; (ii) invoices from all of "Tenant's Agents," as that term is defined in Section 4.1.2 of this Work Letter, for labor rendered and materials delivered to the Premises; (iii) executed mechanic's lien releases from all of Tenant's Agents which shall comply with the appropriate provisions, as reasonably determined by Landlord, of California Civil Code Sections 8132, 8134, 8136 and 8138; and (iv) all other information reasonably requested by Landlord. Tenant's request for payment shall constitute, to Tenant's thenexisting actual knowledge, Tenant's acceptance and approval of the work furnished and/or the materials supplied as set forth in Tenant's payment request; provided, however, the parties acknowledge that in no event shall the Contractor be a third-party beneficiary with regard to any such acceptance and approval under this sentence. Thereafter, Landlord shall deliver a check to Tenant made jointly payable to Contractor and Tenant (or solely to Tenant to the extent Tenant has previously paid in full to Contractor the amounts corresponding to such request for payment) in payment of the lesser of: (A) "Landlord's Ratio," as that term is set forth below, of the amounts so requested by Tenant, as set forth in this Section 2.2.2.1, above, less a ten percent (10%) retention (the aggregate amount of such retentions to be known as the "Final Retention"), and (B) the balance of any remaining available portion of the Improvement Allowance (not including the Final Retention), provided that Landlord does not dispute any request for payment based on noncompliance of any work with the "Approved Working Drawings," as that term is defined in Section 3.4 below, or due to any substandard work, or for any other reasonably substantiated reason, it being hereby acknowledged that Tenant shall pay "Tenant's Ratio," as that term is set forth below, of the corresponding amounts so requested by Tenant, less a similar ten (10%) retention. Landlord's payment of such amounts shall not be deemed Landlord's approval or acceptance of the work furnished or materials supplied as set forth in Tenant's payment request.

2.2.2.2 Final Retention. Subject to the provisions of this Work Letter, a check for the Final Retention payable jointly to Tenant and Contractor shall be delivered by Landlord to Tenant following the substantial completion of construction of the Improvements, provided that (i) Tenant delivers to Landlord properly executed mechanic's lien releases in compliance with both California Civil Code Section 8134 and either Section 8136 or Section 8138 from all of Tenant's Agents, (ii) Landlord has determined that no substandard work exists which adversely affects the mechanical, electrical, plumbing, heating, ventilating and air conditioning, lifesafety or other systems of the 6350 Building, the curtain wall of the 6350 Building, the structure or exterior appearance of the 6350 Building, (iii) Architect delivers to Landlord a certificate, in a form reasonably acceptable to Landlord, certifying that the construction of the Improvements in the Premises has been substantially completed, (iv) Tenant records a valid Notice of Completion in accordance with the requirements of Section 4.3 of this Work Letter, (v) Tenant delivers to Landlord and specifications determined by Landlord, and shall be subject to Landlord's approval; provided, however, Landlord shall only disapprove any such Construction Drawing to the extent of a "Design Problem," as that term is defined below. Landlord expressed no objection to its former tenant's delivery of a copy of certain "asbuilt" drawings of the 6350 Building to Tenant. Landlord makes no representation as to the accuracy of any "as built" drawings pertaining to the 6350 Building. Landlord's review of the Construction Drawings as set forth in this Section 3, shall be for its sole purpose and shall not imply Landlord's review of the same, or obligate Landlord to review the same, for quality, design, Code compliance or other like matters. Accordingly, notwithstanding that any Construction Drawings are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord's space planner, architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings, and Tenant's waiver and indemnity set forth in this Lease shall specifically apply to the Construction Drawings. A "Design Problem" is defined as, and shall be deemed to exist if there could be (i) an effect on the exterior appearance of the 6350 Building, (ii) a material, adverse affect on the Base Building portions of the Premises or 6350 Building (including without limitation the Building Structure located in the 6350 Building), (iii) a material adverse affect on the Building Systems located in the 6350 Building or the operation and maintenance thereof, or (iv) any failure to comply with Applicable Laws (other than pre-existing failures to so comply to the extent the same are Landlord's obligations pursuant to the express terms and conditions of the Second Amendment). Notwithstanding anything to the contrary contained herein, Landlord acknowledges that Tenant’s security systems are fundamental to its business operations in the Premises, and Landlord shall reasonably cooperate with

Tenant, at no material extra cost to Landlord, to permit such security systems to be installed in the Premises in accordance with Tenant’s reasonable security requirements.

3.2 Final Space Plan. Tenant shall supply Landlord with four (4) hard copies signed by Tenant of its final space plan, along with other renderings or illustrations reasonably required by Landlord, to allow Landlord to understand Tenant's design intent, for the Premises before any architectural working drawings or engineering drawings have been commenced, and concurrently with Tenant's delivery of such hard copies, Tenant shall send to Landlord via electronic mail one (1) .pdf electronic copy of such final space plan. The final space plan (the "Final Space Plan") shall include a layout and designation of all offices, rooms and other partitioning, their intended use, and equipment to be contained therein. Landlord may request clarification or more specific drawings for special use items not included in the Final Space Plan. Landlord shall advise Tenant within five (5) business days after Landlord's receipt of the Final Space Plan for the Premises if the same is unsatisfactory or incomplete in any respect; provided, however, Landlord shall only disapprove such Final Space Plans to the extent of a Design Problem. Landlord shall set forth with reasonable specificity in what respect the Final Space Plan is unsatisfactory or incomplete (based upon a commercially reasonable standard). If Tenant is so advised, Tenant shall promptly cause the Final Space Plan to be revised to correct any deficiencies or other matters Landlord may reasonably require, and immediately thereafter Architect shall promptly resubmit the Final Space Plan to Landlord for its approval. Such procedure shall continue (except that the time frame to consent to any revisions shall be shortened to three (3) business days) until the Final Space Plan is approved by Landlord. If Landlord has not timely approved the Final Space Plan within the applicable time period set forth above, Tenant shall have the right to send a "reminder notice" to Landlord, which conspicuously indicates that Landlord's continued failure to respond may result in the deemed approval of the Final Space Plan most recently delivered to Landlord (which notice shall be delivered to Landlord pursuant to the terms of the Lease, shall clearly state the following in bold: "LANDLORD'S FAILURE TO RESPOND WITHIN THREE (3) BUSINESS DAYS SHALL RESULT IN THE DEEMED APPROVAL OF THE FINAL SPACE PLAN," and shall also be sent via electronic mail to the Landlord's representative set forth in Section 5.2 below). If Landlord fails to respond to Tenant regarding the Final Space Plan within three (3) business days after its receipt of the reminder notice identified in the preceding sentence, then the Final Space Plan shall be deemed to have been approved by Landlord; provided, however, in no event shall such "deemed approval" occur to the extent the parties are in discussions regarding the nature of the Final Space Plan, the details contained therein or the specifications pertaining thereto.

3.3 Final Working Drawings. After the Final Space Plan has been approved by Landlord, Tenant shall supply the Engineers with a complete listing of standard and nonstandard equipment and specifications, including, without limitation, B.T.U. calculations, electrical requirements and special electrical receptacle requirements for the Premises, to enable the Engineers and the Architect to complete the "Final Working Drawings" (as that term is defined below) in the manner as set forth below. Upon the approval of the Final Space Plan by Landlord and Tenant, Tenant shall promptly cause the Architect and the Engineers to complete the architectural and engineering drawings for the Premises, and Architect shall compile a fully coordinated set of architectural, structural, mechanical, electrical and plumbing working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits (collectively, the "Final Working Drawings") and shall submit the same to Landlord for Landlord's approval. Tenant shall supply Landlord with four (4) hard copies signed by Tenant of the Final Working Drawings, and concurrently with Tenant's delivery of such hard copies, Tenant shall send to Landlord via electronic mail one (1) .pdf electronic copy of such Final Working Drawings. Landlord shall advise Tenant within five (5)

business days after Landlord's receipt of all of the Final Working Drawings, either (i) approve the Final Working Drawings, (ii) approve the Final Working Drawings subject to specified conditions, which conditions must be stated in a reasonably clear and complete manner, and shall only be conditions reasonably intended to address a potential Design Problem, or (iii) disapprove and return the Construction Drawings to Tenant with requested revisions; provided, however, Landlord shall only disapprove such Final Working Drawings to the extent of a Design Problem. If Landlord disapproves the Final Working Drawings, Tenant may resubmit the Final Working Drawings to Landlord at any time, and Landlord shall approve or disapprove the resubmitted Final Working Drawings, based upon the criteria set forth in this Section 3.3, within three (3) business days after Landlord receives such resubmitted Final Working Drawings. Such procedure shall be repeated until the Final Working Drawings are approved. If Landlord has not timely approved the Final Working Drawings within the applicable time period set forth above, Tenant shall have the right to send a "reminder notice" to Landlord, which conspicuously indicates that Landlord's continued failure to respond may result in the deemed approval of the Final Working Drawings most recently delivered to Landlord (which notice shall be delivered to Landlord pursuant to the terms of the Lease, shall clearly state the following in bold: "LANDLORD'S FAILURE TO RESPOND WITHIN THREE (3) BUSINESS DAYS SHALL RESULT IN THE DEEMED APPROVAL OF THE FINAL WORKING DRAWINGS," and shall also be sent via electronic mail to the Landlord's representative set forth in Section 5.2 below). If Landlord fails to respond to Tenant regarding the Final Working Drawings within three (3) business days after its receipt of the reminder notice identified in the preceding sentence, then the Final Working Drawings shall be deemed to have been approved by Landlord; provided, however, in no event shall such "deemed approval" occur to the extent the parties are in discussions regarding the nature of the Final Working Drawings, the details contained therein or the specifications pertaining thereto.

3.4 Approved Working Drawings. The Final Working Drawings shall be approved by Landlord (the "Approved Working Drawings") prior to the commencement of construction of the Premises by Tenant. After approval by Landlord of the Final Working Drawings, Tenant may submit the same to the appropriate municipal authorities for all applicable building permits. Tenant hereby agrees that neither Landlord nor Landlord's consultants shall be responsible for obtaining any building permit or certificate of occupancy for the Premises and that obtaining the same shall be Tenant's responsibility; provided, however, that Landlord shall cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any such permit or certificate of occupancy. No changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Landlord, which consent may not be unreasonably withheld, conditioned or delayed.

3.5 Electronic Approvals. Notwithstanding any provision to the contrary contained in the Lease or this Work Letter, Landlord may, in Landlord's sole and absolute discretion, transmit or otherwise deliver any of the approvals required under this Work Letter via electronic mail to Tenant's representative identified in Section 5.1 of this Work Letter, or by any of the other means identified in Section 29.18 of this Lease.

SECTION 4

CONSTRUCTION OF THE IMPROVEMENTS

4.1 Tenant's Selection of Contractors.

4.1.1 The Contractor. A general contractor shall be retained by Tenant to construct the Improvements. Such general contractor ("Contractor") shall be selected by Tenant from a list of experienced and reputable general contractors mutually and reasonably agreed upon by Landlord, and Tenant shall deliver to Landlord notice of its selection of the Contractor upon such selection; provided, however, the Contractor shall be qualified and experienced in firstclass office/electronic lab buildouts in San Diego County.

4.1.2 Tenant's Agents. All subcontractors, laborers, materialmen, and suppliers used by Tenant (such subcontractors, laborers, materialmen, and suppliers, and the Contractor to be known collectively as "Tenant's Agents") must be approved in writing by Landlord, which approval shall not be unreasonably withheld or delayed and which approval shall, if withheld or conditioned with regard to any such Tenant's Agents, be made within two (2) business days following Landlord's receipt of the corresponding request for such approval from Tenant. If Landlord does not approve any of Tenant's proposed subcontractors, laborers, materialmen or suppliers, Tenant shall submit other proposed subcontractors, laborers, materialmen or suppliers for Landlord's written approval. If Landlord has not timely approved any of Tenant's Agents within the applicable time period set forth above, Tenant shall have the right to send a "reminder notice" to Landlord, which conspicuously indicates that Landlord's continued failure to respond may result in the deemed approval of the particular Tenant's Agents (which notice shall be delivered to Landlord pursuant to the terms of the Lease, shall clearly state the following in bold: "LANDLORD'S FAILURE TO RESPOND WITHIN THREE (3) BUSINESS DAYS SHALL RESULT IN THE DEEMED APPROVAL OF THE TENANT'S AGENTS," and shall also be sent via electronic mail to the Landlord's representative set forth in Section 5.2 below). If Landlord fails to respond to Tenant regarding the particular Tenant's Agents within three (3) business days after its receipt of the reminder notice identified in the preceding sentence, then those Tenant's Agents expressly identified in the reminder notice shall be deemed to have been approved by Landlord; provided, however, in no event shall such "deemed approval" occur to the extent the parties are in discussions regarding the Tenant's Agents or Landlord has requested information regarding the Tenant's Agents which has not yet been provided.

4.2 Construction of Improvements by Tenant's Agents.

4.2.1 Construction Contract; Cost Budget.

4.2.1.1 Construction Contract. Tenant shall engage the Contractor pursuant to a mutually approved contract form (collectively, the "Contract"). Landlord shall advise Tenant within five (5) business days after Landlord's receipt of the final form of the Contract, that it is either (i) approving the Contract, (ii) approving the Contract subject to specified conditions, which conditions must be stated in a reasonably clear and complete manner, or (iii) disapproving and returning the Contract to Tenant with requested revisions. If Landlord disapproves the Contract, Tenant may resubmit the Contract to Landlord at any time, and Landlord shall approve or disapprove the resubmitted Contract within three (3) business days after Landlord receives such resubmitted Contract. Such procedure shall be repeated until the Contract is approved. If Landlord has not timely approved the Contract within the applicable time period set forth above, Tenant shall have the right to send a "reminder notice" to Landlord, which conspicuously indicates that Landlord's continued failure to respond may result in the deemed approval of the Contract most recently delivered to Landlord (which notice shall be delivered to Landlord pursuant to the terms of the Lease, shall clearly state the following in bold: "LANDLORD'S FAILURE TO RESPOND WITHIN THREE (3) BUSINESS DAYS SHALL RESULT IN THE DEEMED APPROVAL OF THE CONTRACT," and shall also be sent via electronic mail to the Landlord's representative set forth in Section 5.2 below). If Landlord fails to respond to Tenant regarding the Contract within three (3) business days after its receipt of the reminder notice identified in the preceding sentence, then the Contract shall be deemed to have been approved by Landlord; provided, however, in no event shall such "deemed approval" occur to the extent the parties are in discussions regarding the Contract, the provisions thereof or the details contained therein.

4.2.1.2 Cost Budget. Prior to the commencement of the construction of the Improvements, and after Tenant has accepted all bids for the Improvements, Tenant shall provide Landlord with a detailed breakdown, by trade, of the final costs to be incurred or which have been incurred, as set forth more particularly in Sections 2.2.1.1 through 2.2.1.8, above, in connection with the design and construction of the Improvements to be performed by or at the direction of Tenant or the Contractor, which costs form a basis for the amount of the Contract (the "Final Costs"). Prior to the commencement of construction of the Improvements, Tenant shall determine the amount (the "Over- Allowance Amount") by which the Final Costs exceed the Improvement Allowance. Tenant will also determine the ratio of the Over-Allowance Amount to the Final Costs (e.g., if the Over-Allowance Amount were to be One Million One Hundred Seventy-Four Thousand Eight Hundred Twenty-Four and 00/100 Dollars ($1,174,824.00), the ratio would be sixteen point six percent (16.6%) Over-Allowance Amount and eightythree point four percent (83.4%) Improvement Allowance). The ratio applicable to the Over-Allowance Amount may be referred to herein as "Tenant's Ratio") and the ratio applicable to the Improvement Allowance may be referred to herein as "Landlord's Ratio." Tenant's determination of the Over-Allowance Amount, Tenant's Ratio and Landlord's Ratio are subject to Landlord's reasonable approval. Tenant shall pay Tenant's Ratio of the amounts due to the Contractor at the same time Landlord makes its monthly disbursement of the Landlord's Ratio of the amounts due to the Contractor in accordance with Section 2.2 above. In the event that, after the Final Costs have been delivered by Tenant to Landlord, the costs relating to the design and construction of the Improvements shall increase in a way that results in the Final Costs being in excess of the Improvement Allowance (or otherwise further increases the amount by which the Final Costs are in excess of the Improvement Allowance), such excess shall be paid by Tenant out of its own funds, but Tenant shall continue to provide Landlord with the documents described in Sections 2.2.2.1(i), (ii), (iii) and (iv) of this Work Letter, above, for Landlord's approval, prior to Tenant paying such costs.

4.2.2 Tenant's Agents.

4.2.2.1 Landlord's General Conditions for Tenant's Agents and Improvement Work. Tenant's and Tenant's Agent's construction of the Improvements shall comply with the following: (i) the Improvements shall be constructed in strict accordance with the Approved Working Drawings; (ii) Tenant's Agents shall submit schedules of all work relating to the Improvements to Contractor and Contractor shall, within five (5) business days of receipt thereof, inform Tenant's Agents of any changes which are necessary thereto, and Tenant's Agents shall use commercially reasonable efforts to adhere to such corrected schedule; and (iii) Tenant shall abide by all reasonable rules made by Landlord's Building manager with respect to the use of freight, loading dock and service elevators, storage of materials and any other matter in connection with this Work Letter, including, without limitation, the construction of the Improvements. Tenant shall pay a logistical coordination fee (the "Coordination Fee") to Landlord in an amount equal to Fifteen Thousand and 00/100 Dollars ($15,000.00), which Coordination Fee shall be for services relating to the coordination of the construction of the Improvements.

4.2.2.2 Indemnity. Tenant's indemnity of Landlord as set forth in this Lease shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to any negligence or willful misconduct of Tenant or Tenant's Agents, or anyone directly or indirectly employed by any of them, or in connection with Tenant's nonpayment of any amount arising out of the Improvements and/or Tenant's disapproval of all or any portion of any request for payment.

4.2.2.3 Requirements of Tenant's Agents. Each of Tenant's Agents shall guarantee to Tenant and for the benefit of Landlord that the portion of the Improvements for which it is responsible shall be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of completion thereof. Each of Tenant's Agents shall be responsible for the replacement or repair, without additional charge, of all work done or furnished in accordance with its contract that shall become defective within one (1) year after the completion of the work performed by such contractor or subcontractors. The correction of such work shall include, without additional charge, all additional expenses and damages incurred in connection with such removal or replacement of all or any part of the Improvements, and/or the 6350 Building and/or common areas that may be damaged or disturbed thereby. All such warranties or guarantees as to materials or workmanship of or with respect to the Improvements shall be contained in the Contract or subcontract and shall be written such that such guarantees or warranties shall inure to the benefit of both Landlord and Tenant, as their respective interests may appear, and can be directly enforced by either. Tenant covenants to give to Landlord any assignment or other assurances which may be necessary to effect such right of direct enforcement, provided that Tenant's rights are not diminished.

4.2.2.4 Insurance Requirements.

4.2.2.4.1 General Coverages. All of Tenant's Agents shall carry worker's compensation insurance covering all of their respective employees, and shall also carry public liability insurance, including property damage, all with limits, in form and with companies as are reasonably required by Landlord.

4.2.2.4.2 Special Coverages. Tenant shall cause its Contractor to carry "Builder's All Risk" insurance in an amount approved by Landlord covering the construction of the Improvements, and such other insurance as Landlord may reasonably require, it being understood and agreed that the Improvements shall be insured by Tenant pursuant to this Lease immediately upon completion thereof. Such insurance shall be in amounts and shall include such extended coverage endorsements as may be reasonably required by Landlord, including, but not limited to, the requirement that all of Tenant's Agents shall carry excess liability and Products and Completed Operation Coverage insurance, each in amounts not less than $5,000,000 per incident, $5,000,000 in aggregate, and in form and with companies as are required to be carried by Tenant as set forth in this Lease, as amended.

4.2.2.4.3 General Terms. Certificates for all insurance carried pursuant to this Section 4.2.2.4 shall be delivered to Landlord before the commencement of construction of the Improvements and before the Contractor's equipment is moved onto the site. All such policies of insurance must contain a provision that the company writing said policy will give Landlord thirty (30) days prior written notice (ten (10) days for nonpayment of premiums) of any cancellation or lapse of the effective date or any reduction in the amounts of such insurance. In the event that the Improvements are damaged by any cause during the course of the construction thereof, Tenant shall cause the same to be repaired at no cost to Landlord or by application of the Improvement Allowance. Tenant's Agents shall maintain all of the foregoing insurance coverage in force until the Improvements are fully completed and accepted by Landlord, except for any Products and Completed Operation Coverage insurance required by Landlord, which is to be maintained for ten (10) years following completion of the work and acceptance by Landlord and Tenant. All policies carried under this Section 4.2.2.4 shall name Landlord and Tenant as additional insureds, as their interests may appear, as well as Contractor and Tenant's Agents. All insurance, except Workers' Compensation, maintained by Tenant's Agents shall preclude subrogation claims by the insurer against anyone insured thereunder. Such insurance shall provide that it is primary insurance as respects the owner and that any other insurance maintained by owner is excess and noncontributing with the insurance required hereunder. The requirements for the foregoing insurance shall not derogate from the provisions for indemnification of Landlord by Tenant under Section 4.2.2.2 of this Work Letter.

4.2.3 Governmental Compliance. The Improvements shall comply in all respects with the following: (i) the Code and other state, federal, city or quasigovernmental laws, codes, ordinances and regulations, as each may apply according to the rulings of the controlling public official, agent or other person; (ii) applicable standards of the American Insurance Association (formerly, the National Board of Fire Underwriters) and the National Electrical Code; and (iii) building material manufacturer's specifications.

4.2.4 Inspection by Landlord. Landlord shall have the right to inspect the Improvements at all times, provided however, that Landlord's failure to inspect the Improvements shall in no event constitute a waiver of any of Landlord's rights hereunder nor shall Landlord's inspection of the Improvements constitute Landlord's approval of the same. Should Landlord disapprove any portion of the Improvements, Landlord shall notify Tenant in writing of such disapproval and shall specify the items disapproved. Any defects or deviations in, and/or disapproval by Landlord of, the Improvements shall be rectified by Tenant at no expense to Landlord.

4.2.5 Meetings. Commencing upon the execution of this Amendment, Tenant shall hold weekly meetings at a reasonable time, with the Architect and the Contractor regarding the progress of the preparation of Construction Drawings and the construction of the Improvements, which meetings shall be held at a location reasonably and mutually designated by Tenant and Landlord, and Landlord and/or its agents shall receive prior notice of, and shall have the right to attend, all such meetings, and, upon Landlord's request, certain of Tenant's Agents shall attend such meetings. In addition, minutes shall be taken at all such meetings, a copy of which minutes shall be promptly delivered to Landlord. One such meeting each month shall include the review of Contractor's current request for payment.

4.3 Notice of Completion; Copy of Record Set of Plans. Within twenty (20) days after completion of construction of the Improvements, Tenant shall cause a Notice of Completion to be recorded in the office of the Recorder of the county in which the 6350 Building is located in accordance with Section 8182 of the Civil Code of the State of California or any successor statute, and shall furnish a copy thereof to Landlord upon such recordation. If Tenant fails to do so, Landlord may execute and file the same as Tenant's agent for such purpose, at Tenant's sole cost and expense. At the conclusion of construction, (i) Tenant shall cause the Architect and Contractor (A) to update the Approved Working Drawings as necessary to reflect all changes made to the Approved Working Drawings during the course of construction, (B) to certify to the best of their knowledge that the "record-set" of as-built drawings are true and correct, which certification shall survive the expiration or termination of this Lease, and (C) to deliver to Landlord two (2) sets of copies of such record set of drawings within one hundred twenty (120) days following issuance of a certificate of occupancy for the Premises, and (ii) Tenant shall deliver to Landlord a copy of all warranties, guaranties, and operating manuals and information relating to the improvements, equipment, and systems in the Premises.

SECTION 5 MISCELANEOUS

5.1 Tenant's Representative. Tenant has designated Mr. Michael Rosen, Global Facilities Manager, as its sole representative with respect to the matters set forth in this Work Letter (whose email address for the purposes of this Work Letter is Michael.Rosen@entropic.com and phone number is (858) 768-3869), who shall have full authority and responsibility to act on behalf of the Tenant as required in this Work Letter.

5.2 Landlord's Representative. Landlord has designated Mr. Jake Brehm (whose email address for the purposes of this Work Letter is jbrehm@kilroyrealty.com and phone number is (858) 523-0300) as its sole representative with respect to the matters set forth in this Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Work Letter.

5.3 Time of the Essence in This Work Letter. Unless otherwise indicated, all references herein to a "number of days" shall mean and refer to calendar days. If any item requiring approval is timely disapproved by Landlord, the procedure for preparation of the document and approval thereof shall be repeated until the document is approved by Landlord.

5.4 Tenant's Lease Default. Notwithstanding any provision to the contrary contained in the Lease or this Work Letter, if any economic or material, noneconomic default (beyond any applicable notice and cure periods) by Tenant under the Lease or this Work Letter (including, without limitation, any failure by Tenant to fund any portion of the Over-Allowance Amount) occurs at any time on or before the substantial completion of the Improvements, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, Landlord shall have the right to withhold payment of all or any portion of the Improvement Allowance, and (ii) all other obligations of Landlord under the terms of the Lease and this Work Letter shall be forgiven until such time as such default is cured pursuant to the terms of the Lease.

5.5 Landlord Delays. In the event that there are any actual delays in the completion of the Improvements caused by Landlord or the Landlord Parties, then after (A) written notice to Landlord setting forth with reasonable detail the existence and nature of such delay, and (B) the expiration of a two (2) business day cure period following Landlord's receipt of such notice without the remedy thereof, any such delay shall thereafter be deemed a "Landlord Delay." In addition, if Landlord fails to approve any matter during the time periods expressly specified in this Work Letter Agreement therefor, such failure shall immediately (following the outside date for Landlord's response) constitute a Landlord Delay (to the extent actual delays in the completion of the Improvements ultimately result therefrom). Any actual Landlord Delays under this Section 5.5 shall result in an extension of the 6350 Substitute Premises Commencement Date, as defined in Section 2.1 of the Second Amendment, by extending the outside 6350 Substitute Premises Commencement Date of five (5) months from Landlord's delivery of the Premises to Tenant by an equivalent number of days for such Landlord Delays. Notwithstanding anything contained in this Section 5.5, in no event shall Tenant be obligated to employ extraordinary efforts or incur extraordinary expenses (e.g., overtime), to overcome any Landlord Delays.

THIRD AMENDMENT TO OFFICE LEASE

This THIRD AMENDMENT TO OFFICE LEASE ("Third Amendment") is made and entered into as of July 31, 2014 (the "Effective Date"), by and between KILROY REALTY, L.P., a Delaware limited partnership ("Landlord"), and ENTROPIC COMMUNICATIONS, INC., a Delaware corporation ("Tenant").

RECITALS:

A. Landlord and Tenant are parties to that certain Office Lease dated August 31,
2007 (the "Office Lease"), as amended by that certain First Amendment to Office Lease dated July 24, 2012 (the "First Amendment"), and that certain Amended and Restated Second Amendment to Office Lease dated September 27, 2013 (the "Second Amendment") (the Office Lease, the First Amendment and the Second Amendment shall collectively be referred to as the "Lease"), whereby Landlord leases to Tenant and Tenant leases from Landlord the entirety of that certain building comprising 132,600 rentable square feet of space (the "Premises") located at 6350 Sequence Drive, San Diego, California (the "Building").

B. Landlord and Tenant desire to amend the Lease on the terms and conditions set forth in this Third Amendment.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Capitalized Terms. All capitalized terms when used herein shall have the same meaning as is given such terms in the Lease unless expressly superseded by the terms of this Third Amendment.

2. Increased Improvement Allowance. Notwithstanding any provision to the contrary set forth in the Lease, effective as of the date of the full execution and delivery of this Third Amendment, the "Improvement Allowance" set forth in Section 2.1 of the Work Letter attached to the Second Amendment as Exhibit B, shall be increased by an amount equal to $214,608.80 (the "Increased Improvement Allowance"), such that the total Improvement Allowance under the Lease shall equal $4,855,608.80. The Increased Improvement Allowance shall be disbursed by Landlord as part of the Improvement Allowance, in accordance with the terms and conditions of Section 2 of the Work Letter attached to the Second Amendment as Exhibit B.

3. Slab Moisture Issue; Waiver and Release. The parties acknowledge and agree that prior to the date of this Third Amendment, as part of Tenant's construction of the

Improvements, Tenant performed certain work to the concrete slab of the ground floor of the Building in order to remedy a moisture issue (the "Slab Moisture Issue"), which work included coating the slab with a sealer, and the removal and re-pouring of some of the concrete in the slab.

In consideration of the payment of the Increased Improvement Allowance, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Tenant, on behalf of itself and its successors, assigns, agents, heirs, employees, executors, co-trustees and/or representatives, and each of them, hereby generally release and forever discharge Landlord, and its respective past, present, future affiliates, subsidiaries, officers, directors, partners, joint venturers, predecessors, successors, assigns, agents, heirs, employees, attorneys, trustees and/or representatives (collectively, the "Released Parties") and each of them, from any and all claims, demands, damages, debts, obligations, losses, causes of action, costs, expenses, attorneys fees, liabilities and indemnities of any nature whatsoever, Tenant has, had or may cause to have or claim to have as of the date hereof, against the Released Parties, for arising out of, based on or related to the Slab Moisture Issue. Nothing in the Lease shall be construed as requiring Landlord to perform any work relating to the Slab Moisture Issue, or to reimburse Tenant for the performance of work relating to the Slab Moisture Issue (other than the payment of the Increased Improvement Allowance).

Tenant further expressly waives all rights it may have or may claim to have that any claim, demand, obligation and/or cause of action has, as a result of ignorance, oversight or error, been omitted from the terms of this release and hereby expressly waive all rights Tenant may have or claim to have under the provisions of California Civil Code Section 1542 or equivalent statutory or decisional authority or law of another jurisdiction. Section 1542 provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HA VE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

4. No Further Modification. Except as set forth in this Third Amendment, all of the terms and provisions of the Lease shall apply with respect to the Premises and shall remain unmodified and in full force and effect.

[Signatures follow on next page]

IN WITNESS WHEREOF, this Third Amendment has been executed as of the day and year first above written.

''LANDLORD''		"TENANT"

KILROY REALTY, L.P.,		ENTROPIC COMMUNICATIONS, INC
a Delaware limited partnership		a Delaware corporation

By:	KILROY REALTY CORPORATION,
a Maryland corporation,
general partner

By:	/s/ Robert E. Palmer	By:	/s/ Chris Stewart
Name:	Robert E. Palmer	Name:	Chris Stewart
Its:	Senior Vice President, Operations	Its:	Vice President, Finance

By:	/s/ John T. Fucci	By:	/s/ Lance W. Bridges
Name:	John T. Fucci	Name:	Lance W. Bridges
Its:	Senior. Vice President, Asset Management	Its:	Senior Vice President & General Counsel

October 8, 2014

Entropic Communications, Inc. Attn: Chris Stewart
6350 Sequence Drive
San Diego, CA 92121

RE: 6350 SEQUENCE DRIVE, SAN DIEGO, CA 92121
THIRD AMENDMENT TO OFFICE LEASE

To Whom It May Concern:

Enclosed please find one (1) fully executed "Third Amendment To Office Lease" for the above referenced property for you records.
Should you have any questions, please feel free to call me at 858-523-2218. Sincerely,
KILROY REAL TY CORPORATION

Shawrie McGoff
Property Coordinator

Enclosure

EXHIBIT Bto Sublease
SELECTED FF&E

IT Equipment List
Description	QTY	Location
CPI 2 Post TELECO racks (IDF) With vertical cable management	5	2nd Floor Data Center
CPI 2 Post TELECO racks (IDF1.1) With vertical cable management	5	1st Floor IDF 1.1
CPI 2 Post TELECO racks (IDF1.2) With vertical cable management	5	1st Floor IDF 1.2
CPI 2 Post TELECO racks (IDF2.1) With vertical cable management	5	2nd Floor IDF 2.1
Sharp Aquos 60' LED TV's	16	1st and 2nd Floor Conference rooms

Sharp Aquos 70' LED TV's	3	2nd and 2nd Floor Conference rooms
Sharp Aquos 80' LED TV's	1	Working Lounge 1st Floor
Crestron/Polycomm AV system	4	1st and 2nd Floor Conference rooms, Cantina
Hitachi 5500 WXGA projector	1	1st Floor Conference room

Furniture and Equipment List
Description	QTY	Location
Island Desk	109	1st and 2nd floor
L Desk	43	1st and 2nd floor
Round Tables	17	1st and 2nd floor
Book Shelves	117	1st and 2nd floor
Lateral Book Shelves	8	1st and 2nd floor
Lateral File Cabinets	7	1st and 2nd floor
Conference room tables 3'x5'	1	1st and 2nd floor
Conference room tables 3'x6'	3	1st and 2nd floor
Conference room tables 4'x8'	6	1st and 2nd floor
Conference room tables 4'x10'	2	1st and 2nd floor
Conference room tables 5'x16	1	1st and 2nd floor
Conference room tables 4' round	1	1st and 2nd floor
Conference room tables 2'x6'	18	1st floor
Conference room tables U Shape 12'x14" round	1	2nd Floor Boardroom
Stackable Chairs	100	1st Floor Cantina
White Board: Various Sizes	100	1st and 2nd floor
Cork Boards: Various Sizes	50	1st and 2nd floor

Refrigerators GE GFE29HSDSS	7	2nd and 2nd floor
Refrigerators GE GTH2Z	2	3rd and 2nd floor
Refrigerators GE Profile	2	Cantina 1st Floor
Refrigerators Kenmore	1	Cantina 1st Floor
Soda Coolers Turbo Air	4	1st and 2nd floor
Toaster Ovens Oster	2	1st and 2nd floor
Wire Cage 18'x8'x8'	1	Warehouse

Bosch Survellance System	1	1st and 2nd floor
C-Cure Secuirty card system with Workstation	1	1st and 2nd floor
Trane BMS System	1	1st and 2nd floor

Gym Equipment
Sprint Exercise Bikes	2	1st Floor Gym
Eliptical Machines	2	1st Floor Gym

Weight rack	1	1st Floor Gym
Pull up/ Dip station	1	1st Floor Gym
Cybex station Cables	1	1st Floor Gym
Body Solid bench press	1	1st Floor Gym
Sit Up station	1	1st Floor Gym
Incline Bench	2	1st Floor Gym
Weight Bench	1	1st Floor Gym
Exercise Balls	2	1st Floor Gym
Dumbbells 10 - 60# (2 Each) Set	1	1st Floor Gym
Curling Bench with Bar	1	1st Floor Gym
Torque Fitness Station	1	1st Floor Gym